  As filed with the Securities and Exchange Commission on April 17 , 2008

Registration No. 333-148100

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S1- A2
REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933
__________________________

GENERAL ENVIRONMENTAL MANAGEMENT, INC.
(Name of small business issuer in its charter)

NEVADA	4955	87-0485313
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3191 Temple Avenue,  Suite 250
Pomona, California 91768
(909) 444-9500
(Address and telephone number of principal executive offices and principal place of business)

Timothy J. Koziol, Chief Executive Officer
3191 Temple Avenue, Suite 250
Pomona, California 91768
(909) 444-9500
 (Name, address and telephone number of agent for service)

Copies to:
Audie J. de Castro, Esq.
de Castro, P.C.
309 Laurel Street
San Diego, CA 92101
Phone:  (619) 702-8690
Facsimile:  (619) 702-9401

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_ /

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” in Rule 12b-2 of the Exchange Act.  (Check one.)

Large accelerated filer /_/	Accelerated filer /_/

Non-accelerated filer /_/ (Do not check if a smaller reporting company)	Smaller reporting company /x/

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.001 par value	-0-	$1.35	$-0-	$0.00

Common Stock, $.001 par value,
issuable upon exercise of warrants	2,342,832	$1.35	$1,048,061.70	$41.19

Common Stock, $.001 par value,
issuable upon conversion of convertible notes	776,342	$1.35	$3,162,823.20	$124.30

Total	3,119,174		$4,210,884.90	$165.49

(1)   Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on April 16 , 2008.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 17 , 2008

GENERAL ENVIRONMENTAL MANAGEMENT, INC.

3,119,174 SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of an aggregate of  3,119,174 shares of the common stock, par value $.001 per share, of General Environmental Management, Inc., a Nevada corporation, by certain selling stockholders.  For a list of the selling stockholders, please see “Selling Stockholders.”  The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution". We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders. However, we will receive the exercise price of any common stock we issue to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of their warrants, if any, for general working capital purposes.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "GEVI." The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on April 16 , 2008 was $1.35.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment.

SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 17 , 2008

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by General Environmental Management, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

The Company

General Environmental Management, Inc., a Nevada corporation, and through its wholly owned subsidiaries, General Environmental Management, Inc. a Delaware corporation, (“GEM Delaware”), General Environmental Management of Rancho Cordova, LLC, a California limited liability company (“GEM CA”), and GEM Mobile Treatment Services, Inc. (“GMT”), (sometimes collectively referred to herein as the “Company”, “GEM” “we” “our” or “us”), is a fully integrated environmental service firm structured to provide field services, technical services, transportation, off-site treatment, on-site treatment services, and environmental health and safety (“EHS”) compliance services.  Through our services, we assist clients in meeting environmental regulatory requirements from the designing stage to the waste disposition stage. We can fully supplant the functions of a client’s EHS department.

The Offering

Common stock offered by selling stockholders....................	3,119,174 shares, and assuming the full exercise of the warrants and conversion of all convertible notes.

Common stock to be outstanding after the offering.............	Up to 15,593,059 shares.

Use of proceeds..........................................................................
We will not receive any proceeds from the sale of any common stock sold by the selling stockholders.We will receive the proceeds of the exercise price of the warrants if exercised. We expect to use proceeds received from the exercise of warrants for general working capital purposes

Over-The-Counter Bulletin Board Symbol.............................	GEVI

The above information regarding common stock to be outstanding after the offering is based on 12,473,885 shares of common stock outstanding as of April 16 , 2008, the conversion of all convertible notes and the exercise of all of the warrants by our selling stockholders.

Summary Consolidated Financial Data

The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our financial statements and related notes that are included elsewhere in this prospectus.

We derived the summary consolidated statement of operations data for the years ended December 31, 2007 and 2006 from our audited financial statements and notes thereto that are included elsewhere in this prospectus.

	Years Ended
Statement of Operations Data:	December 31,
(In thousands, except share and per share data)	2007	2006

Revenues	$30,446	$21,761
Gross Profit	6,689	5,000
Operating Expenses	13,617	9,579
Operating Loss	(6,928)	(4,579)
Other (income) expense, net	(9,158)	(13,386)
Net Loss	(16,086)	(17,965)
Net Loss applicable to common shareholders	(16,086)	(20,005)
Net Loss per share applicable to common stockholders:
Basic and diluted	$(1.55)	$(10.83)
Weighted average shares outstanding:
Basic and diluted	10,360,712	1,845,873

	December 31,	December 31,
Balance Sheet Data (In thousands):	2007	2006

Current Assets	$7,607	$6,587
Total Assets	15,392	12,993
Current Liabilities	9,250	8,490
Long-term Liabilities, less current portion	5,356	4,357
Stockholders’ equity	786	146

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Business Risk Factors

The company has a history of losses and may need additional financing to continue its operations, and such financing may not be available upon favorable terms, if at all.

The Company experienced net operating losses of $16,086,037 and $17,965,074 for the fiscal years ended December 31, 2007 and December 31, 2006, respectively. There can be no assurances that the Company will be able to operate profitably in the future. In the event that the Company is not successful in implementing its business plan, the Company will require additional financing in order to succeed. There can be no assurance that additional financing will be available now or in the future on terms that are acceptable to the Company. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance its products and services, take advantage of future opportunities or respond to competitive pressures, all of which could have a material adverse effect on the Company’s business, financial condition or operating results.

We have a limited operating history on which to evaluate our potential for future success. This makes it difficult to evaluate our future prospects and the risk of success or failure of our business.

Our short operating history and results of operations may not give you an accurate indication of our future results of operations or prospects. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a highly competitive market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

Investors may lose their entire investment if we fail to reach profitability.

The Company was incorporated in September 1991 but did not engage in meaningful business operations until February 2005 when we acquired GEM Delaware.  Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot guarantee that we will be successful in accomplishing our objectives. To date, we have incurred only losses and may continue to incur losses in the foreseeable future. Our short operating history and results of operations may not give you an accurate indication of our future results of operations or prospects.  Our business and prospects, in light of the risks and difficulties we will encounter as an early-stage company in a highly competitive market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

We are dependent upon a limited number of customers for a substantial percentage of our revenues. If we fail to retain these customer relationships, our revenues could decline.

We derive a significant portion of our revenues from a relatively small number of customers. Our largest customer during the year ended December 31, 2007 accounted for approximately 17% of total revenues; for the year ended December 31, 2006 one customer accounted for approximately 14% of total revenues. We anticipate that we will continue to rely on a limited number of customers for a substantial portion of our future revenues and we must obtain additional large orders from customers on an ongoing basis to increase our revenues and grow our business. In addition, the loss of any significant or well-known customer could harm our operating results or our reputation.

The assets of the Company are now pledged under the recent agreements with Secured Lenders and may prevent the Company from obtaining any additional asset based financing.

In conjunction with a secured convertible term note and a secured revolving note, all unsubordinated assets of the Company and its subsidiaries are secured under agreements with Laurus Master Fund, Ltd., (“Laurus”), Valens U.S. SPV I, LLC (“Valens US”) and Valens Offshore SPV II, Corp. (“Valens”). (Laurus, Valens and Valens US are sometimes referred to as the “Secured Lenders”) Without any unsecured assets, the Company could be unable to obtain any future asset based financing.

The agreements with Secured Lenders contain terms that could place the Company in default related to the outstanding borrowings.

The agreements with the Secured Lenders include terms of default related to the funds borrowed.  These include default due to non-payment, failure to pay taxes, failure to perform under the agreements, failure to disclose items of a material nature under certain representations and warranties, attachments to any secured assets or the indictment of the Company or its executive officers for any criminal acts.  This default could result in the loss of the business.

The agreements with the Secured Lenders contain terms where the Secured Lenders can convert their notes to common shares and exercise warrants for common shares which could have an adverse affect upon the price of our common shares.

These conversions to common shares and exercise of warrants could dilute the current shareholder base, limit the Company’s ability to raise additional equity capital and limit the eventual price of common shares in the market because of the potential dilution and the fixed conversion and exercise prices of the notes and warrants respectively.

We depend heavily on our management team and the loss of any or all of the members of such management team could materially adversely affect our business, results of operations and our financial condition.

Our success depends, to a significant extent, upon the efforts, the abilities and the business experience of Timothy J. Koziol, our chief executive officer, as well as on these same attributes of our other officers and management team. Loss of the services of any or all of our management team could materially adversely affect our business, results of operations and financial condition, and could cause us to fail to successfully implement our business plan.

There is intense competition for qualified technical professionals and sales and marketing personnel, and our failure to attract and retain these people could affect our ability to respond to rapid technological changes and to increase our revenues.

Our future success depends upon our ability to attract and retain qualified technical professionals and sales and marketing personnel. Competition for talented personnel, particularly technical professionals, is intense. This competition could increase the costs of hiring and retaining personnel. We may not be able to attract, retain, and adequately motivate our personnel or to integrate new personnel into our operations successfully.

Our industrial waste management services subject us to potential environmental liability.

Our business of rendering services in connection with management of waste, including certain types of hazardous waste, subjects us to risks of liability for damages. Such liability could involve, without limitation, claims for clean-up costs, personal injury or damage to the environment in cases in which we are held responsible for the release of hazardous materials, and claims of employees, customers, or third parties for personal injury or property damage occurring in the course of our operations.  We could also be deemed a responsible party for the cost of cleaning any property which may be contaminated by hazardous substances generated by us and disposed at such property or transported by us to a site selected by us, including properties we own or lease.

If we cannot maintain our government permits or cannot obtain any required permits, we may not be able to continue or expand our operations.

Our business is subject to extensive, evolving, and increasingly stringent federal, state, and local environmental laws and regulations. Such federal, state, and local environmental laws and regulations govern our activities regarding the treatment, storage, recycling, disposal, and transportation of hazardous and non-hazardous waste. We must obtain and maintain permits, licenses and/or approvals to conduct these activities in compliance with such laws and regulations. Failure to obtain and maintain the required permits, licenses and/or approvals would have a material adverse effect on our operations and financial condition. If we are unable to maintain our currently held permits, licenses, and/or approvals or obtain any additional permits, licenses and/or approvals which may be required as we expand our operations, we may not be able to continue certain of our operations.

Changes in environmental regulations and enforcement policies could subject us to additional liability which could impair our ability to continue certain operations due to the regulated nature of our operations.

Because the environmental industry continues to develop rapidly, we cannot predict the extent to which our operations may be affected by future enforcement policies as applied to existing laws, by changes to current environmental laws and regulations, or by the enactment of new environmental laws and regulations. Any predictions regarding possible liability under such laws are complicated further by current environmental laws which provide that we could be liable, jointly and severally, for certain activities of third parties over whom we have limited or no control.

Environmental regulation significantly impacts our business.

While our business has benefited substantially from increased governmental regulation of hazardous waste transportation, storage and disposal, the environmental services industry itself has become the subject of extensive and evolving regulation by federal, state, provincial and local authorities. We are required to obtain federal, state, provincial and local permits or approvals for each of our hazardous waste facilities. Such permits are difficult to obtain and, in many instances, extensive studies, tests, and public hearings are required before the approvals can be issued. We have acquired all operating permits and approvals now required for the current operation of our business, and have applied for, or are in the process of applying for, all permits and approvals needed in connection with continued operation and planned expansion or modifications of our operations.

The most significant federal environmental laws affecting us are the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the Superfund Act, the Clean Air Act, the Clean Water Act and the Toxic Substances Control Act ("TSCA").

We make a continuing effort to anticipate regulatory, political and legal developments that might affect operations, but are not always able to do so. We cannot predict the extent to which any environmental legislation or regulation that may be enacted or enforced in the future may affect our operations.

As our operations expand, we may be subject to increased litigation which could have a negative impact on our future financial results.

Our operations are regulated by numerous laws regarding procedures for waste treatment, storage, recycling, transportation and disposal activities, all of which may provide the basis for litigation against us. In recent years, the waste treatment industry has experienced a significant increase in so-called "toxic-tort" litigation as those injured by contamination seek to recover for personal injuries or property damage. We believe that as our operations and activities expand, there will be a similar increase in the potential for litigation alleging that we are responsible for contamination or pollution caused by our normal operations, negligence or other misconduct, or for accidents which occur in the course of our business activities. Such litigation, if significant and not adequately insured against, could impair our ability to fund our operations. Protracted litigation would likely cause us to spend significant amounts of our time, effort and money. This could prevent our management from focusing on our operations and expansion.

If we cannot maintain adequate insurance coverage, we will be unable to continue certain operations.

Our business exposes us to various risks, including claims for causing damage to property and injuries to persons that may involve allegations of negligence or professional errors or omissions in the performance of our services. Such claims could be substantial. We believe that our insurance coverage is presently adequate and similar or higher than the coverage maintained by other companies in the industry of our size. However, if we are unable to obtain adequate or required insurance coverage in the future or, if our insurance is not available at affordable rates, we would violate our permit conditions and other requirements of the environmental laws, rules and regulations under which we operate. Such violations would render us unable to continue certain of our operations. These events would have a material adverse effect on our financial condition.

Our operations will suffer if we are unable to manage our rapid growth.

We are currently experiencing a period of rapid growth through internal expansion and strategic acquisitions. This growth has placed, and could continue to place, a significant strain on our management, personnel and other resources. Our ability to grow will require us to effectively manage our collaborative arrangements and to continue to improve our operational, management, and financial systems and controls, and to successfully train, motivate and manage our employees. If we are unable to effectively manage our growth, we may not realize the expected benefits of such growth, and such failure could have a material adverse effect on our operations and financial condition.

Our success is connected to our ability to maintain our proprietary technologies.

The steps taken by us to protect our proprietary technologies may not be adequate to prevent misappropriation of these technologies by third parties. Misappropriation of our proprietary technology could have an adverse effect on our operations and financial condition. Changes to current environmental laws and regulations also could limit the use of our proprietary technology.

We may have difficulty integrating future acquisitions into our existing operations.

Our intentions are to acquire existing businesses in our industry. To the extent that we make such acquisitions, of which there can be no assurance, the acquisitions will involve the integration of companies that have previously operated independently from us. We cannot assure that we will be able to fully integrate the operations of these companies without encountering difficulties or experiencing the loss of key employees or customers of such companies. In addition, we cannot assure that the benefits expected from such integration will be realized.

If environmental regulation or enforcement is relaxed, the demand for our services will decrease.

The demand for our services is substantially dependent upon the public's concern with, the continuation and proliferation of, the laws and regulations governing the treatment, storage, recycling, and disposal of hazardous and non-hazardous waste. A decrease in the level of public concern, the repeal or modification of these laws, or any significant relaxation of regulations relating to the treatment, storage, recycling, and disposal of hazardous waste would significantly reduce the demand for our services and could have a material adverse effect on our operations and financial condition. We are not aware of any current federal or state government or agency efforts in which a moratorium or limitation has been, or will be, placed upon the creation of new hazardous waste regulations that would have a material adverse effect on us.

Impairment of goodwill and other intangible assets would result in a decrease in earnings.

Current accounting rules require that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. These rules also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To the extent such evaluation indicates that the useful lives of intangible assets are different than originally estimated, the amortization period is reduced or extended and, accordingly, the quarterly amortization expense is increased or decreased.

We have substantial goodwill and other intangible assets, and we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined. Any impairment charges or changes to the estimated amortization periods could have a material adverse effect on our financial results.

An economic downturn could affect our business in a negative manner, more so than other businesses generally causing our business prospects to suffer.

Although environmental compliance cannot be short circuited in any economic environment, waste, generally, is viewed as trash and considered low on the priority list when economic conditions bring cut backs in operational spending. Accordingly, our services may be in less demand during a time of economic downturn and our business may suffer.

We face substantial competition from better established companies that may have significantly greater resources which could lead to reduced sales of our products.

The market for our services is competitive and is likely to become even more competitive in the future. Increased competition could result in pricing pressures, reduced sales, reduced margins or the failure of our services to achieve or maintain market acceptance, any of which would have a material adverse effect on our business, results of operations and financial condition. Many of our current and potential competitors enjoy substantial competitive advantages, such as:

•	greater name recognition and larger marketing budgets and resources;
•	established marketing relationships and access to larger customer bases;
•	substantially greater financial, technical and other resources; and
•	larger technical and support staffs.

As a result, they may be able to garner more clients than we can. For the foregoing reason, we may not be able to compete successfully against our current and future competitors.

The conversion of our convertible debt, the exercise of our outstanding warrants and options and the Company's various anti-dilution and price-protection agreements could cause the market price of our common stock to fall, and may have dilutive and other effects on our existing stockholders.

The conversion of our outstanding convertible debentures and the exercise of our outstanding warrants and options could result in the issuance of up to an additional 9,098,590 shares of common stock, assuming all outstanding warrants and options are currently exercisable, and taken with the Company's various anti-dilution and price-protection agreements, are subject to adjustment pursuant to certain anti-dilution and price-protection provisions. Such issuances would reduce the percentage of ownership of our existing common stockholders and could, among other things, depress the price of our common stock. This result could detrimentally affect our ability to raise additional equity capital. In addition, the sale of these additional shares of common stock may cause the market price of our stock to decrease.

There are potential liabilities arising out of environmental laws and regulations.

Although the Company believes that it generally benefits from increased environmental regulations and from enforcement of those regulations, increased regulation and enforcement also create significant risks for the Company. The assessment, analysis, remediation, transportation, handling and management of hazardous substances necessarily involve significant risks, including the possibility of damages or personal injuries caused by the escape of hazardous materials into the environment, and the possibility of fines, penalties or other regulatory action. These risks include potentially large civil and criminal liabilities to customers and to third parties for damages arising from performing services for customers. See "Environmental Regulation."

All facets of the Company's business are conducted in the context of a rapidly developing and changing statutory and regulatory framework. The Company's operations and services are affected by and subject to regulation by a number of federal agencies including the Environmental Protection Agency (the "EPA") and the Occupational Safety and Health Administration, as well as applicable state and local regulatory agencies.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (the "Superfund Act"), addresses the cleanup of sites at which there has been a release or threatened release of hazardous substances into the environment. Increasingly, there are efforts to expand the reach of the Superfund Act to make hazardous waste management companies responsible for cleanup costs of Superfund sites not owned or operated by such management companies by claiming that such management companies are "owners" or "operators" (as those terms are defined in the Superfund Act) of such sites or that such management companies arranged for "treatment, transportation or disposal" (as those terms are defined in the Superfund Act) of hazardous substances to or in such sites. Several recent court decisions have accepted such claims. Should the Company be held responsible under the Superfund Act for cleanup costs as a result of performing services or otherwise, it might be forced to bear significantly more than its proportional share of such cleanup costs if other responsible parties do not pay their share. See "Business--Legal Proceedings."

The Resource Conservation and Recovery Act of 1976, as amended in 1984 ("RCRA"), is the principal federal statute governing hazardous waste generation, treatment, transportation, storage and disposal. RCRA or EPA approved state programs at least as stringent govern waste handling activities involving wastes classified as "hazardous." See "Environmental Regulation-- Federal Regulation of Hazardous Wastes." Substantial fees and penalties may be imposed under RCRA and similar state statutes for any violation of such statutes and regulations thereunder.

There are potential liabilities involving customers and third parties.

In performing services for its customers, the Company potentially could be liable for breach of contract, personal injury, property damage (including environmental impairment), and negligence, including claims for lack of timely performance or for failure to deliver the service promised (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). The damages available to a client, should it prevail in its claims, are potentially large and could include consequential damages.

Industrial waste management companies, in connection with work performed for customers, also potentially face liabilities to third parties from various claims including claims for property damage or personal injury stemming from a release of hazardous substances or otherwise. Claims for damage to third parties could arise in a number of ways, including: through a sudden and accidental release or discharge of contaminants or pollutants during transportation of wastes or the performance of services; through the inability, despite reasonable care, of a remedial plan to contain or correct an ongoing seepage or release of pollutants; through the inadvertent exacerbation of an existing contamination problem; or through reliance on reports prepared by such waste management companies. Personal injury claims could arise contemporaneously with performance of the work or long after completion of projects as a result of alleged exposure to toxic or hazardous substances. In addition, increasing numbers of claimants assert that companies performing environmental remediation should be adjudged strictly liable for damages even though their services were performed using reasonable care, on the grounds that such services involved "abnormally dangerous activities."

Customers of industrial waste management companies frequently attempt to shift various of the liabilities arising out of disposal of their wastes or remediation of their environmental problems to contractors through contractual indemnities. Such provisions seek to require the contractors to assume liabilities for damage or personal injury to third parties and property and for environmental fines and penalties (including potential liabilities for cleanup costs arising under the Superfund Act). Moreover, the EPA has increasingly constricted the circumstances under which it will indemnify its contractors against liabilities incurred in connection with cleanup of Superfund sites. There are other proposals both in Congress and at the regulatory agencies to further restrict indemnification of contractors from third party claims.

Although the Company attempts to investigate thoroughly each other company that it acquires, there may be liabilities that the Company fails or is unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which the Company, as a successor owner, might be responsible. The Company seeks to minimize the impact of these liabilities by obtaining indemnities and warranties from sellers of companies which may be supported by deferring payment of or by escrowing a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amounts, or duration, the financial limitations of the indemnitors or warrantors or other reasons.

General Risk Factors

Risks Relating To Our Common Stock:

We do not anticipate paying dividends in the foreseeable future.

We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business and we do not intend to declare or pay any cash dividends in the foreseeable future. Future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect our business and our ability to maintain the listing of our common stock on the OTC Bulletin Board.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on boards of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission, as well as the adoption of new and more stringent rules by the Nasdaq Stock Market.

Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, our business and our ability to maintain the listing of our shares of Common stock on the Nasdaq National Market could be adversely affected.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results.

Effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. We have devoted significant resources and time to comply with the new internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002. In addition, Section 404 under the Sarbanes-Oxley Act of 2002 requires that we assess and our auditors attest to the design and operating effectiveness of our controls over financial reporting. Our compliance with the annual internal control report requirement begins with the filing of the 10KSB due March 30, 2008, the requisite SEC compliance date for non-accelerated filers, will depend on the effectiveness of our financial reporting and data systems and controls across our operating subsidiaries. We expect these systems and controls to become increasingly complex to the extent that we integrate acquisitions and our business grows. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. We cannot be certain that these measures will ensure that we design, implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation or operation, could harm our operating results or cause us to fail to meet our financial reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.

Our stock could be the subject of short selling and, if this occurs, the market price of our stock could be adversely affected and, in turn, adversely effect our ability raise additional capital through the sale of our common stock.

It is conceivable that our stock could be subject to the practice of short owned directly by the seller; rather, the stock is "loaned" for the sale by a broker-dealer to someone who "shorts" the stock. In most situations, this is a short-term strategy by a seller, and based upon volume, may at times drive stock values down. If such shorting occurs in our common stock, there could be a negative effect on the trading price of our stock. If the trading price of our common stock decreases, this may negatively impact our ability to raise additional capital through the sale of our common stock.

If we fail to remain current on our reporting requirements, we could be removed from the OTC bulletin board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person; and  make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of valuating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Anti-takeover actions and/or provision could prevent or delay a change in control.

Provisions of our certificate of incorporation and bylaws and Nevada law may make it more difficult for a third party to acquire us, even if so doing would be beneficial to our stockholders. These include the following:

•
Our board of directors are authorized to issue up to 100,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders, which may be used by the board to create voting impediments or otherwise delay or prevent a change in control or to modify the rights of holders of our common stock; and

•	Limitations on who may call annual and special meetings of stockholders.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we may receive up to $1,611,195 , the aggregate price of the 2,342,832 warrants being registered herein. We expect to use the proceeds received from the exercise of the warrants for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "GEVI". Our common stock has been quoted on the OTCBB since April of 1996.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

On February 14, 2007, the Company completed the reverse split of the outstanding common stock, par value $.001 per share, by a ratio of 1-for-30. All share and per share calculations and disclosures in this report have been retro-actively adjusted to reflect this reverse split as if it occurred at the beginning of the earliest period presented. GEM’s Common Stock, 0.001 par value, trades on the over the counter bulletin board maintained by the NASD under the symbol “GEVI.OB" The following table sets forth, for the periods indicated, the range of high and low closing bid prices for GEM’s Common Stock as reported by the National Association of Securities Dealers composite feed or other qualified inter-dealer quotation medium and obtained from the National Quotation Bureau, LLC. The reported bid quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

Quarter Ended	High	Low
March 31, 2008	1.99	1.31

December 31, 2007	2.90	1.51
September 30, 2007	3.15	2.50
June 30, 2007	3.60	1.86
March 31, 2007	2.88	1.80

December 31, 2006	4.50	2.43
September 30, 2006	7.20	2.85
June 30, 2006	25.80	6.00
March 31, 2006	28.20	15.30

Number of Holders of Common Stock

As of December 31 , 2007, we had approximately  801 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Colonial Stock Transfer Company, Inc., 66 Exchange Place, Salt Lake City, Utah 84111.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

RECENT FINANCINGS

On March 3, 2006, we entered into a series of agreements, with an effective date of February 28, 2006, with Laurus Master Funds, Ltd.  The transaction included a $2.0 million secured convertible term note and a non-convertible revolving note up to $5.0 million.  The total remaining balance (the “Balance”) of the February 28, 2006 secured convertible term note at October 31, 2007 was $969,696.98.  On October 31, 2007, we entered into a financing agreement with Laurus Master Fund (“Laurus”), Valens U.S. SPV I, LLC (“Valens U.S.”) and Valens Offshore SPV II, Corp. (“Valens Offshore”).  In conjunction with this transaction, $569,603.55 or 58.7% of the Balance was assigned to Valens, $388,232.53 or 40.0% of this the Balance was assigned to Valens US with $11,676.56 or 1.22% remaining with Laurus Master Fund. As part of the October 31, 2007 financing arrangement, we issued additional $1,245,000 in Convertible Term Notes to Valens U.S. and Valens Offshore, which notes provided for conversion, at the option of Valens U.S. and Valens Offshore, of the amounts outstanding on the notes into the Company's common stock at a fixed conversion price of $2.78 per share. We have reserved 805,593 shares of our authorized common stock for issuance in connection with this conversion right.  As part of the transaction, we issued warrants (“October Warrants”) to Valens Offshore and Valens U.S. to purchase up to 992,727 shares of our common stock, with 661,818 October Warrants exercisable at a price of $1.38 per share, and  330,909 October Warrants exercisable at a price of $2.75 per share. The October Warrants expire on October 31, 2014.

From March 31, 2007 through October 5, 2007 we issued a total of 3,278,250 shares of common stock to 73 accredited investors.  The shares were issued pursuant to the conversion of assignable notes that were issued by us between December 15, 2006 and October 4, 2007.  The assignable notes were for a one year term, bore interest at 10% per annum, with principal and accrued interest convertible into shares of common stock at $1.20 per share.  In addition, we issued a total of 976,554 warrants to purchase 976,554 shares of our common stock for a period of two years at an exercise price of $0.60 per share.

On September 25, 2007 we issued a total of 8,251 shares of common stock to Sanders Morris Harris (“SMH Capital”) in payment of expenses related to underwriting services they performed for the Company.

During the six months ended June 30, 2007, Ascendiant Securities LLC, agreed to convert $312,768 in placement agent fees and expenses into 260,641 shares of common stock at a conversion rate of $1.20 per share.

In May, 2006, the Board of Directors authorized the private placement sale to accredited investors of up to $10 million in convertible notes (the (May Convertible Notes"). Each one dollar of principal of the May Convertible Notes was convertible into 10 shares of the Company's Common Stock. The May Convertible Notes were convertible at the Company's option at any time. The May Convertible Notes were unsecured and bore an interest rate of eight percent (8%) per annum and had a maturity date of one year from their issuance date.  From May 2006 to August 2006, the Company sold a total of $4,753,277 in May Convertible Notes to 129 accredited investors.  On August 9, 2006 the Board of Directors authorized a modification in the terms of the May Convertible Notes so that each one dollar of principal of the May Convertible Note was convertible into 20 shares of Common Stock. On August 31, 2006 we converted the May Convertible Notes into 3,168,852 shares of common stock. On December 18, 2006 the Board of Directors determined that as a result of the Company then offering to investors shares of common stock at the equivalent of $1.20 per share, it would be fair and equitable for the Company to issue to the investors who had purchased May Convertible Notes, an amount of shares of common stock so that they will have paid the equivalent of $1.20 per share. This resulted in the issuance of 792,213 shares of common stock.

BUSINESS OF THE COMPANY

Company Background

General Environmental Management, Inc. formerly, Ultronics Corporation (the "Company") was incorporated under the laws of Nevada on March 14, 1990. The Company did not have operations from its inception until February 2005, as it was formed for the primary purpose of seeking an appropriate merger candidate.

On February 14, 2005, we acquired all the outstanding shares of General Environmental Management, Inc., a Delaware corporation (“GEM.DE”) in exchange for 630,481 shares of our class A common stock and as a result, GEM.DE became a wholly owned subsidiary of Ultronics.  The acquisition has been treated as a reverse merger (recapitalization) with GEM deemed to be the accounting acquirer, and Ultronics the legal acquirer. We then changed our parent name to General Environmental Management, Inc. on March 16, 2005.

Prior to the merger, GEM.DE acquired:

•	Hazpak Environmental Services, Inc. (HES),
•	the assets of EnVectra, Inc. (EnV),
•	the assets of Firestone Environmental Services Company (dba Prime Environmental Services Company), and Firestone Associates, Inc. (dba Firestone Energy Company), and
•	100% of the membership interest in Pollution Control Industries of California, LLC.

Hazpak (HES) was organized as a partnership in February of 1991 specializing in packaging hazardous waste for other hazardous waste management companies. In July of 1992, HES incorporated under the laws of California as Hazpak, Inc. On August 7, 2002 Hazpak, Inc. changed is name to Hazpak Environmental Services, Inc.  In March 2003, GEM.DE acquired HES.

On June 23, 2004, we acquired all of the membership interests in Pollution Control Industries of California, LLC. The primary asset of Pollution Control Industries of California, LLC was the real property on which a fully permitted, Part B treatment, storage, disposal facility (TSDF) in Rancho Cordova, California was located. The facility provides service for other environmental service companies and allows us to consolidate waste for more cost effective outbound treatment. Pollution Control Industries of California, LLC changed its name to General Environmental Management of Rancho Cordova, LLC on June 25, 2004.

On July 18, 2003, we acquired the assets of EnVectra, Inc., which included internet-based integrated environmental management software now marketed by us as GEMWare.

On August 1, 2004, we acquired the assets of Prime Environmental Services, Inc. of El Monte, California; which resulted in a significant increase in our revenues and a presence in the states of Washington and Alaska through Prime’s Seattle office along with additional clients and revenue in California. All Prime services are now offered under the “General Environmental Management, Inc.” name.

Prior to the acquisition of GEM.DE by the Company, GEM.DE focused its efforts in the second half of 2004 on integration of the above noted purchases and on continued internal growth. During the first quarter of 2005, we adjusted our operations to achieve greater efficiencies at the TSDF and at its field service locations.

On March 10, 2006, the Company entered into a stock purchase agreement with K2M Mobile Treatment Services, Inc. of Long Beach, California ("K2M"), a privately held company, pursuant to which the registrant acquired all of the issued and outstanding common stock of K2M. K2M is a California-based provider of mobile wastewater treatment and vapor recovery services. In consideration of the acquisition of the issued and outstanding common stock of K2M registrant paid $1.5 million in cash to the stockholders of K2M.  As a result of the agreement, K2M becomes a wholly-owned subsidiary of the registrant. For purposes of accounting for the acquisition of the business of K2M, the effective date of the agreement was March 1, 2006.

Our principal office is in Pomona, California and field service locations in Rancho Cucamonga, CA, Santee, CA, Port Hueneme, CA, Benicia, CA, Signal Hill, CA, Kent, WA, and Baytown, TX with our TSDF in Rancho Cordova, CA.  As of September 30, 2007 we employed 133 employees.

Business Strategy

We intend to build a fully integrated environmental services company. We intend to do this through internal growth, by providing targeted, integrated solutions to the private and public sectors and by making strategic acquisitions of solutions orientated companies that have a proven customer base and a highly skilled workforce.

Governmental Regulation

Resource Conservation and Recovery Act. The origin of the hazardous waste industry began with the passage of the Resource Conservation and Recovery Act (RCRA) in 1976. RCRA requires waste generators to distinguish between hazardous and non-hazardous wastes and to treat, store, and dispose of those wastes in accordance with specific regulations. RCRA is the principal federal statute governing hazardous waste generation, treatment, transportation, storage and disposal. Pursuant to RCRA, the Environmental Protection Agency (the "EPA") has established a comprehensive, "cradle-to-grave" system for the management of a wide range of materials identified as hazardous or solid waste. States that have adopted hazardous waste management programs with standards at least as stringent as those promulgated by the EPA have been delegated authority by the EPA to administer their facility permitting programs in lieu of the EPA's program.

Every facility that treats, stores or disposes of hazardous waste must obtain a RCRA permit from the EPA or an authorized state agency, unless a specific exemption exists, and must comply with certain operating requirements. Under RCRA, hazardous waste management facilities in existence on November 19, 1980 were required to submit a preliminary permit application to the EPA, the so-called Part A Application. By virtue of this filing, a facility obtained interim status, allowing it to operate until licensing proceedings are instituted pursuant to more comprehensive and exacting regulations (the Part B permitting process).

RCRA requires that Part B permits contain provisions for required on-site study and cleanup activities, known as "corrective action," including detailed compliance schedules and provisions for assurance of financial responsibility.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980.  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, (“CERCLA”), also known as “Superfund”, was enacted by Congress in December of 1980. CERCLA imposed a tax on the chemical and petroleum industries and gave the EPA the funds and the authority to respond directly to releases of hazardous substances that could endanger public health or the environment. During the ensuing five year period, $1.6 billion was collected and the money was placed into a trust fund for cleaning up abandoned or uncontrolled hazardous waste sites. CERCLA designates those persons responsible for releases of hazardous waste at the sites, generators and facility owners and operators, as strictly, jointly and severally liable for environmental cleanup costs. CERCLA was amended in 1986 to create the Superfund Amendments and Reauthorization Act (SARA). SARA stresses the importance of innovative technology and permanent remedies in cleaning up hazardous waste sites, increased state involvement, encouraged greater citizen participation, and increased the size of the trust fund to $8.5 billion.

The Superfund Act.  The Superfund Act is the primary federal statute regulating the cleanup of inactive hazardous substance sites and imposing liability for cleanup on the responsible parties. It also provides for immediate response and removal actions coordinated by the EPA to releases of hazardous substances into the environment, and authorize the government to respond to the release or threatened release of hazardous substances or to order responsible persons to perform any necessary cleanup. The statute provides for strict, and in certain cases, joint and several liabilities for these responses and other related costs, and for liability with the cost of damages to natural resources, to the parties involved in the generation, transportation and disposal of such hazardous substances.

The Clean Air Act.  The Clean Air Act was passed by Congress to control the emissions of pollutants into the air and requires permits to be obtained for certain sources of toxic air pollutants such as vinyl chloride, or criteria pollutants, such as carbon monoxide. In 1990, Congress amended the Clean Air Act to require further reductions of air pollutants with specific targets for non-attainment areas in order to meet certain ambient air quality standards. These amendments also require the EPA to promulgate regulations, which (i) control emissions of 189 hazardous air pollutants; (ii) create uniform operating permits for major industrial facilities similar to RCRA operating permits; (iii) mandate the phase-out of ozone depleting chemicals; and (iv) provide for enhanced enforcement.

The Clean Air Act requires the EPA, working with the states, to develop and implement regulations, which result in the reduction of volatile organic compound ("VOC") emissions and emissions of nitrogen oxides ("NOx") in order to meet certain ozone air quality standards specified by the Clean Air Act.

The Interim Standards of the Hazardous Waste Combustor Maximum Achievable Control Technology (the "HWC MACT") rule of certain Clean Air Act Amendments were promulgated on February 13, 2002. This rule established new emission limits and operational controls on all new and existing incinerators, cement kilns, industrial boilers and light-weight aggregate kilns that burn hazardous waste-derived fuel.

Other Federal Laws.  In addition to regulations specifically directed at the transportation, storage, and disposal facilities, there are a number of regulations that may "pass-through" to the facilities based on the acceptance of regulated waste from affected client facilities. Each facility that accepts affected waste must comply with the regulations for that waste, facility or industry. Examples of this type of regulation are National Emission Standards for Benzene Waste Operations and National Emissions Standards for Pharmaceuticals Production. Each of our facilities addresses these regulations on a case-by-case basis determined by its ability to comply with the pass-through regulations.

In our transportation operations, we are regulated by the U.S. Department of Transportation, the Federal Railroad Administration, the Federal Aviation Administration and the U.S. Coast Guard, as well as by the regulatory agencies of each state in which we operate or through which our vehicles pass.   Health and safety standards under the Occupational Safety and Health Act, or OSHA, are applicable to all of our operations. This includes both the Technical Services and Site Services operations.

State and Local Regulations

Pursuant to the EPA's authorization of its RCRA equivalent programs, a number of states have regulatory programs governing the operations and permitting of hazardous waste facilities. Accordingly, the hazardous waste treatment, storage and disposal activities of a number of our facilities are regulated by the relevant state agencies in addition to federal EPA regulation.

Some states may classify as hazardous certain wastes that are not regulated under RCRA. For example, California considers used oil as "hazardous wastes" while RCRA does not. Accordingly, we must comply with state requirements for handling state regulated wastes, and, when necessary, obtain state licenses for treating, storing, and disposing of such wastes at our facilities.

We believe that each of our facilities is in substantial compliance with the applicable requirements of federal and state laws, the regulations there under and the licenses which we have obtained pursuant thereto. Once issued, such licenses have maximum fixed terms of a given number of years, which differ from state to state, ranging from one year to ten years. The issuing state agency may review or modify a license at any time during its term. We anticipate that once a license is issued with respect to a facility, the license will be renewed at the end of its term if the facility's operations are in compliance with applicable requirements. However, there can be no assurance that regulations governing future licensing will remain static, or that we will be able to comply with such requirements.

Our facilities are regulated pursuant to state statutes, including those addressing clean water, clean air, and local sewer discharge. Our facilities are also subject to local sitting, zoning and land use restrictions. Although our facilities could be cited for regulatory violations, we believe we are in substantial compliance with all federal, state and local laws regulating our business.

Industry

The environmental services sector includes the following range of services:

•
Transportation, Logistics Management, and Collection – specialized handling, packaging, transportation and disposal of industrial waste, laboratory quantities of hazardous chemicals, household hazardous wastes, and pesticides;

•	Incineration – the preferred method for treatment of organic hazardous waste because it effectively destroys the contaminants;
•	Landfill Disposal – used primarily for the disposal of inorganic wastes;
•	Physical Waste Treatment – used to reduce the volume or toxicity of waste to make it suitable for further treatment, reuse, or disposal;
•	Reuse/Recycle and Fuels Blending – removes impurities to restore suitability for an intended purpose and to reduce the volume of waste;
•
Wastewater Treatment – separates wastes including industrial liquid wastes containing heavy metals, organics and suspended solids through physical and chemical treatment so that the treated water can be discharged to local sewer systems under permits;

•
Remediation and Site Services – includes the maintenance of industrial facilities and equipment such as recurring cleaning in order to continue operations, maintain and improve operating efficiencies, and satisfy safety requirements; the planned cleanup of hazardous wastes sites and the cleanup of accidental spills and discharges, such as those resulting from transportation accidents; and the cleanup and restoration of buildings, equipment, and other sites and facilities that have been contaminated.

For many years, most chemical wastes generated in the United States by industrial processes have been handled on-site at the generators’ facilities. Over the past 30 years, increased public awareness of the harmful effects of unregulated disposal of hazardous wastes on the environment and health has led to federal, state and local regulation of waste management activities. Environmental laws and regulations impose stringent standards for the management of hazardous wastes and provide penalties for violators. Based on these laws and regulations, waste generators and others are subject to continuing liability for past disposal and environmental degradation. As a result of (1) the increased liability exposure associated with chemical waste management activities, (2) a corresponding decrease in the availability of insurance and significant cost increases in administering compliance, and (3) the need for facility capital improvements, many generators of hazardous wastes have found it uneconomical to maintain their own treatment and disposal facilities or to develop and maintain their own technical expertise necessary to assure regulatory compliance. Accordingly, many generators have sought to have their hazardous wastes managed by firms that possess or have access to the appropriate treatment and disposal facilities, as well as the expertise and financial resources necessary to attain and maintain compliance with applicable environmental regulatory requirements.

At the same time, governmental regulation has resulted in a reduction of the number of facilities available for hazardous waste treatment, storage, or disposal. Many facilities have been unable to meet the strict standards imposed by the environmental laws and regulations. It is in this market we are offering the marketplace a new approach to environmental and waste management issues with targeted, integrated solutions.

Products and Services

We currently provide the following products and services:

Field Services
•	On-Site Services – the provision of professional and fully trained staff to manage clients’ environmental needs on location.
•	Lab Packing – the proper combination and packaging of hazardous waste in approved containers to eliminate the potential for reactions among chemical components.
•	Bulk Waste – the managing and transportation of waste in bulk quantities, either as liquids in vacuum tankers or as solids in dumpster type roll off containers.
•	LTL Program - the managing and transportation of containerized waste in Department of Transportation/United Nations approved drums and containers.
•	Transportation – the transportation of clients’ waste streams in fully permitted and environmentally outfitted vehicles
•
Emergency Response – the immediate response to hazardous materials or waste incidents for government and industry, including providing quick and appropriate response for potential homeland security incidents.

•	Remediation – project work to clean up contaminated sites facing environmental issues.

Technical Services
•	Provide application software to profile, track any waste streams, and routinely process all compliance reporting requirements with various regulatory agencies.
•	All services may be provided electronically through our software offering.
•	Assist clients with Environmental Health and Safety (“EHS”) compliance.
•	Provide necessary and mandated training on environmental issues.
•	Provide report generation for documentation to agencies overseeing environmental issues.
•	Provide digital and hard copy waste tracking of all waste activity.
•	Provide permit writing and management for the acquisition and tracking of necessary permits for clients.
•	Write manuals and plans required by all companies with hazardous materials and waste.
•	Provide legislative and regulatory analysis pertaining to current and proposed legislation as it pertains to the hazardous waste industry and how that affects our clients.
•	Provide electronic record keeping of all EHS documents and information.
•	Provide outsource staffing for all EHS requirements eliminating the need for clients to hire in house personnel.

Recycle/Reuse Services
•	Provide alternative solutions to clients where certain chemicals or waste streams can be recycled or reused in another capacity thereby eliminating the disposal expense and exposure for our clients.
•	Develop a program where clients look to us as the leader in providing fully integrated solutions to limit their liability on waste streams and chemicals.

Government Services
•	Provide on-site services for government installations meeting all the requirements to manage, transport, and track waste streams from government contracts.

Treatment Services
•	The Rancho Cordova Facility enables us to offer more efficient and cost-effective recycling/disposal options while enhancing our corporate profitability.
•	Ground Water treatment on-site – treatment of ground water contaminated with toxic chemicals, particularly per chlorate.
•	Waste Water treatment on-site – treatment of non-hazardous waste water.
•	On-site treatment option for clients – treatment of waste at large volume waste clients.
•	Permanent treatment facility provides cost savings for clients and enhanced margin for us in the managing and treatment of waste streams.
•	Vapor control and mobile tank degassing – treatment of organic vapors from tanks and pipelines, prior to cleaning or refilling

Business Operations

Fully Integrated Services

We are a fully integrated environmental service firm structured to provide field services, technical services, transportation, off-site treatment, on-site treatment services, and environmental health and safety (“EHS”) compliance services. Through our services, we assist clients in meeting regulatory requirements from the designing stage to the waste disposition stage. We can fully supplant the functions of a client’s EHS department.

We have expanded our services by building upon its foundation of field services. Merely packaging hazardous waste and transporting that waste to a licensed TSDF represents only a part of the requirements to properly manage generated waste. Prior to generating hazardous waste, hazardous materials are acquired. Clients with hazardous materials above established quantity limits are required to submit hazardous material contingency plans, establish a hazard communication program and adhere to other requirements. Our online EHS compliance program is designed to assist the client in not only meeting pre-generation of hazardous waste requirements but also post-hazardous waste generation requirements, such as the development of a myriad of agency reports, tracking and record keeping requirements.

The most basic service performed by the EHS compliance program is providing the client with waste and permit tracking system. The data retrieved from uniform hazardous waste manifests and waste profiles are used to produce required state and Federal agency reports as well as operational management reports for the waste generator.

Field Services

Our field services consist primarily of handling, packaging, and transporting a wide variety of liquid and solid wastes of varying amounts. We provide the fully trained labor and materials to properly package hazardous and non-hazardous waste according to requirements of the Environmental Protection Agency and the Department of Transportation. Small quantities of laboratory chemicals are segregated according to hazard class and packaged into appropriate containers or drums. This technique is known as lab-pack. Packaged waste is profiled for acceptance at a client’s selected treatment, storage and disposal facility (TSDF) and tracked electronically through the proprietary GEMWare software. Once approved by the TSDF, we provide for the transportation of the waste utilizing tractor-trailers or bobtail trucks. We have partnered with a number of TSDFs to provide the client with economic pricing and management options from recycling or recovery to landfill.

Our field staff performs numerous services, including but not limited to:

•	managing waste streams and chemicals;
•	supervising and managing the handling, paperwork, tracking, and transportation of waste streams and chemicals on a client’s location;
•	labeling, collecting, and transporting containerized wastes;
•	bulk waste pick ups and transportation;
•	emergency response to spill incidents;
•	industrial cleaning of equipment or processes, tank cleaning;
•	parts washer fluid removal and replenishment;
•	chemical process dismantling;
•	mobile waste water treatment; and
•	mobile degassing and vapor control services.

Our field staff is experienced and trained to accomplish a myriad of industrial cleaning tasks involving hazardous materials and/or wastes.

Further, we are a licensed hazardous waste and medical waste hauler with a fleet consisting of vacuum trucks, tractor-trailers, bobtails, roll-off trailers, roll-off bins, emergency response units, and pick-up trucks. We are a party to numerous Department of Transportation exemptions that authorizes the transportation in commerce of certain hazardous materials in lab-packs, certain hazard classes in the same transport vehicle, and aerosol cans in strong outer packages. We have shipped a variety of hazardous waste chemicals from water with residual oil to concentrated solutions of sulfuric acid.

Technical Services

Compliance services provided through our Technical Services Division are the foundation for all of our integrated environmental solutions. The proprietary GEMWare application software enables waste generators and GEM to profile, track, and routinely process all compliance reporting requirements with various regulatory agencies. The EHS coordinator program can serve clients with staff to perform functions at the client’s facility such as inspections, permit acquisitions, environmental technical support, hazardous materials management, hazardous waste management, compliance policies, chemical inventory, product evaluation, process evaluation, and emergency preparedness.

The EHS coordinator program is supported by us by conducting the following functions:

•	enterprise software for worldwide integration of environmental management and tracking requirements;
•	regulatory/legislative analysis;
•	development and maintenance of an EHS procedure manual;
•	participation in regulatory rulemaking process;
•	maintaining a waste and permit database;
•	report preparation and submittal of permits;
•	developing required environmental plans and updates;
•	regulatory agency interaction;
•	training and development of client personnel;
•	research and reduction of regulatory requirements; and
•	engineering plan review assistance with respect to EHS impacts.

The EHS coordinator is designed to provide the client with a dedicated and reliable environmental resource. The EHS coordinator can be stationed at the client’s location. The client’s facility manager will be viewed as our primary client and will be asked to take part in completing EHS coordinator performance review and service evaluations.

At the present time, we provide the services discussed in this section but do not, as yet, have EHS coordinators located on site at client facility locations.

Recycle/Reuse Services

Legislation has demanded that an increasing amount of waste be recycled or reused and not sent for disposal. Most waste streams do not fall into categories that allow for such disposition. However, there are chemicals and waste streams that can be managed for the client’s benefit that do not end in a disposal facility. We have innovated this position by providing services that help a client either recycle or send for reuse certain chemicals and waste streams.

Government Services

Government installations must manage their waste as any other entity, but have much stricter requirements on paperwork and tracking of their waste streams. The GEMWare application software allows us to more efficiently provide those tracking requirements on government contracts. The Company currently is performing on multiple government contracts and plans to enlarge the government services division. These contracts provide a recurring revenue stream for multiple years. We have technically proficient personnel who manage the business on government installations under high security clearances.

Treatment Services

Treatment is the final step for managing waste. With the addition of the Rancho Cordova Facility, we are in a position to internalize our customers’ waste which enables us to offer more efficient and cost-effective recycling/disposal options while enhancing our corporate profitability.

Marketing

Strategic

The integrated solution we provide offers a strategic platform to market and sell our products and services. The full scope of paperwork, documentation, tracking, handling, managing, transporting, treatment, and disposal of waste is an enormous task for any company. We are a single source to meet all of the environmental needs of a client, thereby providing a strategic and highly advantageous marketing opportunity.

We will use our application software delivering EHS compliance solutions as our initial approach for acquiring clients. These solutions are needed globally and provide the greatest opportunity for sales as they meet the needs of the broadest cross section of clients and at a relatively low entry cost for the client.

Sales & Marketing

Once clients are in our system we will employ both push and pull marketing. EHS compliance clients will be referred or pushed to our field services where the hands on work is done for everyone with waste or materials that need our products and services. Field service personnel will also mine the EHS pool of clients and pull through clients from the client list once they are in our internal system. Field services provide the next step in the process for clients in managing, handling and transporting their waste. The Company will transport waste to the appropriate disposal facility, with the Company continuing the full range of services to manage the waste for its clients.

On-site treatment will provide certain clients treatment options at their location. These customers desire to lower their ongoing treatment costs, but add a higher margin for the Company than off-site waste management. These opportunities also provide long-term maintenance contracts for recurring revenue.

International business and Brownfield development offer the potential for high margin business because of our core competencies.

All marketing efforts will be a combination of several functions. First, we will employ targeted direct mail, followed up with telephone contact. Finally, we will set appointments with our existing clients to increase the business we currently provide for them and with potential clients to sell them our integrated service and management.

We can target clients with specific waste streams that we’re interested in through databases available to us. These databases can be defined by waste generated, location of generator, transporter of the waste, waste received at TSDFs, and the EPA number of a potential client.

The environmental business is dependent on face-to-face selling because of the technical nature of the business. Therefore all marketing efforts will be designed for an appointment to follow up the initial marketing contact.

Customers

Our principal customers are utility, chemical, petroleum, petrochemical, pharmaceutical, transportation and industrial firms, educational institutions, other environmental service companies and government agencies. Our sales efforts are directed toward establishing and maintaining relationships with businesses that have ongoing requirements for one or more of our services. A majority of our revenues are derived from previously served customers with recurring needs for our services. For the fiscal years ended December 31, 2007 and 2006, no single customer accounted for more than 17% of our revenues.  We believe the loss of any single customer would not have a material adverse effect on our financial condition or results of operations.

Competition

The hazardous and industrial waste management industry, in which we compete, is highly competitive. The sources of competition vary by locality and by type of service rendered, with competition coming from the other major waste services companies and hundreds of privately owned firms that offer waste services. We compete against national companies, including Philip Services Corp., Waste Management, Inc. and Clean Harbors, Inc. We also compete against regional waste management companies and numerous small companies. Each of these competitors is able to provide one or more of the environmental services offered by us. In addition, we compete with many firms engaged in the transportation, brokerage and disposal of hazardous wastes through recycling, waste-derived fuels programs, thermal treatment or landfill. The principal methods of competition for all our services are price, quality, reliability of service rendered and technical proficiency in handling industrial and hazardous wastes properly. We believe that we offer a more comprehensive range of environmental services than our competitors in major portions of our service territory and that our ability to provide comprehensive services supported by unique information technologies capable of managing the customers' overall environmental program constitutes a significant competitive advantage. Local entrepreneurial approach keeps GEM in touch with customer needs.

Treatment and disposal operations are conducted by a number of national and regional environmental services firms. We believe that our ability to collect and transport waste products efficiently, quality of service, safety, and pricing are the most significant factors in the market for treatment and disposal services.

For our site services and onsite services, competitors include several major national and regional environmental services firms, as well as numerous smaller local firms. We believe that availability of skilled technical professional personnel, quality of performance, diversity of services and price are the key competitive factors in this service industry.

In the United States, the original generators of hazardous waste remain liable under federal and state environmental laws for improper disposal of such wastes. Even if waste generators employ companies that have proper permits and licenses, knowledgeable customers are interested in the reputation and financial strength of the companies they use for management of their hazardous wastes. We believe that our technical proficiency and reputation are important considerations to our customers in selecting and continuing to utilize our services.

Insurance and Financial Assurance

Our insurance programs cover the potential risks associated with our multifaceted operations from two primary exposures: direct physical damage and third party liability. Our insurance programs are subject to customary exclusions.

We maintain a casualty insurance program providing coverage for Automobile coverage, and commercial general liability in the amount of $21,000,000 per occurrence, $22,000,000 aggregate per year, subject to a $2,500 per occurrence deductible.

As part of this Liability program, Pollution Liability and Professional Liability insurance coverage’s are included to protect GEM for potential risks in three areas: as a contractor performing services at customer sites, as a transporter of waste and for waste processing at our facilities. This coverage is also maintained at a $21,000,000 per occurrence, $22,000,000  aggregate limit, covering third party bodily injury, property damage, remedial activities and associated liabilities for all operations performed by or on behalf of the company.

We also maintain Workers' Compensation insurance whose limits are established by state statutes; with Employers Liability coverage subject to a $21,000,000 limit per accident.

Auto Liability insurance written by a member of the AIG Group which covers third structure party bodily injury, property damage while also including pollution liability coverage for waste in-transit exposures with combined single limit (i.e. bodily injury and property damage) of $1,000,000 on a “per accident” basis. This is subject to, an additional limit of coverage of $20,000,000, as provided by a commercial Umbrella policy.

Federal and state regulations require liability insurance coverage for all facilities that treat, store or dispose of hazardous waste. RCRA and the Toxic Substances Control Act and comparable state hazardous waste regulations typically require hazardous waste handling facilities to maintain pollution liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate for both gradual and sudden occurrences. We have a policy from American International Specialty Lines Insurance Company (AIG) insuring our treatment, storage and disposal activities that meets the regulatory requirements.

Under our insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. It is our policy to retain a significant portion of certain expected losses related primarily to employee benefit, workers' compensation, commercial general and vehicle liability. Provisions for losses expected under these programs are recorded based upon our estimates of the aggregate liability for claims. We believe that policy cancellation terms are similar to those of other companies in other industries.

Employees

As of December 31 , 2007, we had 128 full-time employees. Of these employees, 16 were engaged in sales and marketing, 68 were engaged in professional services/project management and 44 were engaged in finance and administration. None of our employees is represented by a labor union or a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward Looking Statements

In addition to historical information, this prospectus contains forward-looking statements, which are generally identifiable by use of the words "believes,"  "expects," "intends," "anticipates," "plans  to," "estimates," "projects," or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might  cause such a difference include, but are not limited to, those discussed  in the section  entitled  "Management's  Discussion  and  Analysis of Financial  Condition  and Results of  Operations."  Readers are cautioned not to place undue reliance on these forward-looking statements,   which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors described in other documents  GEM  files from time to time with the  Securities  and  Exchange Commission  (the "SEC"),  including  the  Quarterly  Reports on Form 10QSB filed by us in the fiscal year 2007 and 2006.

Overview

Ultronics Corporation (Ultronics) was a non-operating company formed for the purpose of evaluating opportunities to acquire an operating company.  On February 14, 2005 Ultronics acquired General Environmental Management, Inc., a Delaware corporation (“GEM.DE”) through a reverse merger between Ultronics Acquisition Corp., a wholly owned subsidiary of Ultronics and GEM.DE, whereby GEM.DE was the surviving entity.

The acquisition was accounted for as a reverse merger (recapitalization) with GEM.DE deemed to be the accounting acquirer, and Ultronics Corporation the legal acquirer.  Accordingly, the historical financial information presented in the financial statements is that of GEM.DE as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer stock with an offset to capital in excess of par value.  The basis of the assets, liabilities and retained earnings of GEM.DE, the accounting acquirer, have been carried over in the recapitalization.  Subsequent to the acquisition, the Company changed its name to General Environmental Management, Inc. (“GEM”).

GEM is a fully integrated environmental service firm structured to provide environmental health & safety compliance services, field services, transportation, off-site treatment, and on-site treatment services.  Through its services GEM assists clients in meeting regulatory requirements for the disposal of hazardous and non-hazardous waste.  GEM provides its clients with access to GEMWare, an internet based software program that allows clients to maintain oversight of their waste from the time it leaves their physical control until final disposition by recycling, destruction, or landfill.  The GEM business model is to grow both internally and through acquisitions.

During 2003 and 2004 GEM.DE acquired the assets of Envectra, Inc., Prime Environmental Services, Inc. (Prime) and 100% of the membership interest in Pollution Control Industries of California, LLC, now named General Environmental Management of Rancho Cordova, LLC.  The assets of Envectra, Inc. included an internet based integrated environmental management software now marketed by the Company as GEMWare.  The acquisition of the assets of Prime resulted in a significant increase in the revenue stream of the company and a presence in the Washington State and Alaska markets through Prime’s Seattle office.  All Prime services are now offered under the GEM name.  The primary asset of Pollution Control Industries of California, LLC was a fully permitted Part B Treatment Storage Disposal Facility (TSDF) in Rancho Cordova, California.  The facility provides waste management services to field service companies and allows the Company to bulk and consolidate waste into larger more cost effective containers for outbound disposal.

During 2006, the Company entered into a stock purchase agreement with K2M Mobile Treatment Services, Inc. of Long Beach, California ("K2M"), a privately held company, pursuant to which the Company acquired all of the issued and outstanding common stock of K2M. K2M is a California-based provider of mobile wastewater treatment and vapor recovery services. Subsequent to the acquisition in March 2006, the Company opened a vapor recovery service division in Houston, Texas and will be looking to expand its operations in the Gulf coast area.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company realized a net loss of $16,086,037 and utilized cash in operating activities of $3,747,615 during the year ended December 31, 2007. The Company currently has a working capital deficit, the amount current liabilities exceed current assets, of $1,644,048 as of December 31, 2007. There can be no assurances that the Company will be successful in eliminating the deficit, as such, there is doubt about the Company’s ability to continue as a going concern.

Plan of Operation

The Company’s plan over the next twelve months is to continue to grow the business internally, make acquisitions that add profitability to the current structure and solicit debt and equity capital to fund acquisitions and fund the current working capital deficit.  The Company intends to continue its aggressive cost containment process at all levels of the business and bring additional cost efficiencies to new businesses acquired.

On March 10, 2006, the Company completed the acquisition of K2M Mobile Treatment Services, a mobile waste water treatment and degassing operation.  This company has a record of profitability and is expected to reduce the Company’s current deficits.

The Company is continuing to evaluate other potential acquisitions and expand its current operations.  For the Company’s Washington operation, we have moved into a larger leased facility in Kent, WA using incentive funds obtained from the Port of Seattle.  In our Northern California operation, we have moved into a larger leased facility in Benicia, CA which is closer to our main customer base.  That Northern California operation formerly operated out of our Rancho Cordova TSDF facility. We do not have any significant plans for any internally funded research and development efforts but continue to pursue innovative and cost effective solutions to process and handle hazardous waste.  Along with our continued acquisition strategy, we expect to acquire additional capital assets.  We are also in the planning stages of designing and contracting for the development of additional equipment related to our water treatment and degassing operations.  We expect the number of employees in our Company to increase in the coming year due to the proposed acquisition strategy and the additional requirements related to public and financial reporting.

Year Ended December 31, 2007 as Compared to the Year Ended December 31, 2006

Revenues

Total revenues were $30,445,608 for the twelve months ended December 31, 2007 as compared to $21,760,569 for the twelve months ended December 31, 2006, representing an increase of $8,685,039 or 40% compared to the twelve months ended December 31, 2006.  The increase in revenue can be attributed to internal growth in our enviroconstruction and mobile treatment divisions.

Cost of Revenues

Cost of revenues for the year ended December 31, 2007 were $23,756,677 or 78% of revenue, as compared to $16,761,057 or 77% of revenue for the year ended December 31, 2006. The cost of revenues includes disposal cost, transportation, outside labor and operating supplies. The change in the cost of revenue in comparison to prior years is due to a reduction in gross margin from enviroconstruction projects in 2007 versus 2006 and additional startup costs associated with GEM Mobile Treatment Services, Inc.’s Baytown, Texas service site.

Operating Expenses

Operating expenses for the twelve months ended December 31, 2007 were $13,617,277 or 45% of revenue as compared to $9,578,895 or 44% of revenue for the same period in 2006. Operating expenses include sales and administrative salaries and benefits, insurance, rent, legal and accounting and other professional fees. The increase in expenses over the prior periods is attributable to consulting and advisory fees incurred during the year ($2.9 million), employee stock compensation costs ($1.2 million), startup costs for the Mobile Treatment division in Baytown ($0.3 million), legal costs related to the issuance and conversion of assignable notes ($0.3 million) and increased expenses from the Company’s expansion in the Western region. The Company has incurred higher rent and operating expense from the addition of the facilities utilized by the Long Beach, CA and Baytown, TX mobile treatment divisions, and higher liability insurance because of the increase in sales.

Depreciation and Amortization

Depreciation and amortization expenses are included in operating expenses, and for the twelve months ended December 31, 2007 were $769,227 or 2.5% of revenue, as compared to $524,187, or 2.4% of revenue for the same period in 2007. The increase in expenses is related to the increase in property, plant and equipment from the acquisitions made in 2006 and additional acquisitions of capitalized lease equipment.

Interest Expense

Interest expense for the year ended December 31, 2007 was $2,548,609, or 8.3% of revenue, as compared to $8,861,700 or 41% of revenue for the same period in 2006.  For 2007, interest expense on financings and debt was $1,103,233, and interest expense related to valuation discounts was $1,335,760. For 2006, interest expense on financings and debt was $903,753, interest expense on debt related to the abandoned acquisition was $38,962 and interest expense related to valuation discounts was $7,918,985.  The interest expense related to valuation discounts includes the amortization of deferred finance fees related to secured financing agreements, amortization of valuation discounts related to the secured financing, amortization of the valuation discount related to convertible notes, the amortization of valuation discounts created from warrants issued to finders and advisors on the May Convertible notes, and the cost of additional shares issued to the May Convertible Note holders reflecting a change in the conversion price approved by the Board of Directors. The reduction in expense in 2007 was primarily due to reduced expenses related to valuation discounts.

Costs to induce conversion of related party debt

From December 2006 through October 2007, assignable notes were converted to common stock at a value of $1.20 per share.  During the year ended December 31, 2007, $3,933,861 of these notes and accrued interest were converted into 3,278,250 shares of common stock. The fair value of the shares at the time of conversion was $8,679,689, resulting in a cost to induce conversion of debt of $4,745,828.  As a further inducement to convert, the holders were issued 974,503 two year warrants to purchase a number of shares equal to 30% of the number of shares they will receive upon conversion of the principal note amount due to them at an exercise price of $0.60. The Company valued the warrants at $2,051,813 using a Black - Scholes option pricing model.

The aggregate value of common stock and warrants issued of $10,731,502 in excess of the notes payable and accrued interest exchanged of $3,933,861 was $6,797,641 and was reflected as costs to induce conversion of debt.

Other Non-Operating Income

The Company had other non-operating income for the year ended December 31, 2007 of $148,890 or 0.5% of revenue as compared to $105,968 or 0.5% of revenue for the same period in 2006.  Non-Operating income for the twelve months consisted of continuing rental income from the lease of an office building in Rancho Cordova, California. The lease was terminated in July 2007.

Costs of Abandoned Acquisition

On August 15, 2006, the Company entered into a definitive agreement to acquire Pollution Control Industries (PCI); however, we were not able to raise the capital required through the sale of our securities nor were we able to complete the acquisition of PCI.

The Company incurred approximately $4.6 million in costs related to the abandoned acquisition consisting of breakup fees, financing costs to Laurus and legal and advisory fees.  These costs were reflected as costs of abandoned acquisition during the year ended December 31, 2006.

Net Loss

The net loss for the twelve months ended December 31, 2007 was $16,086,037 or 52.8% of revenue as compared to a loss of $17,965,074, or 82.6% of revenue for the same period in 2006.  The 2007 loss is attributable to the loss from operations, costs to induce the conversion of notes to common stock, discounts related to the debt financing completed in October 2007, and other interest and financing costs.

Net Loss Applicable to Common Shareholders

The 2006 net loss attributable to common shareholders includes dividends on preferred stock and beneficial conversion features on preferred stock.  Net loss applicable to common shareholders was $16,086,037 for the year ended December 31, 2007 as compared to $20,005,585 for the year ending December 31, 2006. For 2006, the Company recorded preferred stock dividends of $21,871, dividends on preferred stock related to the modification of conversion terms for $1,063,600 and a beneficial conversion feature of $955,040 on the Series B preferred stock.  For 2007, no preferred stock was outstanding and no beneficial conversion features were recorded.

Liquidity and Capital Resources

Cash

Our primary source of liquidity is cash provided by operating, investing, and financing activities.  Net cash used in operations for the year ended December 31, 2007 was $3,747,615 as compared to $8,427,887 for the same period in 2006.

Liquidity

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern.  The Company incurred a net loss of $16,086,037 and utilized cash in operating activities of $3,747,615 during the year ended December 31, 2007.  As of December 31, 2007 the Company had current liabilities exceeding current assets by $1,644,048. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Management is continuing to raise capital through the issuance of debt and equity and believes it will be able to raise sufficient capital over the next twelve months to finance operations. In addition, management believes that the company will begin to operate profitably in the coming year due to improved operational results, cost cutting practices, and the completion of the integration of acquisitions made by the Company during 2006.  However, there can be no assurances that the Company will be successful in this regard or will be able to eliminate its working capital deficit or operating losses.  The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

The Company’s capital requirements consist of general working capital needs, scheduled principal and interest payments on debt, obligations, and capital expenditures.  The Company’s capital resources consist primarily of cash generated from operations and proceeds from issuances of debt and common stock.  The Company’s capital resources are impacted by changes in accounts receivable as a result of revenue fluctuations, economic trends and collection activities. At December 31, 2007 the company had cash of approximately $955,000.

On March 3, 2006, we entered into a series of agreements with Laurus dated as of February 28, 2006, whereby we issued to Laurus (i) a secured convertible term note ("Note") in the principal amount of $2.0 million; and, (ii) a Secured Non-Convertible Revolving Note of up to $5.0 million (the “Revolving Note”).  In October, 2007, Laurus assigned all but 1.22% of the balance of the Note to Valens U.S. SPV I, LLC (“Valens US”) and Valens Offshore SPV II, Corp. (“Valens”). The Note and Revolving Note are secured by all of our assets.

On October 31, 2007, we entered into a series of agreements with Laurus, Valens US and Valens, whereby

•	we issued to Valens US and Valens (i) secured convertible term notes ("October Notes") in the principal amount of $1.20 million, secured by all of our assets,
•
principal payments on the remaining balance of the Note and the October Notes was set at a total of $60,606.06 with the first payment, along with accrued interest to be made on March 1, 2008. Of the monthly principal payments, $30,303.03 will be applied to the Note and $30,303.03 will be applied to the October Notes.

•	the Conversion Price of the Note and October Notes and accrued interest was set at $2.78 per share, subject to adjustment,
•
GEM Mobile Treatment Services, Inc. was added as a party to the Note and Revolving Note, and all of the outstanding issued and outstanding capital stock of GEM Mobile Treatment Services, Inc. was pledged as collateral for the repayment of the Note and October Notes, and

•
We issued warrants (“October Warrants”) to Valens and Valens US to purchase up to 992,727 shares of our common stock, with 661,818 October Warrants exercisable at a price of $1.38 per share, and  330,909 October Warrants exercisable at a price of $2.75 per share. The October Warrants expire on October 31, 2014.

The principal amount of the Note and October Notes carries an interest rate of prime plus three and one half percent, subject to adjustment.  The Note and October Notes are secured by all of our assets and the assets of our subsidiaries, Gem Delaware and its subsidiary, Gem CA, and GMT, and by a pledge of our stock in Gem Delaware, Gem CA, and GMT.

The principal amount of the Note and accrued interest thereon is convertible into shares of our common stock at a price of $2.78 per share, subject to anti-dilution adjustments. Under the terms of the Note and the October Notes, the monthly principal payment amount of approximately $60,606, plus the monthly interest payment (together, the "Monthly Payment"), is payable in either cash or, if certain criteria are met, including the effectiveness of a current registration statement covering the shares of our common stock into which the Note and October Note are convertible, through the issuance of our common stock. Laurus, Valens US and Valens have the option to convert the entire principal amount of the Note and October Notes, together with interest thereon, into shares of our common stock, provided that such conversion does not result in Laurus, Valens, and Valens US beneficially owning more that 9.99% of our outstanding shares of common stock. We have agreed to register all of the shares that are issuable upon conversion of the Note or exercise of the October Warrants.

The total remaining balance of the Note at October 31, 2007 was $973,674.   In conjunction with the October transaction, $569,604 or 58.7% of this balance was assigned to Valens, $392,159 or 40.0% of this balance was assigned to Valens US and $11,861 or 1.22% remained with Laurus Master Fund.

On March 10, 2006, the Company acquired K2M Mobile Treatment Services, Inc. of Long Beach, California ("K2M"), a privately held company.  K2M is a California-based provider of mobile wastewater treatment and vapor recovery services. In consideration of the acquisition of all of the issued and outstanding common stock of K2M the Company paid $1.5 million in cash to the stockholders of K2M.  As a result of the acquisition, K2M became a wholly-owned subsidiary of the Company.

Cash Flows for the Year Ended December 31, 2007

Operating activities for the year ended December 31, 2007 used $3,747,615 in cash.  Accounts receivable, net of allowances for bad debts, totaled $6,495,736 as of December 31, 2007 as compared to the December 31, 2006 balance of $5,540,069.  The increase in accounts receivable is directly related to the increase in sales over the same period for 2007 as noted above.  Accounts payable totaled $4,314,515 as of December 31, 2007 as compared to an accounts payable balance of $3,755,264 for December 31, 2006.  The increase in accounts payable over the prior year was due to a large enviroconstruction project. The invoices were subsequently paid in January and February 2008.

The Company used cash for investment in plant, property and equipment; and in deposits for modifications of its permit for its TSDF in Rancho Cordova, California totaling $343,254 for the twelve months ended December 31, 2007. The company used $1,976,776 in cash for investment purposes during the same period in 2006.

The Company raised $4,426,796 cash from financing activities net of repayments of debt, through the issuance of debt, and convertible notes.

Stockholder Matters

Stockholders’ equity was $785,691 on December 31, 2007. The Company held its annual meeting of shareholders on July 2, 2007 to elect the directors, approve Weinberg & Co. P.A. as the independent certified public accountants of the Company and approve the 2007 Stock Option Plan.

On September 9, 2006, the Company entered into a Settlement Agreement and Release with Jeffrey Marks, a stockholder of the Company.  In consideration for the Settlement Agreement and Release, the Company a) issued and delivered to Mr. Marks a valid and original stock certificate representing 66,000 shares of the Company’s common stock and b) executed and delivered a Subscription Agreement and Questionnaire representing an investment of $25,000 in the Company’s Series B Convertible Preferred Stock.

At a special meeting of stockholders held on January 29, 2007, the Board of Directors was given the authority to amend the Certificate of Incorporation to increase the number of authorized common shares $.001 par value, from 200,000,000 to one billion, to combine shares of the Company’s common stock to affect a one for 30 reverse stock split of the common stock and to increase the number of authorized preferred stock, $.001 par value, from 50,000,000 to 100,000,000.  On February 14, 2007, the Company completed the reverse split of the outstanding common stock, par value $0.001 per share, by a ratio of 1-for-30.

Contractual Obligations

The following summarizes our contractual obligations at December 31, 2007 and the effects such obligations are expected to have on liquidity and cashflow in future periods:

Obligations	Total	2008	2009	2010	2011	2012	Thereafter

Secured Financing Agreements	$6,413,604	606,061	5,807,543	-0-	-0-	-0-	-0-
Valuation Discount	$(2,042,192)	(1,750,440)	(291,752)	-0-	-0-	-0-	-0-
Debt	$1,354,306	1,274,464	44,278	35,564	-0-	-0-	-0-
Convertible Debt	$-0-	-0-	-0-	-0-	-0-	-0-	-0-
Capital Leases	$1,233,935	187,015	221,610	251,997	255,334	203,185	114,794
Interest Payments on Debt	$830,179	504,768	139,120	83,110	53,879	23,815	6,406
Employment Agreements	$-0-	-0-	-0	-0-	-0-	-0-	-0-
Lease Contracts	$2,276,710	598,224	660,303	602,834	298,375	77,728	39,246

Total Obligations	$10,066,542	1,420,092	6,581,102	973,505	607,588	304,728	160,446

Critical Accounting Policies

Estimates

The preparation of our consolidated financial statements requires us to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses.  The following are the areas that we believe require the greatest amount of estimates in the preparation of our financial statements: allowances for doubtful accounts, impairment testing and accruals for disposal costs for waste received at our TSDF, and the assumptions used in our option pricing models.

Allowance for doubtful accounts

We establish an allowance for doubtful accounts to provide for accounts receivable that may not be collectible. In establishing the allowance for doubtful accounts, we analyze specific past due accounts and analyze historical trends in bad debts.  In addition, we take into account current economic conditions.  Actual accounts receivable written off in subsequent periods can differ materially from the allowance for doubtful accounts provided.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, established guidelines regarding when impairment losses on long-lived assets, which include property and equipment, should be recognized and how impairment losses should be measured.  This statement also provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale.  The Company periodically reviews, at least annually, such assets for possible impairment and expected losses. If any losses are determined to exist they are recorded in the period when such impairment is determined

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collection is reasonably assured.

The Company is a fully integrated environmental service firm structured to provide field services, technical services, transportation, off-site treatment, on-site treatment services, and environmental health and safety (“EHS”) compliance services.  Through our services, we assist clients in meeting regulatory requirements from the designing stage to the waste disposition stage. The technicians who provide these services are billed at negotiated rates, or the service is bundled into a service package.  These services are billed and revenue recognized when the service is performed and completed. When the service is billed, expected costs are accumulated and accrued.

Our field services consist primarily of handling, packaging, and transporting a wide variety of liquid and solid wastes of varying amounts. We provide the fully trained labor and materials to properly package hazardous and non-hazardous waste according to requirements of the Environmental Protection Agency and the Department of Transportation. Small quantities of laboratory chemicals are segregated according to hazard class and packaged into appropriate containers or drums. Packaged waste is profiled for acceptance at a client’s selected treatment, storage and disposal facility (TSDF) and tracked electronically through our systems. Once approved by the TSDF, we provide for the transportation of the waste utilizing tractor-trailers or bobtail trucks. The time between picking up the waste and transfer to an approved TSDF is usually less than 10 days.  The Company recognizes revenue for waste picked up and received waste at the time pick up or receipt occurs and recognizes the estimated cost of disposal in the same period. For the Company’s TSDF located in Rancho Cordova, CA, costs to dispose of waste materials located at the Company’s facilities are included in accrued disposal costs.  Due to the limited size of the facility, waste is held for only a short time before transfer to a final treatment, disposal or recycling facility. Revenue is recognized on contracts with retainage when services have been rendered and collectability is reasonably assured.

Recent Accounting Pronouncements

References to the “FASB”, “SFAS” and “SAB” herein refer to the “Financial Accounting Standards Board”, “Statement of Financial Accounting Standards”, and the “SEC Staff Accounting Bulletin”, respectively.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (SFAS 159).  SFAS 159, which becomes effective for the Company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings.  Such accounting is optional and is generally to be applied instrument by instrument.

In December 2007, the FASB issued FASB Statement No. 141 (R), “Business Combinations” (FAS 141(R)), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business.  Statement 141 (R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”.  SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently.  SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated.  SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Earlier adoption is prohibited.  SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements.  The presentation and disclosure requirements are applied retrospectively for all periods presented.

The Company does not believe that the adoption of the above recent pronouncements will have a material effect on the Company’s consolidated results of operations, financial position or cash flows.

DESCRIPTION OF PROPERTY

We currently lease approximately 4,557 square feet of office space for our home office in Pomona, California. The lease terminates on December 31, 2010 and grants the Company the option to renew the lease for two additional one-year terms.

We own an EPA permitted Part B TSDF in Rancho Cordova, California on 4.5 acres of land.  We also lease space for a waste transfer facility in Rancho Cucamonga, California comprising approximately 8,500 square feet. This lease expires on May 31, 2010 and grants the Company the option to renew the lease for an additional one-year period.

We lease space in Kent, Washington for a waste transfer facility, comprising approximately 12,500 square feet.  This lease expires June 30, 2013.

In northern California, we lease a waste transfer facility in Benicia, CA.  The lease for the 5,000 square feet of office and warehouse space expires in April, 2011.

We lease office space in Santee, California of approximately 800 square feet on a month-to-month basis.

The Company also leases offices and a warehouse for its mobile waste water treatment and degassing operation, consisting of approximately 11,912 square feet located in Signal Hill, CA. This lease expires on June 30, 2011. As of December 31, 2006 the lease in Baytown, TX covered approximately 1,000 square feet of office space on a month-to-month basis. This space has subsequently been expanded to approximately 5,000 square feet under a one year lease which expires on February 28, 2009.

LEGAL PROCEEDINGS

On July 5, 2007, a lawsuit was instituted by Romic Environmental Technologies Corp. (“RET”) against the Company and four of its senior executives, Namki Yi, the Vice President of Corporate Development, Betty McKee, the Director of Systems & Financial Analysis, Mindy Rath, the Director of Sales and Gary Bowling, the Regional General Manager for Southern CA, all of who were formerly employed by RET.  The lawsuit was brought in the Superior Court of the State of California, County of Los Angeles.  In the lawsuit, RET alleges that the Company and the four executives are liable to RET for among other things, (1) Violation of Non-Disclosure Agreements and Termination Protection Agreements, Intentional Interference with contracts, and Violation of Trade Secrets and Unfair Competition. RET alleges damages of Fifteen Million Dollars and requests certain injunctive relief. The Company believes that the lawsuit has no merit, and intends to vigorously defend the action. However, an adverse outcome of this lawsuit would have a material adverse affect on our business and financial condition.

MANAGEMENT

Directors and Executive Officers

Our directors serve until the next annual meeting and until their successors are elected and qualified. Our officers are appointed to serve for one year until the meeting of the board of directors following the annual meeting of stockholders and until their successors have been elected and qualified. There are no family relationships between any of our directors or officers.

Name	Age	Position
Timothy J. Koziol	54	Chief Executive Officer, Chairman and Director
Brett M. Clark	56	Executive Vice President of Finance, Chief Financial Officer
James P. Stapleton	48	Director
Clyde E. Rhodes, Jr.	44	Chief Compliance Officer, Executive Vice President of Compliance, Secretary and Director

Timothy J. Koziol.  Mr. Koziol joined GEM in January 2002 and now serves as the Chief Executive Officer of the Company.  Mr. Koziol implemented accounting controls and systems to monitor the day-to-day financial position of GEM, changed operational policies to improve efficiencies, and implemented new sales and marketing programs to increase revenue. Prior to joining GEM, Mr. Koziol was a principal of Fortress Funding, Inc., an asset based lending company, where he was responsible for business development and underwriting.  Mr. Koziol was also a principal in Global Vantage, Ltd., an investment banking firm located in Newport Beach.  Prior to his work in the financial services industry, Mr. Koziol managed a marketing consulting firm for national and regional clients.  While engaged by Waste Management, Inc. as a consultant, he managed the implementation of Waste Management’s Western United States hazardous waste business.  He has a Bachelor of Arts from Wheaton College in Speech Communications and a Masters of Arts (Magma Cum Laude) from the Wheaton Graduate School in Mass Communications.

James P.  Stapleton is currently a consultant and advisor to small publicly traded companies.  From May 2004 through July 2007, Mr. Stapleton was the Chief Financial Officer of Bionovo (NASDAQ: BNVI). Mr. Stapleton served as GEM's Chief Financial Officer from November 2003 through April 2004, and is no longer employed by GEM or the Company.  He serves on GEM's Board of Directors.  From 1996 through 2002 Mr. Stapleton was employed in a variety of positions for Auxilio, Inc. (OTC-BB: AUXO), Prosoft Training (NASDAQ POSO), including Corporate Secretary, Vice President Investor relations, Chief Financial Officer, and other positions.  Mr. Stapleton was Chief Financial Officer of BioTek Solutions, Inc. from 1995 through February 1996.

Brett M. Clark.  Mr. Clark joined GEM in June 2005 as the Vice President of Finance and the Chief Financial Officer.  From January 2005 to June 2005, he provided consulting services to the Company related to financial and accounting matters.  From June 2005 to December 2006, Mr. Clark served the Company as Vice President Finance and Chief Financial Officer.  In December 2006 and continuing to the present, he was promoted to Executive Vice President of Finance and Chief Financial Officer.  From January 2003 through November of 2004, Mr. Clark was the C.F.O. for Dayrunner, Inc., a privately held consumer products distribution company where he was responsible for the restructuring of the finance, information technology, and accounting functions in the company’s turnaround.  Mr. Clark has been the C.F.O. for Tru Circle Corporation (2000 – 2002), Adams Rite Aerospace, Inc. (1997 – 2000) and Chapman University.  Prior to these companies, Mr. Clark was Group Controller for Fleetwood Enterprises, a publicly traded Fortune 500 manufacturing company and Corporate Controller and Assistant Secretary for Aircal, Inc., a publicly traded airline. Prior to work in publicly traded firms and private enterprises, Mr. Clark worked for Deloitte & Touche, a “Big 4” CPA firm.  He has a B.S. in Accounting from the University of Southern California and became a C.P.A. in the State of California in 1975.

Clyde E. Rhodes, Jr.  Mr. Rhodes serves as Chief Compliance Officer, Executive Vice President of Compliance, Secretary and a Director of the Company.  Mr. Rhodes joined GEM’s predecessor, HazPak Environmental Services, Inc. (“HES”), in 2000.  Before joining HES, he was the Hazardous Waste Program Manager for the Metropolitan Water District of Southern California for more than nine years.  Mr. Rhodes has been in the environmental industry for a total of more than 15 years developing environmental management programs, performing environmental audits and assisting public and private entities in meeting the myriad of state and federal environment control laws and regulations.  Mr. Rhodes is a founding member of the Joint Utilities Vendor Audit Consortium established by west coast utilities (Edison, LA Department of Water and Power, Southern California Gas, PG&E, Salt River Project, and the Arizona Public Service Utility) to audit hazardous waste facilities throughout the country.  Mr. Rhodes is currently an Officer, Shareholder and Board Member of HES, an environmental services company in southern California.  Mr. Rhodes possesses a Bachelor of Science Degree in Chemical Engineering from Louisiana Tech University.  Mr. Rhodes has the certificate of Engineer-In-Training and received registration as a Registered Environmental Assessor in the State of California in 1994

Audit Committee

The Audit Committee, which held 3 meetings during fiscal year 2007, recommends the selection of independent public accountants, reviews the scope of approach to audit work, meets with and reviews the activities  of the Company's internal accountants and the independent public accountants, makes recommendations to management or to the Board of Directors as to any changes to such practices and procedures deemed necessary from time to time to comply with applicable auditing rules, regulations and practices, and reviews all Form 10-KSB Annual and 10-QSB interim reports.

The Audit Committee consists of James Stapleton and is an "Audit Committee" for the purposes of Section 3(a)(58) of the Securities Exchange Act of 1934. The Audit Committee has one "audit committee financial expert" as defined by Item 401(e) of Regulation S-B under the Securities Exchange Act of 1934, James Stapleton, is "independent" as that term is defined in the rules of the NASDAQ Capital Market .

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics by filing a Current Report on Form 8-K with the SEC, disclosing such information.

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table presents certain summary information for the fiscal year ended December 31, 2007 concerning compensation earned for services rendered in all capacities to us and our subsidiaries by the Named Executive Officers during such period.

 Summary Compensation Table for the Fiscal Year Ended December 31, 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards $)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Timothy J. Koziol	2007	249,279	17,500	-0-	493,204	-0-	-0-	-0-	759,983
Chief Executive Officer	2006	203,075	25,000	-0-	22,651	-0-	-0-	-0-	250,726
	2005	204,194	10,000	-0-	84,900	-0-	-0-	-0-	299,094

Brett M. Clark	2007	210,000	-0-	-0-	421,389	-0-	-0-	-0-	631,389
Chief Financial Officer	2006	147,950	-0-	-0-	23,252	-0-	-0-	-0-	171,202
	2005	81,710	10,000	-0-	29,056	-0-	-0-	71,920	192,686

Clyde E. Rhodes, Jr.	2007	128,596	-0-	-0-	86,325	-0-	-0-	-0-	214,921
Chief Compliance Officer	2006	110,973	-0-	-0-	-0-	-0-	-0-	-0-	110,973
	2005	103,393	10,000	-0-	-0-	-0-	-0-	-0-	113,393

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards under our 2007 Stock Option Plan made during the year ended December 31, 2007 to the Named Executive Officers:

Grants of Plan-Based Awards During the Year Ended December 31, 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards

Timothy J. Koziol	3/31/2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	750,000	(1)	$ 1.19	297,000
	12/31/2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	25,000	(2)	$ 1.70	34,250
Brett M. Clark	3/31/2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	600,000	(3)	$ 1.19	237,600
	12/31/2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	75,000	(4)	$ 1.70	102,750
Clyde E. Rhodes, Jr.	3/31/2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	350,000	(5)	$ 1.19	138,600
	12/31/2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	75,000	(6)	$ 1.70	102,750

(1)
Mr. Koziol was granted options to purchase an aggregate of 750,000 shares of our common stock. Twenty five percent of these stock options vest on the grant date and an additional six and a quarter percent will vest every quarter that he continues to be employed by the company.

(2)
Mr. Koziol was granted options to purchase an aggregate of 25,000 shares of our common stock. Twenty five percent of these stock options vest on the grant date and an additional six and a quarter percent will vest every quarter that he continues to be employed by the company.

(3)
Mr. Clark was granted options to purchase an aggregate of 600,000 shares of our common stock. Twenty five percent of these stock options vest on the grant date and an additional six and a quarter percent will vest every quarter that he continues to be employed by the company.

(4)
Mr. Clark was granted options to purchase an aggregate of 75,000 shares of our common stock. Twenty five percent of these stock options vest on the grant date and an additional six and a quarter percent will vest every quarter that he continues to be employed by the company.

(5)
Mr. Rhodes was granted options to purchase an aggregate of 350,000 shares of our common stock. Twenty five percent of these stock options vest on the grant date and an additional six and a quarter percent will vest every quarter that he continues to be employed by the company.

(6)
Mr. Rhodes was granted options to purchase an aggregate of 75,000 shares of our common stock. Twenty five percent of these stock options vest on the grant date and an additional six and a quarter percent will vest every quarter that he continues to be employed by the company.

The aggregate salary and bonus that each Named Executive Officer received for the year ended December 31, 2007 in proportion to the total compensation received by such Named Executive Officer for such year is set forth below.

Name	Proportion of Salary and Bonus Versus Total Compensation for the Year Ended December 31, 2007
Timothy J. Koziol	35%
Brett M. Clark	33%
Clyde E. Rhodes, Jr.	60%

Outstanding Equity Awards at Fiscal Year End

The following table provides certain information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each Named Executive Officer outstanding as of the end of the year ended December 31, 2007:

Outstanding Equity Awards at December 31, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested

Timothy J. Koziol (1)	6,667	-0-	-0-	$30.00	02/11/13	-0-	-0-	-0-	-0-
	234,375	515,625	-0-	$1.19	03/31/17	-0-	-0-	-0-	-0-
	6,250	18,750	-0-	$1.70	12/31/17	-0-	-0-	-0-	-0-
Brett M. Clark (2)	4,334	2,333	-0-	$39.00	07/01/13	-0-	-0-	-0-	-0-
	187,500	412,500	-0-	$1.19	03/31/17	-0-	-0-	-0-	-0-
	18,750	56,250	-0-	$1.70	12/31/17	-0-	-0-	-0-	-0-
Clyde E. Rhodes, Jr. (3)	109,375	240,625	-0-	$1.19	03/31/17	-0-	-0-	-0-	-0-
	18,750	56,250	-0-	$1.70	12/31/17	-0-	-0-	-0-	-0-

(1)
Mr. Koziol was granted options to purchase an aggregate of 6,667 shares of our common stock on February 12, 2005. As of December 31, 2007 all of these options have vested. These options expire 8 years from the date of grant. Mr. Koziol was granted options to purchase an aggregate of 750,000 shares of our common stock on March 31, 2007 and options to purchase an additional aggregate of 25,000 shares of our common stock on December 31, 2007. Twenty-five percent of these stock options vested on the date of grant and an additional 6.25% vest the first day of every quarter that he continues to be employed by the company. These options expire 10 years from the date of grant.

(2)
Mr. Clark was granted options to purchase an aggregate of 6,667 shares of our common stock on July 1, 2005. Twenty percent of these options vest on the date of grant and an additional 5% vest each quarter that he continues to be employed by the company. These options expire eight years from the date of grant. Mr. Clark was granted options to purchase an aggregate of 600,000 shares of our common stock on March 31, 2007 and options to purchase an additional aggregate of 75,000 shares of our common stock on December 31, 2007. Twenty-five percent of these stock options vested on the date of grant and an additional 6.25% vest the first day of every quarter that he continues to be employed by the company. These options expire 10 years from the date of grant.

(3)
Mr. Rhodes was granted options to purchase an aggregate of 350,000 shares of our common stock on March 31, 2007 and options to purchase an additional aggregate of 75,000 shares of our common stock on December 31, 2007. Twenty-five percent of these stock options vested on the date of grant and an additional 6.25% vest the first day of every quarter that he continues to be employed by the company. These options expire 10 years from the date of grant.

Options Exercised and Stock Vested During the Fiscal Year

None of the stock options held by our Named Executive Officers were exercised during the year ended December 31, 2007. Our Named Executive Officers were not provided any other stock awards during the year ended December 31, 2007.

Pension Benefits and Nonqualified Deferred Compensation

We have not provided, and do not currently provide, any form of post-retirement benefits to our employees or any of the Named Executive Officers. In addition, we have never had, and currently do not have, any deferred compensation plans.

Employment Agreements

None.

Potential Payments upon Termination or Change in Control

Employees, including the Named Executive Officers currently employed by us, are entitled to receive earned and unpaid compensation upon any termination of employment. Accordingly, subject to the exceptions noted below, upon any termination of their employment by us, the Named Executive Officers currently employed by us will only receive earned and unpaid salary and bonus and accrued but unused vacation pay. In addition, except as noted below, all unvested stock and option awards will terminate upon any termination of employment.

Compensation of Directors

Set forth below is the compensation paid to the members of our board of directors who were not Named Executive Officers during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James P. Stapleton	-0-	-0-	18,795	-0-	-0-	$ -0-	$18,795

(1)
In connection with his appointment to our board of directors, Mr. Stapleton was granted options to purchase an aggregate of 35,000 shares of our common stock, at an exercise price of $1.19 per share, on March 31, 2007. All options vest on the date of grant.

Long Term Incentive Awards

We did not award options to our executive officers during fiscal 2004 under our incentive plan.

Option Grants in Last Fiscal Year

Prior to acquisition by the Company, General Environmental Management, Inc. of Delaware’s Board of Directors approved and implemented the 2005 Stock Option Plan (the “plan”). The Plan authorized option grants to employees and other persons closely associated with the Company for the purchase of up to 88,117 shares of common stock.  Immediately following the approval of the plan by the Board of Directors, General Environmental Management, Inc. of Delaware granted a total of 56,017 options to 68 employees and two consultants.  The exercise price  of the options was $30.00 per share.  General Environmental Management, Inc. of Delaware was not a publicly traded company at the time of the award but the Board determined that $30.00 was the fair market value at that time.  Under the terms of the agreement and plan of merger the options become exercisable into the same number of shares in the Company’s stock.

During 2005, the Company awarded 6,667 options to our Chief Executive Officer and 6,667 options to our Chief Financial Officer at exercise prices of $30.00 and $39.00 respectively.

On April 1, 2005 the Company’s Board of Directors authorized the issuance of 200 options to three employees.  The exercise price for the options was $49.50 per share and was based on the closing market price on the date of issuance.  On July 1, 2005 the Company’s Board of Directors authorized the issuance of 9,434 options to eight employees.  The exercise price of  the options was $39.00 per share and was based on the closing market price on the date of issuance.  On October 1, 2005 the Company’s Board of Directors authorized the issuance of 600 options to six employees.  The exercise price  of the options was $35.10 per share and was based on the closing market price on the date of issuance.

On April 1, 2006 the Company’s Board of Directors authorized the issuance of 3,334 options to three employees. The exercise price for the options was $25.80 per share and was based on the closing market price on the date of issuance.  On July 1, 2006 the Company’s Board of Directors authorized the issuance of 9,253 options to 24 employees. The exercise price  of the options was $6.60 per share and was based on the closing market price on the date of issuance.

On March 28, 2007 the Board of Directors approved and implemented the 2007 Stock Option Plan (the “Plan”).  The plan authorized option grants to employees and other persons closely associated with the Company for the purchase of up to 5,500,000 shares.  The Board of Directors granted a total of 4,397,500 options to 102 employees and one consultant.  The exercise price of the options was $1.19.

On October 1, 2007 the Stock Option Committee approved the issuance of 360,000 options to twenty-three employees.  The exercise price  of the options was $2.50 per share and was based on the closing market price on the date of issuance.

On December 31, 2007 the Stock Option Committee approved the issuance of 475,000 options to six employees. The exercise price of the options was $1.70 per share and was based on the closing market price on the date of issuance.

On January 2, 2008 the Stock Option Committee approved the issuance of 43,000 options to six employees. The exercise price of the options was $1.70 per share and was based on the closing market price on the date of issuance.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

There were no option exercises by our executive officers during fiscal 2006.

Limitations on liability and indemnification of officers and directors

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Nevada Revised Statutes. Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Nevada law and advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Nevada law, subject to certain exceptions. We are in the process of obtaining directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

SEC Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be  permitted to  directors,  officers  and  controlling  persons of the registrant  pursuant to the foregoing  provisions,  or  otherwise,  we have been advised that in the opinion of the SEC such  indemnification  is against  public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the Securities and Exchange Commission various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, we believe all Forms 3, 4 and 5 were timely filed with the Securities and Exchange Commission by such reporting persons.

PRINCIPAL STOCKHOLDERS

The following table sets forth those stockholders who beneficially own 5% or more of the common stock of the Company, the common stock ownership of the directors and executive officers, and the stock ownership of the directors and executive officers as a group:

Name and Address	No. of Shares Owned	% of Stock Outstanding (1)

Kevin P. O’Connell(2)
660 Newport Center Drive, Suite 720	1,874,844(3)	15.03%
Newport Beach, CA 92660

Timothy J. Koziol
3191 Temple Ave., Suite 250	1,004,377(4)	8.05%
Pomona CA 91768

Clyde Rhodes
3191 Temple Ave., Suite 250	185,211(5)	1.48%
Pomona CA 91768

James Stapleton
3191 Temple Ave., Suite 250	44,392(6)	0.36%
Pomona CA 91768

Brett M. Clark
3191 Temple Ave., Suite 250	710,584(7)	5.70%
Pomona CA 91768

Laurus Capital Management, LLC
825 Third Avenue, 14th Floor	1,897,872(8)	15.21%
New York, NY 10022

Directors and Officers as a Group	1,944,564	15.59%

(1)	Based upon 12,473,885 shares outstanding.
(2)	Kevin P. O’Connell is the Managing Member of Billington Brown Acceptance, LLC, Revete MAK, LLC, Revete Capital Partners LLC, and General Pacific Partners, LLC.
(3)	Includes 448,526 warrants to purchase common stock at $0.60, 168,250 warrants to purchase common stock at $1.19 and 19,059 warrants to purchase common stock at $30.00
(4)
Includes 328,125 options to purchase common stock at $1.19 per share, 6,250 options to purchase common stock at $1.70 per share and 6,667 options to purchase common stock at $30.00 per share. Includes 650,000 warrants to purchase common stock at $1.19

(5)	Includes 153,125 options to purchase common stock at $1.19 per share and 18,750 options to purchase common stock at $1.70 per share.
(6)	Includes 35,000 warrants to purchase common stock at $1.19 per share.
(7)
Includes 187,500 options to purchase common stock at $1.19 per share, 18,750 options to purchase common stock at $1.70 per share, and 4,334 options to purchase common stock at $39.00 per share. Includes 500,000 warrants to purchase common stock at $1.19

(8)
Laurus Capital Management, LLC, a Delaware limited liability company (“Laurus Capital”), serves as the investment manager of  Laurus Master Fund, LTD., Valens U.S. SPV I, LLC and Valens Offshore SPV I, LTD (together, the “Laurus Funds”) and possesses the sole power to vote and the sole power to direst the disposition of all securities of the Company held by the Laurus Funds, which, as of the date hereof, constitute an aggregate of 797, 878 common shares issuable upon conversion of secured notes and, without giving effect to the 9.99% limitation on beneficial ownership, the right to acquire 1,099,994 shares upon exercise of warrants.  Mr. Eugene Grin and Mr. David Grin, through other entities, are the controlling principals of Laurus Capital. Laurus Capital, Mr. Eugene Grin and Mr. David Grin each disclaim beneficial ownership of such shares, except to the extent of its of his pecuniary interest therein, if any.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advisory fees

During the years ended December 31, 2007 and 2006 the Company incurred $90,500 and $525,000 respectively in fees for advisory services provided by General Pacific Partners (“GPP”). As of December 31, 2007 all amounts owed to General Pacific Partners for fees related to advisory services had been paid.   As of December 31, 2006, amounts owed to General Pacific Partners for fees related to advisory services were $270,000.

During the year ended December 31, 2006, as a part of an advisory agreement, the Company issued 333,334 warrants, valued at $773,761, to purchase common stock at $1.20 per share. The company used the Black Scholes valuation model to determine the value of the warrants. For the Black Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 3.68%, expected volatility of 93.49% and an expected term for the warrants of 6 years.  The Company allocated the fees and warrant values to specific tasks outlined in the advisory agreement. This included $513,165 related to an abandoned acquisition (Note 14), $319,730 related to the issuance of convertible notes and $465,871 related to general corporate matters.

During the year ended December 31, 2006, the Company converted $110,000 of amounts due to GPP for services in exchange for the issuance of 3,667 shares of the Company’s common stock. The shares issued were valued at the market price at the date of issuance, which resulted in a reduction in cost of $53,900 upon conversion that has been offset to operating expenses in the accompanying statement of operations.

On December 31, 2006 General Pacific Partners agreed to convert $851,558 in promissory notes and accrued interest into 709,632 shares of common stock in connection with this conversion.  The Company issued 212,890 warrants to purchase common stock at $0.60 with an expiration date of December 31, 2008. As an inducement to convert these warrants were valued at $210,760 using the Black Scholes valuation model.  For the Black Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 3.68%, expected volatility of 161.56 % and an expected term for the warrants of 2 years.

On February 1, 2007, the Company entered into a twelve month advisory agreement with GPP. The fees under the agreement consisted of an initial cash fee of $55,500, expenses of $35,000, the issuance of 426,500 shares of its common stock, valued at $507,535, and a seven year warrant to purchase 450,000 shares of the Company’s common stock at $0.60 per share. The Company valued the warrants at $357,750 using a Black - Scholes option pricing model.  For the Black - Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 4.78%, expected volatility of 33.17 % and an expected term for the warrants of 7 years. The Company also agreed to modify certain terms of two sets of warrants issued during 2006 including the modification of the exercise price (from $1.20  per share to $0.60   per share) and the life of the warrants (from 5.5 years to 6.5 years).  The second set of warrants included the modification of the life of the warrants (from 1.75 years to 6.75 years).  The Company valued the modification of these warrants as $136,082 which was based on the difference of the warrant before and after the modification. For the Black - Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 4.78%, expected volatility of 33.17% and an expected term for the warrants of 6.5 and 6.75 years. The Company reflected an aggregate charge of $1,091,867 during the year ended December 31, 2007 relating to these transactions.

On March 31, 2007 General Pacific Partners agreed to convert $220,000 of accrued advisory fees and expenses into 184,874 shares of common stock based upon the existing fair value of the Company’s common stock.   As an inducement to convert, the Company issued GPP a seven year warrant to purchase 55,462 shares of the Company’s common stock at $0.60 per share. These warrants were valued at $44,092 using the Black - Scholes valuation model and such cost was recognized as an expense.  For the Black - Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 4.78%, expected volatility of 33.17 % and an expected term for the warrants of 7 years.

Issuance and conversion of assignable notes

From December 2006 through October 2007 General Pacific Partners made several unsecured advances to the Company utilizing assignable notes totaling $3,897,984. With the approval of the Board of Directors, the Company offered holders of the assignable notes the ability to convert the notes to common stock at a value of $1.20 per share, and during the year ended December 31, 2007, $3,933,861 of these notes and accrued interest were converted into 3,278,250 shares of common stock. The fair value of the shares at the time of conversion was $8,679,689 per share, resulting in a cost to induce conversion of debt of $4,745,828.  As a further inducement to convert, the holders were issued 974,503 two year warrants to purchase a number of shares equal to 30% of the number of shares they will receive upon conversion of the principal note amount due to them at an exercise price of $0.60. The Company valued the warrants at $2,051,811 using a Black - Scholes option pricing model.

The aggregate value of common stock and warrants issued of 10,731,500 in excess of the notes payable and accrued interest exchanged of $3,933,861 was $6,797,639 and was reflected as costs to induce conversion of debt in the accompanying statement of operations for the twelve months ended December 31, 2007.

As of December 31, 2006 there was $550,000 outstanding under these unsecured advances. As 2007, all of these unsecured advances have been converted to common stock and no further amounts were due.

Related Party Lease Agreement

During the third quarter ended September 30, 2007, the Company entered into a lease for $180,846 of equipment with current investors of the Company.  The lease transaction was organized by General Pacific Partners, a related party, with these investors.  The five year lease with payments of $4,000 per month began August 1, 2007.  As an inducement to enter into the lease, the Company issued the leasing entity 100,000 two year warrants to purchase common stock at $1.20. These warrants were valued at $187,128 using the Black - Scholes valuation model and such cost will be amortized to expense over the life of the lease.  For the Black - Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 4.78%, expected volatility of 56.60 % and an expected term for the warrants of 2 years.

General Environmental Management Equity Incentives Plan

Our 2005 Equity Incentive Plan provides for the issuance of incentive and non-qualified stock options, stock appreciation rights and restricted stock to our directors, officers, employees and consultants. At the adoption of this plan, we set aside 88,117 shares of common stock, which may be issued upon the exercise of options granted. As of March 31, 2008, options available for issuance are 32,574 .

Our board of directors administers the above plans and our board may amend or terminate the plans if it does not cause any adverse effect on any then outstanding options or unexercised portion thereof. All options generally have an exercise price equal the fair value of the underlying common stock on the date of grant, vest immediately and expire in ten years.

On March 28, 2007 the Board of Directors approved and implemented the 2007 Stock Option Plan (the “Plan”).  The plan authorized option grants to employees and other persons closely associated with the Company for the purchase of up to 5,500,000 shares.  The Board of Directors granted a total of 4,397,500 options to 102 employees and one consultant.  The exercise price of the options was $1.19.

On October 1, 2007 the Stock Option Committee approved the issuance of 360,000 options to twenty-three employees.  The exercise price for the options was $2.50 per share and was based on the closing market price on the date of issuance.

On December 31, 2007 the Stock Option Committee approved the issuance of 475,000 options to six employees. The exercise price for the options was $1.70 per share and was based on the closing market price on the date of issuance.

On January 2, 2008 the Stock Option Committee approved the issuance of 43,000 options to six employees. The exercise price for the options was $1.70 per share and was based on the closing market price on the date of issuance.

DESCRIPTION OF SECURITIES

The securities offered as shares of common stock of the Company, $.001 par value.

Common Stock

We are authorized to issue up to 1,000,000,000 shares of common stock, par value $0.001. As of March 31, 2008 , there were 12,473,885 shares of common stock outstanding.  Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our shares do not have cumulative voting rights, which means that the holders of more the 50% of the shares voting for each election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than 50% will not be able to elect any directors.

Preferred Stock

General

Our board of directors has the authority, without stockholder approval, to issue up to 100,000,000 shares of preferred stock in one or more series and to determine the rights, privileges and limitations of the preferred stock. The rights, preferences, powers and limitations on different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters.

We have engaged Colonial Stock Transfer Company, Inc., located in Salt Lake City, Utah, as independent transfer agent or registrar.

Warrants and Options

At March 31,2008 , there were outstanding warrants exercisable to purchase shares of common stock, as follows:

•	2,633,629 shares at an exercise price of $0.60 per share, with expiration dates through March 31, 2014
•	1,585,000 shares at an exercise price of $1.19 per share, which will expire March 31, 2014
•	577,352 shares at an exercise price of $1.20 per share, with expiration dates through September 30, 2011
•	661,818 shares at an exercise price of $1.38 per share, which will expire on October 31, 2014

•	330,909 shares at an exercise price of $2.75 per share, which will expire on October 31, 2014
•	125,072 shares at an exercise price of $26.10 per share, which will expire February 28, 2013
•	19,059 shares at an exercise price of $30.00 per share, with expirations dates through March 1, 2009
•	19,209 shares at an exercise price of $37.50 per share, with expiration dates through April 1, 2010
•	1,556 shares at an exercise price of $60.00 per share, which will expire on August 1, 2008
•	1,556 shares at an exercise price of $90.00 per share, which will expire on August 1, 2008
•	1,556 shares at an exercise price of $120.00 per share, which will expire on August 1, 2008

At March 31, 2008 , there were outstanding options exercisable to purchase shares of common stock, as follows:

•	37,304 shares at an exercise price of $30.00 per share, which will expire on February 11, 2013
•	134 shares at an exercise price of $48.00 per share, which will expire on March 31, 2013
•	9,335 shares at an exercise price of $39.00 per share, which will expire on June 30, 2013
•	551 shares at an exercise price of $35.10 per share, which will expire on September 30, 2013
•	2,501 shares at an exercise price of $25.80 per share, which will expire on March 31, 2014
•	6,486 shares at an exercise price of $6.60 per share, which will expire on July 2, 2014
•	356,000 shares at an exercise price of $2.50 per share, which will expire on October 1,2017
•	518,000 shares at an exercise price of $1.70 per share, with expiration dates through January 2, 2018
•	4,073,400 shares at an exercise price of $1.19 per share, which will expire on March 31, 2017

Laurus Convertible Note Financing

On March 3, 2006, we entered into a series of agreements with Laurus dated as of February 28, 2006, whereby we issued to Laurus (i) a secured convertible term note ("Note") in the principal amount of $2.0 million; and, (ii) a Secured Non-Convertible Revolving Note of up to $5.0 million (the “Revolving Note”).  In October, 2007, Laurus assigned all but 1.22% of the balance of the Note to Valens U.S. SPV I, LLC (“Valens US”) and Valens Offshore SPV II, Corp. (“Valens”). The Note and Revolving Note are secured by all of our assets.

On October 31, 2007, we entered into a series of agreements with Laurus, Valens US and Valens, whereby

•	we issued to Valens US and Valens (i) secured convertible term notes ("October Notes") in the principal amount of $1.20 million, secured by all of our assets,
•
principal payments on the remaining balance of the Note and the October Notes was set at a total of $60,606.06 with the first payment, along with accrued interest to be made on March 1, 2008. Of the monthly principal payments, $30,303.03 will be applied to the Note and $30,303.03 will be applied to the October Notes.

•	the Conversion Price of the Note and October Notes and accrued interest was set at $2.78 per share, subject to adjustment,
•
GEM Mobile Treatment Services, Inc. was added as a party to the Note and Revolving Note, and all of the outstanding issued and outstanding capital stock of GEM Mobile Treatment Services, Inc. was pledged as collateral for the repayment of the Note and October Notes, and

•
We issued warrants (“October Warrants”) to Valens and Valens US to purchase up to 992,727 shares of our common stock, with 661,818 October Warrants exercisable at a price of $1.38 per share, and  330,909 October Warrants exercisable at a price of $2.75 per share. The October Warrants expire on October 31, 2014.

The principal amount of the Note and October Notes carries an interest rate of prime plus three and one half percent, subject to adjustment.  The Note and October Notes are secured by all of our assets and the assets of our subsidiaries, Gem Delaware and its subsidiary, Gem CA, and GMT, and by a pledge of our stock in Gem Delaware, Gem CA, and GMT.

The principal amount of the Note and accrued interest thereon is convertible into shares of our common stock at a price of $2.78 per share, subject to anti-dilution adjustments. Under the terms of the Note and the October Notes, the monthly principal payment amount of approximately $60,606, plus the monthly interest payment (together, the "Monthly Payment"), is payable in either cash or, if certain criteria are met, including the effectiveness of a current registration statement covering the shares of our common stock into which the Note and October Note are convertible, through the issuance of our common stock. Laurus, Valens US and Valens have the option to convert the entire principal amount of the Note and October Notes, together with interest thereon, into shares of our common stock, provided that such conversion does not result in Laurus, Valens, and Valens US beneficially owning more that 9.99% of our outstanding shares of common stock. We have agreed to register all of the shares that are issuable upon conversion of the Note or exercise of the October Warrants.

The total remaining balance of the Note at October 31, 2007 was $973,674.   In conjunction with the October transaction, $569,604 or 58.7% of this balance was assigned to Valens, $392,159 or 40.0% of this balance was assigned to Valens US and $11,861 or 1.22% remained with Laurus Master Fund.

Anti-takeover actions and/or provision could prevent or delay a change in control.

Provisions of our certificate of incorporation and bylaws and Nevada law may make it more difficult for a third party to acquire us, even if so doing would be beneficial to our stockholders. These include the following:

•
Our board of directors are authorized to issue up to 100,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders, which may be used by the board to create voting impediments or otherwise delay or prevent a change in control or to modify the rights of holders of our common stock; and

•	Limitations on who may call annual and special meetings of stockholders.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming the selling stockholders sell all the shares registered below, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder may not sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, except for  limitations  on daily  volume of sales by the  selling stockholder  described in "Plan of  Distribution," we cannot estimate the number of shares that will be held by the selling stockholder after completion of the offering.  For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

Name	Number of Shares Owned Prior to Offering (1)	% of Shares Owned Prior to Offering (2)	Number of Shares Beneficially Owned Being Offered	Number of Shares Underlying Convertible Notes Being Offered	Number of Shares Underlying Warrants Being Offered	Number of Shares Owned after the Offering Assuming all Shares Being Registered Underlying Warrants are Sold	% of Shares Owned after the Offering Assuming all of the Shares are Sold

ALAN MARTIN STRADTMAN (20) (21)	35,681	0.17%	-	-	6,250	29,431	0.14%
ANDREW STUPIN (20) (21)	433,536	2.01%	-	-	59,000	374,536	1.73%
ARTHUR L RALPH (20) (21)	43,258	0.20%	-	-	6,801	36,457	0.17%
ASCENDIANT SECURITIES LLC (3) (21)	390,963	1.81%	-	-	242,398	148,565	0.69%
BERNARD K RUBIN (20) (21)	48,171	0.22%	-	-	10,250	37,921	0.18%
BERNARD LOWE (20) (21)	13,020	0.06%	-	-	3,000	10,020	0.05%
PATRICIA LEWIS HARRISON & ROBERT DENIS HARRISON JT TEN (20) (21)	7,603	0.04%	-	-	1,750	5,853	0.03%
BOB PAULSEN (20) (21)	43,333	0.20%	-	-	10,000	33,333	0.15%
BRUCE L & KAYE L WAY TRUST (4) (21)	151,834	0.70%	-	-	68,500	83,334	0.39%
CASEY ARMSTRONG (20) (21)	13,006	0.06%	-	-	3,000	10,006	0.05%
CHESTER MONTGOMERY (20) (21)	104,718	0.49%	-	-	20,001	84,717	0.39%
CITIGROUP GLOBAL MARKETS INC. C/F THE IRA OF KURT MORTENSON (20) (21)	108,379	0.50%	-	-	25,000	83,379	0.39%
CRAIG BENTHAM (20) (21)	92,200	0.43%	-	-	21,250	70,950	0.33%
CRAIG KIRKPATRICK LIVING TR (20) (21)	76,824	0.36%	-	-	12,500	64,324	0.30%
DONALD L DANKS & TERRI DANKS TR DANKS FAMILY TRUST DTD 10/28/90 (5)	605,000	2.80%	-	-	311,000	294,000	1.36%
DAVE WALLACE (20) (21)	18,059	0.08%	-	-	8,001	10,058	0.05%
DAVID S HUNGERFORD (20) (21)	116,176	0.54%	-	-	13,750	102,426	0.47%
DAVID RIFKIN (20) (21)	17,146	0.08%	-	-	4,500	12,646	0.06%
DAVID T SWOISH (20)	50,418	0.23%	-	-	6,250	44,168	0.20%
DOUGLAS B ODELL (20) (21)	169,139	0.78%	-	-	33,000	136,139	0.63%
DOUGLAS MICHAELSON (20) (21)	33,608	0.16%	-	-	6,250	27,358	0.13%
ED THEIN (20)	28,098	0.13%	-	-	5,001	23,097	0.11%
EDGAR FRANKIEL (20) (21)	33,565	0.16%	-	-	3,750	29,815	0.14%
EDWARD BERNABEO (20) (21)	76,391	0.35%	-	-	17,375	59,016	0.27%
EXCELSIOR MASTER FUND LP (6) (21)	272,489	1.26%	-	-	62,500	209,989	0.97%
EXTEND SERVICES PTY LTD (7) (21)	1,351,441	6.26%	-	-	215,001	1,136,440	5.26%
GARY A LUDI (20) (21)	14,789	0.07%	-	-	1,251	13,538	0.06%

GENERAL PACIFIC PARTNERS LLC (8)	1,613,232	7.47%	-	-	378,406	1,234,826	5.72%
GERALD G KELLEHER (20) (21)	10,886	0.05%	-	-	2,500	8,386	0.04%
GREG OLAFSON (20) (21)	240,367	1.11%	-	-	44,247	196,120	0.91%
HILLEL HYMAN (21)	39,139	0.18%	-	-	-	39,139	0.18%
JACK MCNUTT (20) (21)	74,266	0.34%	-	-	10,750	63,516	0.29%
JAMES WHITE (20) (21)	27,249	0.13%	-	-	6,250	20,999	0.10%
JED R OVIATT (21)	27,925	0.13%	-	-	-	27,925	0.13%
JEFF BUTLER (20)	28,425	0.13%	-	-	6,250	22,175	0.10%
JEFFREY M HARRIS (20)	54,168	0.25%	-	-	12,501	41,667	0.19%
JOHN A BRUNKOW (20) (21)	112,775	0.52%	-	-	20,001	92,774	0.43%
JOHN CELENTANO (20) (21)	172,706	0.80%	-	-	29,375	143,331	0.66%
JOHN HAKOPIAN (13)	76,335	0.35%	-	-	30,501	45,834	0.21%
JONAS FAMILY TRUST (9)	27,917	0.13%	-	-	6,250	21,667	0.10%
JOSH HETLAND (20) (21)	21,704	0.10%	-	-	5,000	16,704	0.08%
KIMBALL CROSS INVESTMENT MANAGEMENT (10)	4,642	0.02%	-	-	4,575	67	0.00%
KIMBALL FAMILY TRUST (11) (21)	114,764	0.53%	-	-	18,476	96,288	0.45%
KURT MORTENSEN (20)	108,335	0.50%	-	-	25,001	83,334	0.39%
LAURA CELENTANO (20) (21)	42,715	0.20%	-	-	9,400	33,315	0.15%
LAURUS MASTER FUND (12) (21)	111,574	0.52%	-	4,134	-	107,440	0.50%
LEO KOSTAS (20) (21)	110,724	0.51%	-	-	16,500	94,224	0.44%
LESEY A HALL (20) (21)	108,996	0.50%	-	-	25,000	83,996	0.39%
LIEBLING LIVING TRUST (13) (21)	133,879	0.62%	-	-	25,000	108,879	0.50%
LORI KIMBALL C/F MADISON KIMBALL (20) (21)	1,407	0.01%	-	-	327	1,080	0.01%
LORI KIMBALL C/F MORGAN KIMBALL (20) (21)	1,500	0.01%	-	-	328	1,172	0.01%
MARK GONZALES (20)	27,083	0.13%	-	-	6,250	20,833	0.10%
MELVIN A GREENSPAN (20) (21)	66,874	0.31%	-	-	13,500	53,374	0.25%
RICH HAWS (20) (21)	27,175	0.13%	-	-	6,250	20,925	0.10%
MICHAEL MEYER (20) (21)	186,980	0.87%	-	-	32,500	154,480	0.72%
MILLENIUM TRUST CO LLC CUST FBO PHILLIP D ROGERS ROLLOVER IRA 90f259015 (20) (21)	35,770	0.17%	-	-	5,250	30,520	0.14%
NATALEE R HARRISON (20) (21)	10,015	0.05%	-	-	1,250	8,765	0.04%
PATRO INC. RETIREMENT TRUST (14) (21)	27,375	0.13%	-	-	6,300	21,075	0.10%
RANDY DELANO (20) (21)	337,950	1.57%	-	-	42,000	295,950	1.37%
RAY GERRITY (20) (21)	17,240	0.08%	-	-	16,500	740	0.00%

REVETE MAK LLC (15)	6,445	0.03%	-	-	6,445	-	0.00%
RICH SALVATO (20) (21)	95,417	0.44%	-	-	20,251	75,166	0.35%
RICHARD J DESJARDINS JR & MADELEINE DESJARDINS LIVING TRUST DTD8/1/98 (21)	30,217	0.14%	-	-	5,000	25,217	0.12%
ROBERT PAULSON (20) (21)	13,003	0.06%	-	-	3,000	10,003	0.05%
RONALD LEDERKRAMER (21)	15,607	0.07%	-		3,600	12,007	0.06%
RONNIE E NORWOOD (20) (21)	30,603	0.14%	-	-	2,500	28,103	0.13%
MEYER SOROUDI & JUDITH SOROUDI PARTNERS OF THE MJ SOROUDI FIRST FAMILY LIMITED- A PARTNERSHIP (16) (21)	32,548	0.15%	-	-	7,500	25,048	0.12%
STEVE PAOLETTI (17)	52,500	0.24%	-	-	52,500	-	0.00%
STEVE SHAFFER (20) (21)	546,041	2.53%	-	-	95,788	450,253	2.09%
STEVEN T KIMBALL MD INC FBO STEVEN KIMBALL DEFINED BENEFIT PENSION PLAN (20) (21)	199,164	0.92%	-	-	54,831	144,333	0.67%
SUZANNE M HARRISON (20) (21)	8,765	0.04%	-	-	1,250	7,515	0.03%
TCLC GENERAL PARTNERSHIP (18) (21)	161,945	0.75%	-	-	2,500	159,445	0.74%
TERRY HACKETT (20) (21)	130,439	0.60%	-	-	30,000	100,439	0.47%
TIM HODGES (20) (21)	65,096	0.30%	-	-	15,000	50,096	0.23%
TIM JOYCE (20) (21)	77,259	0.36%	-	-	7,500	69,759	0.32%
TIM MCNEAL (20) (21)	37,344	0.17%	-	-	6,250	31,094	0.14%
TODD R MEYER & ERIN MEYER CO-TRS OF THE MEYER LIVING TRUST DTD (20) (21)	27,312	0.13%	-	-	6,300	21,012	0.10%
VALENS U.S. SPV I, LLC (12) (21)	893,690	4.14%	-	363,923	-	529,767	2.45%
VALENS OFFSHORE SPV I, LTD (12) (21)	900,323	4.17%	-	408,285	-	492,038	2.28%
VERNON L MCALLISTER (20)	29,193	0.14%	-	-	6,250	22,943	0.11%
WEINSTEIN INVESTMENTS LLC (19) (21)	81,302	0.38%	-	-	18,750	62,552	0.29%
WEST WILRICK, INC PROFIT SHARING PLAN, WM P HARRISON TRUSTEE (20) (21)	9,250	0.04%	-	-	2,100	7,150	0.03%
WESTWOOD KENT (20) (21)	10,838	0.05%	-	-	2,500	8,338	0.04%
WILLIAM MONTGOMERY (20) (21)	5,443	0.03%	-	-	1,250	4,193	0.02%
WILLIAM R LASARZIG & BRENDA LASARZIG CO TRS UA LASARZIG HOUSE TRUST 090502 (20) (21)	19,322	0.09%	-	-	2,000	17,322	0.08%
WILLIAM R LASARZIG JR TR UA WILLIAM R LASARZIG FAMILY TRUST 01 21 92 (20) (21)	51,091	0.24%	-	-	6,000	45,091	0.21%
	11,881,094	55.03%	-	776,342	2,342,832	8,761,920	40.58%

1.
Includes all shares owned and shares underlying convertible notes that are convertible within 60 days from the date of this prospectus and warrants that are exercisable within 60 days from the date of this prospectus.

2.
Based upon shares outstanding, shares underlying convertible notes that are convertible within 60 days from the date of this prospectus, stock options that are exercisable within 60 days from the date of this prospectus and warrants that are exercisable within 60 days from the date of this prospectus.

3.
Includes 78,193 shares of common stock issuable upon exercise of warrants at $0.60 per share, which expire on February 5, 2014, and 312,770 shares of common stock issuable upon exercise of warrants at $1.20 per share, which expire on September 30, 2011.  The 312,770 warrants at $1.20 per share were issued in connection with the conversion of non-refundable placement agent fees.  Bradley Wilhite is the managing member of Ascendiant Securities, LLC.  Mr. Wilhite has voting and dispositive power over all of these shares.

4.	Bruce Way is the managing member of the Bruce L and Kaye L Way Trust. Mr. Way has voting and dispositive power over all these shares.
5.
Includes 225,000 and 200,000 shares of common stock issuable upon exercise of warrants at $0.60 and $1.19 per share respectively. Don Danks is the managing member of the Danks Family trust dated October 28, 1990. Mr. Danks has voting and dispositive power over all of these shares.

6.
Includes 62,500 shares of common stock issuable upon exercise of warrants at $0.60 per share, which expire on July 31, 2009.  Ed Lees is the managing member of Excelsior Master Fund LP.  Mr. Lees has voting and dispositive power over all of these shares.

7.
Includes 500,001 shares of common stock issuable upon exercise of warrants at $0.60 per share, with expiration dates through March 31, 2014.  Ivor Worrell is the managing member of Extend Services PTY LTD.  Mr. Worrell has voting and dispositive power over all of these shares.

8.
Includes 442,081, 168,250 and 19,059 shares of common stock issuable upon exercise of warrants at $0.60, $1.19 and $30.00 per share respectively.  Kevin O’Connell is the managing member of General Pacific Partners LLC.  Mr. O’Connell was on the board of directors of our subsidiary GEM.DE from February 2003 to January 2005 and is currently an advisor to the Company.  Mr. O’Connell has voting and dispositive power over all of these shares.

9.
Includes 6,250 shares of common stock issuable upon exercise of warrants at $0.60 per share, which expire on March 31, 2014.  Jeff Jonas is the managing member of the Jonas Family Trust.  Mr. Jonas has voting and dispositive power over all of these shares.

10.
Includes 4,575 shares of common stock issuable upon exercise of warrants at $0.60 per share, which expire on March 31, 2014.  Mark Gillis is the managing member of Kimball Cross Investment Management.  Mr. Gillis has voting and dispositive power over all of these shares.

11.
Includes 18,476 shares of common stock issuable upon exercise of warrants at $0.60 per share, with expiration dates through June 30, 2009.  Steven Kimball is the managing member of the Kimball Family Trust.  Mr. Kimball has voting and dispositive power over all of these shares.

12.
Laurus Capital Management, LLC, a Delaware limited liability company (“Laurus Capital”), serves as the investment manager of  Laurus Master Fund, LTD., Valens U.S. SPV I, LLC and Valens Offshore SPV I, LTD (together, the “Laurus Funds”) and possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company held by the Laurus Funds, which, as of the date hereof, constitute an aggregate of 776,342 common shares issuable upon conversion of secured notes and, without giving effect to the 9.99% limitation on beneficial ownership, the right to acquire 1,099,994 shares upon exercise of warrants.  The Company is currently indebted to the Laurus Funds pursuant to fixed and revolving financing agreements. (see Company Background) Mr. Eugene Grin and Mr. David Grin, through other entities, are the controlling principals of Laurus Capital. Laurus Capital, Mr. Eugene Grin and Mr. David Grin each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

13.
Includes 25,000 shares of common stock issuable upon exercise of warrants at $0.60 per share, with expiration dates through March 31, 2014.  Zav Liebling is the managing member of the Liebling Living Trust.  Mr. Liebling has voting and dispositive power over all of these shares.

14.
Includes 6,300 shares of common stock issuable upon exercise of warrants at $0.60 per share, which expire June 30, 2009.  Robert Harrison is the managing member of Patro Inc. Retirement Trust.  Mr. Harrison has voting and dispositive power over all of these shares.

15.
Includes 6,445 shares of common stock issuable upon exercise of warrants at $0.60 per share, which expire on September 30, 2013.  Kevin O’Connell is the managing member of Revete Mak LLC.  Mr. O’Connell was on the board of directors of our subsidiary GEM.DE from February 2003 to January 2005 and is currently an advisor to the Company.  Mr. O’Connell has voting and dispositive power over these shares.

16.
Includes 7,500 shares of common stock issuable upon exercise of warrants at $0.60 per share, which expire on September 30, 2009.  Meyer Soroudi is the managing member of MJ Soroudi First Family Limited- A Partnership.  Mr. Soroudi has voting and dispositive power over all of these shares.

17.	Includes 37,500 and 15,000 shares of common stock issuable upon exercise of warrants at $0.60 and $1.19 per share respectively.
18.
Includes 2,500 shares of common stock issuable upon exercise of warrants at $0.60 per share, which expire on July 31, 2009.  Mike Kuehne is the managing member of TCLC General Partnership.  Mr. Kuehne has voting and dispositive power over all of these shares.

19.
Includes 18,750 shares of common stock issuable upon exercise of warrants at $0.60 per share, which expire on September 30, 2009.  Ronnie Weinstein is the managing member of Weinstein Investments LLC.  Mr. Weinstein has voting and dispositive power over all of these shares.

20.	Includes shares of common stock issuable upon exercise of warrants at $0.60 per share, which expire on June 30, 2009.
21.	See “Recent Financings” set forth elsewhere in this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	short sales that are not violations of the laws and regulations of any state or the United States;
•	broker-dealers may agree with the selling stockholders to sell specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

Penny Stock

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.
•	In order to approve a person's account for transactions in penny stocks, the broker or dealer must:
•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.
•
disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. This could adversely affect the prevailing market price and our ability to raise equity capital in the future. Subject to this Registration Statement being declared effective, all shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares that may be sold or purchased by our "affiliates." Shares purchased by our affiliates will be subject to the volume and other limitations of Rule 144 of the Securities Act, or "Rule 144" described below. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the issuer. These shares will be subject to the volume and other limitations of Rule 144.

Under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of common stock for at least one year, including the holding period of any prior owner who is not an affiliate, would be entitled to sell a number of the shares within any three-month period equal to the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock (if such common stock is traded on NASDAQ or another exchange) during the four calendar weeks preceding such sale. Under Rule 144, restricted shares are subject to manner of sale and notice requirements and requirements as to the availability of current public information concerning us.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by de Castro, P.C., San Diego, California

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXPERTS

Weinberg & Company. P.A., Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements for the years ended December 31, 2007 and 2006 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of General Environmental Management, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at HTTP://WWW.SEC.GOV.

INDEX TO FINANCIAL STATEMENTS
Consolidated Financial Statement of General Environmental Management, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
General Environmental Management Inc.

We have audited the accompanying consolidated balance sheets of General Environmental Management Inc. and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of General Environmental Management Inc. and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations since its inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Weinberg & Company, P.A.

Los Angeles, California
March 17, 2008

GENERAL ENVIRONMENTAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	2007	2006

ASSETS
CURRENT ASSETS:
Cash	$954,581	$618,654
Accounts receivable, net of allowance for doubtful accounts
of $236,781 and $285,000, respectively	6,495,736	5,540,069
Prepaid expenses and other current assets	156,340	428,018
Total Current Assets	7,606,657	6,586,741

Property and Equipment – net of accumulated depreciation of
$1,854,141 and $1,248,088, respectively	3,950,253	2,918,690
Restricted cash	1,184,835	911,168
Intangible assets, net	1,028,044	1,191,217
Deferred financing fees	394,082	291,529
Deposits	282,070	147,742
Goodwill	946,119	946,119
TOTAL ASSETS	$15,392,060	$12,993,206
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,314,515	$3,755,264
Accrued expenses	1,689,843	2,149,178
Accrued disposal costs	1,052,509	593,575
Payable to related party	31,871	824,783
Deferred rent	37,769	25,150
Current portion of financing agreement	662,719	1,017,048
Current portion of long term obligations	1,274,464	82,470
Current portion of capital lease obligations	187,015	42,962
Total Current Liabilities	9,250,705	8,490,430

LONG-TERM LIABILITIES :
Financing agreements, net of current portion	3,708,694	2,050,588
Long term obligations, net of current portion	79,842	1,472,014
Capital lease obligations, net of current portion	1,046,920	232,878
Convertible Notes payable	520,208	601,161
Total Long-Term Liabilities	5,355,664	4,356,641

STOCKHOLDERS’ EQUITY
Series B Convertible Preferred Stock, liquidation preference $1 per share,
$.001 par value, 100,000,000 shares authorized, none and
2,480,500 shares issued and outstanding	-	2,481
Common stock, $.001 par value, 1,000,000,000 shares authorized, 12,473,885
and 5,920,408 shares issued and outstanding	12,474	5,920
Additional paid in capital	50,151,615	33,430,095
Accumulated deficit	(49,378,398)	(33,292,361)
Total Stockholders' Equity	785,691	146,135
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,392,060	$12,993,206

See accompanying notes to consolidated financial statements.

GENERAL ENVIRONMENTAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2007	2006

REVENUES	$30,445,608	$21,760,569
COST OF REVENUES	23,756,677	16,761,057

GROSS PROFIT	6,688,931	4,999,512

OPERATING EXPENSES	13,617,277	9,578,895

OPERATING LOSS	(6,928,346)	(4,579,383)

OTHER INCOME (EXPENSE):
Interest income	39,667	26,378
Interest and financing costs	(2,548,609)	(8,861,700)
Gain (Loss) on Disposal of Fixed Assets	-	(3,308)
Other non-operating income	148,890	105,968
Costs to induce conversion of related party debt	(6,797,639)	-
Costs of abandoned acquisition	-	(4,653,029)

NET LOSS	(16,086,037)	(17,965,074)

Dividend on Series A Preferred Stock on conversion term	-	(522,500)

Issuance of additional shares based on amended conversion price- Series A Preferred	-	(50,000)

Beneficial conversion feature on the series B convertible preferred stock	-	(955,040)

Dividend on Series B Preferred Stock on modification of conversion term	-	(491,100)

Preferred stock dividend	-	(21,871)

Net Loss applicable to common stockholders	$(16,086,037)	$(20,005,585)

CALCULATIONS OF NET LOSS PER COMMON SHARE, BASIC AND DILUTED:

Net loss applicable to common stockholders	$(1.55)	$(10.83)

Weighted average shares of common stock outstanding	10,360,712	1,845,873

See accompanying notes to consolidated financial statements.

GENERAL ENVIRONMENTAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

			Preferred Stock		Preferred Stock		Additional
	Common Stock		Series A		Series B		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2006	929,786	$930	250,000	$212,628	-	$-	$13,110,935	$(13,286,776)	$37,717
Valuation of warrants and beneficial conversion feature on issued notes payable							2,321,153		2,321,153
Beneficial Conversion Feature on May Convertible Notes							4,753,277		4,753,277
Issuance of Common Shares Related to Legal settlement with Shareholders	2,200	2					6,598		6,600
Issuance of Preferred Shares Related to Legal settlement with Shareholders					25,000	25	24,975		25,000
Beneficial Conversion Feature on Series B Preferred Issued related to Legal Settlement with Shareholder							30,000		30,000
Issuance of common stock on conversion of May convertible debt	3,168,852	3,169					4,750,108		4,753,277
Issuance of Series B convertible preferred stock					2,455,500	2,456	2,305,715		2,308,171
Beneficial Conversion Feature on Series B Preferred Shares							955,040	(955,040)	-
Deemed Dividend on modification of Series B Preferred Stock conversion term							491,100	(491,100)	-
Deemed Dividend on modification of Series A Preferred Stock conversion term							522,500	(522,500)	-
Conversion of Series A Preferred stock to common	166,667	167	(250,000)	(212,628)			212,461		-
Valuation of warrants on placement and advisory fees							1,247,144		1,247,144
Issuance of common stock for finders fee	8,235	8					209,992		210,000
Issuance of common stock for settlement of payable to related party	3,667	4					56,096		56,100
Issuance of additional shares based on amended conversion price- May Convertible Note	792,213	792					949,863		950,655
Issuance of additional shares based on amended conversion price- Series A Preferred	41,667	41					49,959	(50,000)	-
Preferred stock dividends								(21,871)	(21,871)
Issuance of common stock on conversion of debt	807,121	807					967,739		968,546
Valuation of warrants issued to induce conversion of notes payable							239,715		239,715
Stock compensation cost							225,725		225,725
Net loss for year 2006								(17,965,074)	(17,965,074)

Balance, December 31, 2006	5,920,408	5,920	-	-	2,480,500	2,481	33,430,095	(33,292,361)	146,135

(continued)

GENERAL ENVIRONMENTAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

			Preferred Stock		Preferred Stock		Additional
	Common Stock		Series A		Series B		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Issuance of common stock for settlement of payable to related party	184,874	185					219,815		220,000
Issuance of common stock on conversion of debt	377,308	378					451,225		451,603
Issuance of common stock on conversion of preferred stock	2,067,106	2,067			(2,480,500)	(2,481)	414		-
Issuance of common stock on conversion of notes payable to related party	3,278,250	3,278					8,676,411		8,679,689
Issuance of common stock for cash	1,152	1					1,887		1,888
Issuance of common stock pursuant to advisory agreement with related party	426,500	427					507,108		507,535
Issuance of common stock on conversion of interest on notes payable	165,083	165					196,607		196,772
Issuance of common stock for services	53,104	53					98,887		98,940
Issuance of common stock on exercise of stock options	100	-					119		119
Fair value of modification of warrants terms with related entity							136,082		136,082
Valuation of warrants issued to related entity as inducement to convert debt to equity							2,095,904		2,095,904
Stock compensation cost for value of vested options							1,199,301		1,199,301
Fair value of warrants issued in connection with advisory fee agreement with related party							357,750		357,750
Valuation of beneficial conversion & warrants issued in connection with issuance of financing agreement							1,245,209		1,245,209
Valuation of warrants issued in connection with conversion of debt							62,163		62,163
Valuation of warrants issued in connection with conversion of interest							36,865		36,865
Valuation of warrants issued to related party in connection with lease							187,128		187,128
Valuation of warrants issued for consulting services							1,248,645		1,248,645
Net loss for year 2007								(16,086,037)	(16,086,037)

Balance, December 31, 2007	12,473,885	$12,474	-	$-	-	$-	$50,151,615	$(49,378,398)	$785,691

See accompanying notes to consolidated financial statements.

GENERAL ENVIRONMENTAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006

OPERATING ACTIVITIES
Net loss	$(16,086,037)	$(17,965,074)
Adjustments to reconcile net loss to cash
used in operating activities:
Depreciation and amortization	769,227	524,187
Amortization of discount on notes	1,008,619	86,377
Fair value of common stock issued for services	606,475	-
Fair value of vested options	1,199,301	225,725
Fair value of warrants issued for services	1,606,395	1,247,144
Beneficial conversion feature on issuance of convertible notes	-	4,753,277
Fair value of additional shares issued due to modification of convertible notes	-	950,655
Conversion of accrued interest to common stock	-	23,206
Value of stock and beneficial conversion feature related to legal settlement	-	61,600
Costs to induce conversion of notes payable	6,797,641	239,715
Accrued interest on notes payable	77,797	-
Amortization of discount on convertible debt	-	680,450
Amortization of deferred financing fees	264,540	208,240
Gain on issuance of common shares for related party debt	-	(53,900)
Changes in assets and liabilities:
Accounts Receivable	(955,667)	(396,315)
Prepaid and other current assets	21,794	(51,866)
Increase in deposits and restricted cash	(407,995)	(433,091)
Accounts Payable	559,251	(165,659)
Fair value of warrants issued to modify debt	279,202	224,783
Accrued expenses and other liabilities	511,842	1,412,659
NET CASH USED IN OPERATING ACTIVITIES	(3,747,615)	(8,427,887)

INVESTING ACTIVITIES:
Acquisition, net of liabilities assumed	-	(1,500,000)
Additions to property and equipment	(343,254)	(476,776)
NET CASH USED IN INVESTING ACTIVITIES	(343,254)	(1,976,776)

FINANCING ACTIVITIES
Net advances from notes payable- financing agreement	331,584	(1,094,780)
Proceeds from new financing agreement	1,118,001	-
Issuance of notes payable and capital leases	-	350,746
Repayments of payable, investors notes	-	-
Payment of notes payable	(385,745)	(99,654)
Proceeds from issuance of notes	-	4,510,616
Proceeds from issuance of common stock	1,888	-
Proceeds from exercise of warrants	119	-
Proceeds from issuance of convertible preferred stock	-	2,308,171
Proceeds from issuance of convertible notes	-	4,753,277
Deferred financing fees	-	(416,930)
Advances from related parties, net	3,360,949	663,876
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,426,796	10,975,322

INCREASE IN CASH AND CASH EQUIVALENTS	335,927	570,659

Cash and cash equivalents at beginning of year	618,654	47,995

CASH AND CASH EQUIVALENTS AT END OF YEAR	$954,581	$618,654

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest expense	$982,015	$642,623
Taxes	$-	$-

(continued)

GENERAL ENVIRONMENTAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Years Ended December 31,
	2007	2006

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES :

Beneficial Conversion Feature on issuance of convertible notes	$-	$4,753,277
Value of warrants issued to lenders recorded as debt discount	-	1,191,262
Value of beneficial conversion feature of notes issued recorded as debt discount	-	932,168
Value of warrants issued in connection with lease	187,128	-
Conversion of related party debt to common stock	3,933,861	56,100
Conversion of investor interest to common stock	196,772	-
Conversion of fees due in related party to common stock	220,000	-
Issuance of common stock for financing costs	-	210,000
Issuance of capital lease obligations	1,294,363	-
Deferred financing cost included in payable to related party	-	75,000
Value of warrants and beneficial conversion feature on notes	1,245,209	955,040
Fair value of additional shares issued based on modification of conversion price of Series A Preferred Stock	-	50,000
Conversion of Preferred stock to common stock	-	212,628
Accrual of Preferred Stock Dividend	-	21,871
Deemed dividend on modification of conversion term of Series A Preferred Stock	-	522,500
Deemed dividend on modification of conversion term of Series B Preferred Stock	-	491,100
Conversion of Notes Payable to common stock	-	4,753,277
Issuance of common stock for accrued expenses	451,602	-

See accompanying notes to the consolidated financial statements

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

1.  ORGANIZATION AND PRINCIPAL ACTIVITIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

Ultronics Corporation (a development stage company) ( “the Company”)  was incorporated in the state of Nevada on March 14, 1990 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business.  The Company’s fiscal year end is December 31.

On February 14, 2005 the Company acquired all of the outstanding shares of General Environmental Management, Inc (“GEM”), a Delaware Corporation in exchange for 630,481 shares of its class A common stock and as a result GEM became a wholly owned subsidiary of Ultronics Corporation.  The acquisition was accounted for as a reverse merger (recapitalization) with GEM deemed to be the accounting acquirer, and Ultronics Corporation the legal acquirer.  Accordingly, the historical financial information presented in the financial statements is that of GEM as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer stock with an offset to capital in excess of par value.  The basis of the assets, liabilities and retained earnings of GEM, the accounting acquirer, have been carried over in the recapitalization.  Subsequent to the acquisition, the Company changed its name to General Environmental Management, Inc.

At a special meeting of stockholders held on January 29, 2007, the Board of Directors was given the authority to amend the Certificate of Incorporation to increase the number of authorized common shares, $.001 par value, from 200,000,000 to one billion, to combine shares of the Company’s common stock to effect a one for 30 reverse stock split of the common stock and to increase the number of authorized preferred stock, $.001 par value, from 50,000,000 to 100,000,000.  On February 14, 2007, the Company completed the reverse split of the outstanding common stock, par value $0.001 per share, by a ratio of 1-for-30.  All share and per share calculations and disclosures in this report have been retro-actively adjusted to reflect this reverse split as if it occurred at the beginning of the earliest period presented.

GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the company will continue as a going concern.  The Company incurred a net loss of $16,086,037 and utilized cash in operating activities of $3,747,615 during the year ended December 31, 2007, and as of December 31, 2007 the Company had current liabilities exceeding current assets by $1,644,048.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Management is continuing to raise capital through the issuance of debt and equity. In addition, management believes that the Company will begin to operate profitably due to improved operational results, cost cutting practices, and the completion of the integration of an acquisition made by the Company during 2006.  However, there can be no assurances that the Company will be successful in this regard or will be able to eliminate its working capital deficit or operating losses.  The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

The consolidated financial statements include the accounts of General Environmental Management, Inc., a Nevada corporation, and its wholly owned subsidiaries, General Environmental Management, Inc., a Delaware corporation, GEM Mobile Treatment Services, Inc., a California corporation and General Environmental Management of Rancho Cordova, LLC. Inter-company accounts and transactions have been eliminated.

(b) Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make certain estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements.  These estimates and assumptions will also affect the reported amounts of certain revenues and expenses during the reporting period.  Actual results could differ materially based on any changes in the estimates and assumptions that the Company uses in the preparation of its financial statements that are reviewed no less than annually.  Actual results could differ materially from these estimates and assumptions due to changes in environmental-related regulations or future operational plans, and the inherent imprecision associated with estimating such future matters.

(c) Revenue Recognition.

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collection is reasonably assured.

The Company is a fully integrated environmental service firm structured to provide field services, technical services, transportation, off-site treatment, on-site treatment services, and environmental health and safety (“EHS”) compliance services.  Through our services, we assist clients in meeting regulatory requirements from the designing stage to the waste disposition stage. The technicians who provide these services are billed at negotiated rates, or the service is bundled into a service package.  These services are billed and revenue recognized when the service is performed and completed. When the service is billed, client costs are accumulated and accrued.

Our field services consist primarily of handling, packaging, and transporting a wide variety of liquid and solid wastes of varying amounts. We provide the fully trained labor and materials to properly package hazardous and non-hazardous waste according to requirements of the Environmental Protection Agency and the Department of Transportation. Small quantities of laboratory chemicals are segregated according to hazard class and packaged into appropriate containers or drums. Packaged waste is profiled for acceptance at a client’s selected treatment, storage and disposal facility (TSDF) and tracked electronically through our systems. Once approved by the TSDF, we provide for the transportation of the waste utilizing tractor-trailers or bobtail trucks. The time between picking up the waste and transfer to an approved TSDF is usually less than 10 days.  The Company recognizes revenue for waste picked up and received waste at the time pick up or receipt occurs and recognizes the estimated cost of disposal in the same period. For the Company’s TSDF located in Rancho Cordova, CA, costs to dispose of waste materials located at the Company’s facilities are included in accrued disposal costs.  Due to the limited size of the facility, waste is held for only a short time before transfer to a final treatment, disposal or recycling facility.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(d) Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist principally of cash and trade receivables.  The Company places its cash in what it believes to be credit-worthy financial institutions.  However, cash balances have exceeded FDIC insured levels at various times.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk in cash.

The Company’s trade receivables result primarily from removal or transportation of waste, and the concentration of credit risk is limited to a broad customer base located throughout the Western United States.

During the year ended December 31, 2007, two customers accounted for approximately 17% and 10% of revenues, respectively. During the year ended December 31, 2006, one customer accounted for approximately 14% of revenues. As of December 31, 2007, two customers accounted for 25% and 11% of accounts receivable.

(e) Fair Value of Financial Instruments

The Company believes that the carrying value of its cash, accounts receivable, accounts payable, accrued liabilities, and amounts due to related party as of December 31, 2007 approximates their respective fair values due to the demand or short-term nature of those instruments.  The carrying amounts of the Company’s financing agreements, capital lease obligations and long term obligations approximate fair value because the related effective interest rates on these instruments approximates the rates usually available to the Company.

(f) Cash

Cash in bank and short term investments with maturities fewer than thirty days are recorded as cash balances.

(g) Trade Receivables

Trade receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

The Company uses the allowance method to account for uncollectible trade receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality of the customer and whether the balance is significant. At December 31, 2007, trade receivables had a net balance in the amount of $6,495,736 net of an allowance of $236,781. At December 31, 2006, trade receivables had a net balance in the amount of $5,540,069 net of an allowance of $285,000.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(h) Property and Equipment

Property and equipment is stated at cost.  Depreciation is computed using the straight line method based on the estimated useful lives of the assets, generally as follows:

Transportation	5 Years
Equipment	5 – 7 Years
Furniture and fixtures	5 – 7 Years
Building and Improvements	20 - 40 Years

Leasehold improvements are amortized over the shorter of the useful lives of the related assets, or the lease term. In accordance with the Company’s operating permit for the fully permitted Treatment, Storage, and Disposal Facility in Rancho Cordova, California , the Company is liable for certain costs involving the ultimate closure of the facility.  These expenses include costs of decommissioning, remediation, and incremental direct administration costs to close the facility. The Company accounts for these costs based on SFAS No. 143, “Accounting for Asset Retirement Obligations”, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset.  When a liability is initially recorded, the Company capitalizes the cost by increasing the carrying value of the related facility (long-lived asset).  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the facility.  Upon settlement of the liability, a gain or loss will be recorded.  The Company recorded asset retirement liabilities of $2,013 in 2007 and $2,013 in 2006.

(i) Goodwill and Intangible Assets

The Company accounts for goodwill and intangible assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets.  Goodwill represents the excess of the purchase price of an acquired company over the fair value of the identifiable assets acquired and liabilities assumed. Under SFAS 142, intangibles with definite lives continue to be amortized on a straight-line basis over the lesser of their estimated useful lives or contractual terms.  Goodwill and intangibles with indefinite lives are evaluated at least annually for impairment by comparing the asset’s estimated fair values with its carrying value, based on cash flow methodology.  If any losses are determined to exist they are recorded in the period when such impairment is determined.

The provisions of SFAS No. 142 state that goodwill of a reporting unit must be tested for impairment on an annual basis or at any other time during the year if events occur or circumstances change that would indicate that it is more likely than not that the fair value of the reporting unit has been reduced below its carrying amount. Circumstances that could trigger an impairment test include; a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; the loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed of the results of testing for recoverability of a significant asset group within a reporting unit, and the recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit. Based upon management’s assessment, there are no indicators of impairment of its goodwill or intangibles at December 31, 2007 or 2006.

(j) Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, established guidelines regarding when impairment losses on long-lived assets, which include property and equipment, should be recognized and how impairment losses should be measured.  This statement also provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. The Company periodically reviews, at least annually, such assets for possible impairment and expected losses. If any losses are determined to exist they are recorded in the period when such impairment is determined. Based upon management’s assessment, there are no indicators of impairment of its long lives assets at December 31, 2007 or 2006.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(k)  Deferred Rent

Certain of the Company’s operating leases contain predetermined fixed increases in the minimum rental rate during the initial lease term and/or rent holiday periods. For these leases, the Company recognizes the related rental expense on a straight-line basis beginning on the date the property is delivered.  The difference between the amount charged to expense and the rent paid is recorded as deferred rent, and included in current liabilities.

(l) Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred income tax assets and liabilities are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to the difference between the financial statement carrying amounts and the tax bases of certain assets and liabilities.  Changes in deferred tax assets and liabilities include the impact of any tax rate changes enacted during the year.

(m) Stock Compensation Costs

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remained unvested on the effective date. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with EITF No. 96-18: "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF No. 00-18: “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees” whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete.

The fair value of each option on the date of grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2007	2006
Risk free rate of return	4.78%	3.68%
Option lives in years	8.0	8.0
Annual volatility of stock price	83.5%	161.5%
Dividend yield	--%	--%

(n) Net Loss per Share

Statement of Financial Accounting Standards No. 128, "Earnings per Share", requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS").  Basic income (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

These potentially dilutive securities were not included in the calculation of loss per share for the years ended December 31, 2007 and 2006 because the Company incurred a loss during such periods and thus their effect would have been anti-dilutive.  Accordingly, basic and diluted loss per share is the same for the years ended December 31, 2007 and 2006.

At December 31, 2007 and 2006, potentially dilutive securities consisted of convertible preferred stock, outstanding common stock purchase warrants, convertible debt and stock options to acquire an aggregate of 11,779,969 shares and 1,251,056 shares, respectively.

(o) Recent Accounting Pronouncements

References to the “FASB”, “SFAS” and “SAB” herein refer to the “Financial Accounting Standards Board”, “Statement of Financial Accounting Standards”, and the “SEC Staff Accounting Bulletin”, respectively.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (SFAS 159).  SFAS 159, which becomes effective for the Company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings.  Such accounting is optional and is generally to be applied instrument by instrument.

In December 2007, the FASB issued FASB Statement No. 141 (R), “Business Combinations” (FAS 141(R)), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business.  Statement 141 (R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”.  SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently.  SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated.  SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Earlier adoption is prohibited.  SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements.  The presentation and disclosure requirements are applied retrospectively for all periods presented.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

The Company does not believe that the adoption of the above recent pronouncements will have a material effect on the Company’s consolidated results of operations, financial position, or cash flows.

3. ACQUISITION

On March 10, 2006, the Company entered into a stock purchase agreement with K2M Mobile Treatment Services, Inc. of Long Beach, California ("K2M"), a privately held company, pursuant to which the Company acquired all of the issued and outstanding common stock of K2M. K2M is a California-based provider of mobile wastewater treatment and vapor recovery services. In consideration of the acquisition of the issued and outstanding common stock of K2M, the Company paid $1.5 million in cash to the stockholders of K2M and assumed liabilities of $173,238, resulting in purchase price consideration of $1,673,238 which has been allocated as follows:

Property and Equipment	$345,631
Intangibles – Customer Relationships	438,903
Intangibles – Licenses and Permits	27,090
Goodwill	861,614

Total	$1,673,238

To assist in determining the purchase price allocation, the Company employed an outside valuation expert. In order to prepare the valuations of Customer Relationships the independent valuation experts based the valuations on the following assumptions: the value of customer relationships was based on a 12 year useful life. The forecasted gross revenues and anticipated earnings before income tax margins for each subsidiary were provided by the Company. The Company prepared forecasts that reflected the anticipated revenues from each of the current customers of the subsidiaries over a ten year period. A combined federal and state effective tax rate and the return on requisite assets reduced the final values to an after tax basis and the value was discounted. The customer relationship value was discounted to a present day value using discount rates of 12.45%, and a 40% corporate tax rate.

The following sets out the pro forma operating results for the year ended December 31, 2006 for the Company had the acquisition occurred as of January 1, 2006:

Pro Forma (Unaudited) Year ended December 31, 2006

Net Sales	$22,278,944
Cost of Sales	17,024,391
Gross Profit	5,254,553
Operating Expenses	9,935,626
Operating Loss	(4,681,073)
Other income (expense)
Interest income	26,378
Interest expense and amortization of deferred financing costs	(8,862,808)
Gain (Loss) on Disposal of Fixed Assets	(3,308)
Other non-operating income	105,968
Costs of abandoned acquisition	(4,653,029)
PRO FORMA NET LOSS	$(18,067,872)
Pro forma loss per weighted average share, basic and diluted	$(9.79)

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

4. PROPERTY AND EQUIPMENT

Property and Equipment consists of the following as of December 31, 2007 and 2006.

	2007	2006

Land	$905,000	$905,000
Building and improvements	1,074,642	1,058,500
Vehicles	849,783	1,029,305
Equipment and furniture	369,218	317,517
Warehouse equipment	2,561,858	818,292
Leasehold improvements	8,047	2,319
Asset retirement obligations	35,846	35,846
	5,804,394	4,166,779
Less accumulated depreciation and amortization	1,854,141	1,248,089
Property and equipment net of accumulated depreciation and amortization	$3,950,253	$2,918,690

Property and equipment includes assets under capital lease with a cost of $1,590,480 and $296,118 and accumulated depreciation of $248,678 and $23,798 as of December 31, 2007 and 2006, respectively.

Depreciation expense was $606,054 and $382,273 for the years ended December 31, 2007 and 2006 respectively.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

5.  GOODWILL AND INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 2007 and 2006:

	2007	2006

Rancho Cordova - permits	$475,659	$475,614
Prime acquisition - customers	400,422	400,422
K2M Acquisition – customers	438,904	438,903
K2M Acquisition – permits	27,090	27,090
Total Cost	1,342,075	1,342,029
Accumulated amortization	(314,031)	(150,812)
	$1,028,044	$1,191,217

Amortization expense was $163,173 and $141,914 for the years ended December 31, 2007 and 2006 respectively

Permit costs arising from the Rancho Cordova acquisition have been capitalized and are being amortized over the life of the permit, including expected renewal periods.

Customer relationships resulting from the Prime acquisition have been capitalized and are being amortized over five years, its expected actual life.

In March 2006, the Company acquired all of the issued and outstanding common stock of K2M Mobile Treatment Services, Inc. of Long Beach, California ("K2M"), a privately held company. The Company allocated the excess of net assets acquired to customer relationships and permits and will amortize these amounts over five years.

Future annual amortization under these intangible assets at December 31, 2007 is as follows:

Year Ended December 31,	Amount

2008	$163,218
2009	163,218
2010	163,218
2011	163,221
2012	13,398
Thereafter	361,771
$1,028,044

Goodwill consists of the following at December 31, 2007 and 2006:

	2007	2006

Goodwill – Prime Acquisition	$84,505	$84,505
Goodwill – K2M Acquisition	861,614	861,614
	$946,119	$946,119

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

6. RELATED PARTY TRANSACTIONS

The Company entered into several transactions with General Pacific Partners (“GPP”), a company operated by a prior member of the Board of Directors of the Company’s wholly owned subsidiary, General Environmental Management, Inc. of Delaware.  GPP owns approximately 8% of the Company’s common stock at December 31, 2007.  The following summarizes the transactions with GPP during the years ended December 31, 2007 and 2006.

Advisory fees

During the years ended December 31, 2007 and 2006 the Company incurred $90,500 and $525,000 respectively in fees for advisory services provided by General Pacific Partners (“GPP”). As of December 31, 2007 all amounts owed to General Pacific Partners for fees related to advisory services had been paid.   As of December 31, 2006, amounts owed to General Pacific Partners for fees related to advisory services were $270,000.

On February 1, 2007, the Company entered into a twelve month advisory agreement with GPP.  The fees under the agreement consisted of an initial cash fee of $55,500, expenses of $35,000, the issuance of 426,500 shares of its common stock, valued at $507,535, and a seven year warrant to purchase 450,000 shares of the Company’s common stock at $0.60 per share. The Company valued the warrants at $357,750 using a Black - Scholes option pricing model.  For the Black - Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 4.78%, expected volatility of 33.17 % and an expected term for the warrants of 7 years. The Company also agreed to modify certain terms of two sets of warrants issued during 2006 including the modification of the exercise price (from $1.20  per share to $0.60 per share) and the life of the warrants (from 5.5 years to 6.5 years).  The second set of warrants included the modification of the life of the warrants (from 1.75 years to 6.75 years).  The Company valued the modification of these warrants as $136,082 which was based on the difference of the warrant before and after the modification. For the Black - Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 4.78%, expected volatility of 33.17% and an expected term for the warrants of 6.5 and 6.75 years.  The Company reflected an aggregate charge of $1,091,867 during the year ended December 31, 2007 relating to these transactions.

On March 31, 2007 General Pacific Partners agreed to convert $220,000 of accrued advisory fees and expenses into 184,874 shares of common stock based upon the existing fair value of the Company’s common stock.   As an inducement to convert, the Company issued GPP a seven year warrant to purchase 55,462 shares of the Company’s common stock at $0.60 per share. These warrants were valued at $44,092 using the Black - Scholes valuation model and such cost was recognized as an expense.  For the Black - Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 4.78%, expected volatility of 33.17 % and an expected term for the warrants of 7 years.

During the year ended December 31, 2006, as a part of an advisory agreement, the Company issued 333,334 warrants, valued at $773,761, to purchase common stock at $1.20 per share. The company used the Black Scholes valuation model to determine the value of the warrants. For the Black Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 3.68%, expected volatility of 93.49% and an expected term for the warrants of 6 years.  The Company allocated the fees and warrant values to specific tasks outlined in the advisory agreement. This included $513,165 related to an abandoned acquisition (Note 14), $319,730 related to the issuance of convertible notes and $465,871 related to general corporate matters.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

During the year ended December 31, 2006, the Company converted $110,000 of amounts due to GPP for services in exchange for the issuance of 3,667 shares of the Company’s common stock. The shares issued were valued at the market price at the date of issuance, which resulted in a reduction in cost of $53,900 upon conversion that has been offset to operating expenses in the accompanying statement of operations.

On December 31, 2006 General Pacific Partners agreed to convert $851,558 in promissory notes and accrued interest into 709,632 shares of common stock in connection with this conversion.  The Company issued 212,890 warrants to purchase common stock at $0.60 with an expiration date of December 31, 2008. As an inducement to convert these warrants were valued at $210,760 using the Black Scholes valuation model.  For the Black Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 3.68%, expected volatility of 161.56 % and an expected term for the warrants of 2 years.

Issuance and conversion of assignable notes

From December 2006 through October 2007 General Pacific Partners made several unsecured advances to the Company utilizing assignable notes totaling $3,897,984. With the approval of the Board of Directors, the Company offered holders of the assignable notes the ability to convert the notes to common stock at a value of $1.20 per share, and during the year ended December 31, 2007, $3,933,861 of these notes and accrued interest were converted into 3,278,250 shares of common stock. The fair value of the shares at the time of conversion was $8,679,689 resulting in a cost to induce conversion of debt of $4,745,828.  As a further inducement to convert, the holders were issued 974,503 two year warrants to purchase a number of shares equal to 30% of the number of shares they will receive upon conversion of the principal note amount due to them at an exercise price of $0.60. The Company valued the warrants at $2,051,811 using a Black - Scholes option pricing model.

The aggregate value of common stock and warrants issued of $10,731,500 in excess of the notes payable and accrued interest exchanged of $3,933,861 was $6,797,639 and was reflected as costs to induce conversion of debt in the accompanying statement of operations for the year ended December 31, 2007.

As of December 31, 2006 there was $550,000 outstanding under these unsecured advances. As 2007, all of these unsecured advances have been converted to common stock and no further amounts were due.

Related Party Lease Agreement

During the third quarter ended September 30, 2007, the Company entered into a lease for $180,846 of equipment with current investors of the Company.  The lease transaction was organized by General Pacific Partners, a related party, with these investors.  The lease has been classified as a capital lease and included in property and equipment (See note 9) and requires payments of $4,000 per month begginning August 1, 2007 through 2012.  As an inducement to enter into the lease, the Company issued the leasing entity 100,000 two year warrants to purchase common stock at $1.20. These warrants were valued at $187,128 using the Black - Scholes valuation model and such cost will be amortized to expense over the life of the lease.  For the Black - Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 4.78%, expected volatility of 56.60 % and an expected term for the warrants of 2 years.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Racing Sponsorship

During the year ended December 31, 2007 the Company provided services to O’Connell Racing, a company operated by a prior member of the Board of Directors of the Company’s wholly owned subsidiary, General Environmental Management, Inc. of Delaware.  In connection with this sponsorship, services were provided to O’Connell Racing that totaled approximately $42,000. The Company plans to continue its sponsorship in 2008.

7. SECURED FINANCING AGREEMENTS

Secured financing consists of the following notes payable at December 31, 2007 and 2006:

	2007	2006

(a) Secured convertible Term Note	$973,623	$1,575,757
(b) Secured non-convertible Revolving Note	4,194,771	2,971,277
(c) Secured convertible October Term Note	1,245,210	289,776
Valuation Discount	(2,042,191)	(1,769,174)
	4,371,413	3,067,636
Less current portion	(662,719)	(1,017,048)
Financing agreement, net of current portion	$3,708,694	$2,050,588

On March 3, 2006, the Company entered into a series of agreements with Laurus Master Fund, Ltd. ("Laurus"), each dated as of February 28, 2006, whereby the Company issued to Laurus (i) a secured convertible term note ("Note") in the principal amount of $2.0 million;  (ii) a Secured Non-Convertible Revolving Note of up to $5.0 million; and, (iii) a warrant ("Warrant") to purchase up to 107,267 shares of our common stock at a price of $26.10 per share. The Company also agreed to pay out of the Loan proceeds $245,000 to Laurus Capital Management, LLC, the investment advisor to Laurus, and $40,000 to Laurus Capital Management, LLC as reimbursement for its due diligence and legal fees and expenses incurred in connection with the transaction. The Company also incurred an additional $41,193 of closing costs for total closing costs of $326,193.   The Company subsequently amended the terms of the Note on October 31, 2007 as described below.

The Company calculated that the fair value of the 107,267 warrants issued to Laurus as $1,224,657 based upon the relative value of the Black Scholes valuation of the warrants and the underlying debt amount.  For the Black Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 3.68%, expected volatility of 109.33% and an expected term for the warrants of 7 years. The Company determined that the beneficial conversion feature of the convertible note approximated $932,168.  The closing costs paid to Laurus of $326,193, the value of the warrants issued to the Laurus of $1,224,657 and the $898,774 of calculated beneficial conversion feature have been reflected by the Company as a valuation discount and offset to the face amount of the Notes and is being amortized to interest expense over the life of the loan based upon the effective interest method. During the years ended December 31, 2007 and 2006 the Company amortized $816,540 and $680,451 of this amount which is included in interest expense in the accompanying statement of operations.

In conjunction with the financing, the Company also incurred fees to various investment advisors that facilitated the transaction.  These fees totaled $552,000, of which $210,000 was paid through the issuance of 8,236 shares of our common stock. In addition, the Company issued these finders warrants to purchase 17,804 shares of common stock at a price of $26.10 per share. The Company calculated that the fair value of the warrants issued to the finders was $197,653 based upon the relative value of the Black Scholes valuation of the warrants and the underlying debt amount For the Black Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 3.68%, expected volatility of 109.33% and an expected term for the warrants of 7 years. The fees paid to the finders and the value of the warrants issued to the finders in the aggregate amount of $749,653 have been reflected as deferred financing costs in the accompanying balance sheet and are being amortized over the life of the loan.  During the years ended December 31, 2007 and 2006 the Company amortized $816,540 and $208,240, respectively, of this amount which is included in interest expense in the accompanying statement of operations.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Terms of the notes are described below

(a) On March 3, 2006, General Environmental Management, Inc. entered into an agreement with Laurus Master Fund, Ltd. dated as of February 28, 2006, whereby the Company issued to Laurus a secured convertible term note ("Note") in the principal amount of $2.0 million;

Under terms of the initial agreement, the principal amount of the Note carried an interest rate of prime plus three and one half percent, subject to adjustment, and such interest is payable monthly. The Company also was required to make monthly principal payments in the amount of $60,606.06, commencing June 1, 2006, until its maturity on February 28, 2009, as well as monthly interest payments in the amount of prime plus 3.5%, but in no event less than 8% per annum.

The Note is secured by all of the Company’s assets and the assets of its direct subsidiary, General Environmental Management, Inc. (Delaware) and its direct subsidiary, General Environmental Management of Rancho Cordova LLC, a California Limited Liability Company (including the real property owed by General Environmental Management of Rancho Cordova LLC), as well as by a pledge of the equity interests of General Environmental Management, Inc. (Delaware), GEM Mobile Treatment Services, Inc. (California) and General Environmental Management of Rancho Cordova LLC.

The principal amount of the Note and accrued interest thereon was initially convertible into shares of its common stock at a price of $0.85 per share, subject to anti-dilution adjustments. Under the terms of the Note, the monthly principal payment amount of approximately $60,606.06, plus the monthly interest payment (together, the "Monthly Payment"), were payable in either cash or, if certain criteria are met, including the effectiveness of a current registration statement covering the shares of its common stock into which the Note is convertible, through the issuance of its common stock. Laurus had the option to convert the entire principal amount of the Note, together with interest thereon, into shares of its common stock, provided that such conversion does not result in Laurus beneficially owning at any one time more that 4.99% of its outstanding shares of common stock. The Company agreed to register all of the shares that are issuable upon conversion of the Note and exercise of the Warrant.

On October 31, 2007, the Company entered into an Amendment of, and Joinder to, Existing Financing Documents with Laurus Master Fund Ltd., wherein the Company’s principal payment for the convertible term loan under the February 28, 2006 Secured Convertible Term Loan agreement was changed.  The following are the terms under the new payment schedule:

    •  Monthly principal payment was reduced from $60,606.06 to $30,303.03 (from February 2008 to February 2009)
    •  4-months grace period for principal payment (monthly payment will start in March 2008)
    •  Interest is to be paid monthly (no change on interest rate, which is based on prime +3.5%)
    •  Balloon payment in February 2009 for the remaining balance of the loan

The initial Convertible Term Note was issued with warrants in 2006. There were no changes in the warrant terms nor in the conversion feature of the note.  Laurus also re-issued new notes to the Company in the name of Valens Offshore, which is the new operating name for the lender.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

The Company reviewed EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments to determine if there was a substantial modification of the debt instrument, and whether a debt extinguishment gain or loss should be recognized. The Company performed an analysis of the present value of the cash flows under the old and revised terms of the note and has determined that there is no substantial change in the cash flows.  There were also no changes in the note’s conversion feature and the warrants issued with the note that could affect the cash flows of the note.

(b) The revolving note allows the Company to borrow a maximum amount of $5,000,000, based on a borrowing base of 90% of all eligible receivables, which are primarily accounts receivables under 90 days. The interest rate on this line of credit is in the amount of prime plus 3.5%, but in no event less than 8% per annum.  The Revolving Note is secured by all assets of the Company and is subject to the same security agreement as discussed above.  As of December 31, 2007 and 2006, the Company had outstanding borrowings of 4,194,771 and $2,971,277 against the Revolving Note.

(c)  On October 31, 2007, General Environmental Management, Inc entered into an agreement with Laurus Master Fund, Ltd. ("Laurus"), LV Administrative Services, Inc. (“LV Admin”), Valens U.S. SPV I, LLC (“Valens US”) and Valens Offshore SPV II, Corp. (“Valens”), dated as of October 31, 2007, whereby the Company issued to Valens US and Valens (i) secured convertible term notes ("Notes") in the principal amount of $1.25 million;  (ii) an assignment of the Laurus Secured Non-Convertible Revolving Note; (iii) a warrant ("Warrant 1") to purchase up to 661,818 shares of its common stock at a price of $1.38 per share and, (iv) a warrant ("Warrant 2") to purchase up to 330,909 shares of its common stock at a price of $2.75 per share.  The balance outstanding under this note at December 31, 2007 was $1,245,210.

The principal amount of the Note carries an interest rate of prime plus three and one half percent, subject to adjustment, and such interest is payable monthly.  The Company must also make monthly principal payments in the amount of $30,303.03, commencing March 1, 2008. The Note is secured by all of its assets and the assets of its direct subsidiary, General Environmental Management, Inc. (Delaware) and its direct subsidiaries, General Environmental Management of Rancho Cordova LLC, a California Limited Liability Company (including the real property owed by General Environmental Management of Rancho Cordova LLC), GEM Mobile Treatment Services Inc., as well as by a pledge of the equity interests of General Environmental Management, Inc. (Delaware), General Environmental Management of Rancho Cordova LLC and GEM Mobile Treatment Services Inc.

The principal amount of the Note and accrued interest thereon is convertible into shares of its common stock at a price of $2.78 per share, subject to anti-dilution adjustments. Under the terms of the Note, the monthly principal payment amount of approximately $30,303.03, plus the monthly interest payment (together, the "Monthly Payment"), is payable in either cash or, if certain criteria are met, including the effectiveness of a current registration statement covering the shares of its common stock into which the Note is convertible, through the issuance of its common stock. Valens and Valens US have the option to convert the entire principal amount of the Note, together with interest thereon, into shares of its common stock, provided that such conversion does not result in Valens and Valens US beneficially owning at any one time more than 9.99% of its outstanding shares of common stock. The Company has agreed to register all of the shares that are issuable upon conversion of the Note and exercise of the Warrant.

The Company calculated that the fair value of the warrants issued to Valens as $775,586 based upon the relative value of the Black Scholes valuation of the warrants and the underlying debt amount.  For the Black Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 4.78%, expected volatility of 70.18% and an expected term for the warrants of 7 years. The Company determined that the beneficial conversion feature of the convertible note was $469,623.  The value of the warrants and the calculated beneficial conversion feature of $1,245,210 has been reflected by the Company as a valuation discount and offset to the face amount of the Notes and is being amortized to interest expense over the life of the loan based upon the effective interest method. During the year ended December 31, 2007 the Company amortized $155,651 of this amount which is included in interest expense in the accompanying statement of operations

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Future annual maturities under these notes payable at December 31, 2007 are as follows:

Year Ended December 31,	Amount

2008	$606,061
2009	5,807,543
Total	$6,413,604

8. CONVERTIBLE NOTES PAYABLE

During the period March 4, 2004 through June 22, 2004, the Company entered into a Loan and Security Agreement with several investors to provide the funding necessary for the purchase of the TSDF located in Rancho Cordova, California.  The notes are secured and carry an interest rate of eight percent (8%) per annum and principal and interest are convertible at $30.00 per share into common stock.  In addition, the note holders were issued warrants to purchase common stock.  As of December 31, 2007, notes payable of $500,000 plus accrued interest of $20,208 remain outstanding. As of December 31, 2006, notes payable of $500,000 plus accrued interest of $101,159 remain outstanding. During the year ended December 31, 2007 accrued interest of $148,750 was converted to 125,000 shares of common stock.  The notes were initially due September 29, 2005 but have been extended until June, 2008.

9. LONG TERM DEBT

Long term debt consists of the following at December 31, 2007 and 2006:

	2007	2006

(a) Vehicle notes	$22,303	$40,129
(b) Notes Payable, Alliance	1,250,000	1,250,000
(c) Equipment notes	97,628	124,738
(d) Firestone Notes	-	176,076
	1,369,931	1,590,943
Loan Discount	(15,625)	(36,459)
	1,354,306	1,554,484
Less current portion	1,274,464	82,470
Notes payable, net of current portion	$79,842	$1,472,014

(a) Note payable in monthly installments of $815 including interest at 1.9%, through April 2010. The note is secured by a vehicle.

(b) On September 12, 2005, our wholly owned subsidiary, General Environmental Management of Rancho Cordova, LLC, (“GEM LLC”) entered into a $1.25 million secured, long-term financing arrangement with The Alliance Portfolio (the “2005 Loan”). The loan is secured by real estate.

The terms of the loan provide that GEM LLC will pay monthly payments of interest only from November 1, 2005 through October 1, 2008, with the principal balance due on October 1, 2008.  The 2005 Loan may be prepaid without premium or penalty after the twelfth month. If the 2005 Loan is prepaid prior to the twelfth month, then the prepayment penalty is 6 months interest on any principal prepaid in excess of 20% of the principal. Subject to the terms and conditions of the loan documentation, interest is due on the unpaid principal balance of the 2005 Loan at a rate of 12.99% per annum until June 1, 2007, at which time the interest rate may rise based upon a formula set forth in the loan documentation. The interest rate reset to 14.07% on June 1, 2007. In no event will the interest rate be less than 12.99% per annum. In connection with obtaining the loan, the Company paid a $62,500 loan origination fee which is being amortized over the term of the loan.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(c) The equipment note is for equipment utilized by GEM Mobile Treatment Services. It requires monthly payments of $3,417 with an interest rate of 12.35% and matures in October 2010. The note is secured by the equipment.

(d) The Company entered into two notes as part of the consideration given for the purchase of certain assets of Firestone Environmental Services, Inc.  The notes were secured by the assets purchased from the companies.  Each seller was given a $220,000 note for an aggregate total of $440,000.  The notes carried an interest rate of 14% and were due in monthly installments of $6,614 through August of 2009.  The notes were paid in full on October 31, 2007.

Future annual maturities under these notes payable at December 31, 2007 are as follows:

Year Ended December 31,	Amount

2008	$1,274,464
2009	44,278
2010	35,564
$1,354,306

10. OBLIGATIONS UNDER CAPITAL LEASES

The Company has entered into various capital leases for equipment with monthly payments ranging from $598 to $4,000 per month, including interest, at interest rates ranging from 9.8% to 19.7% per annum. At December 31, 2007, monthly payments under these leases aggregated $31,590. The leases expire at various dates through 2013. The amounts outstanding under the capital lease obligations were $1,233,935 and $275,840 as of December 31, 2007 and 2006, respectively.

Minimum future payments under capital lease obligations are as follows:

Years Ending December 31,
2008	$333,209
2009	331,834
2010	335,107
2011	309,213
2012	227,000
Thereafter	109,343
Total payments	1,645,706
Less: amount representing interest	(411,771)
Present value of minimum lease payments	1,233,935
Less: current portion	(187,015)
Non-current portion	$1,046,920

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

11. STOCKHOLDERS’ EQUITY

Common Stock and Warrants issued for Financing and Advisory Fees

During 2006, the Company issued 523,327 warrants valued at $1,247,144 for financing and advisory fees as follows:

Pursuant to advisory agreements with General Pacific Partners, LLC relating to the raising of convertible debt, a proposed acquisition agreement and general corporate matters, the Company issued 333,334 warrants to purchase common stock at $1.20 with a term of seventy two (72) months. The value of these warrants was calculated at $773,761.  The value of this warrant was allocated to specific services performed (see Note 6). For the Black Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 3.68%, expected volatility of 125% and an expected term for the warrants of 6 years.

Pursuant to advisory agreements with Ascendiant Securities LLC relating to raising of 2006 May convertible notes,  the Company issued 189,993 warrants to purchase common stock at $1.20 with a term of sixty months (60) months. The value of these warrants was calculated at $473,383 and was accounted for as additional interest expense (see May 2006 convertible notes). For the Black Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 3.68%, expected volatility of 138% and an expected term for the warrants of 5 years.

May 2006 Convertible Notes

In May, 2006, the Board of Directors authorized the private placement sale to accredited investors of up to $10 million in convertible notes (the (May Convertible Notes"). Each one dollar of principal of the May Convertible Notes was convertible into 10 shares of the Company's Common Stock. The May Convertible Notes were convertible at the Company's option at any time. The May Convertible Notes were unsecured and carried an interest rate of eight percent (8%) per annum and were due within one year. From May 2006 to August 2006, the Company issued one hundred twenty nine of these convertible notes totaling $4,753,277. On August 9, 2006 the Board of Directors authorized a modification in the terms of the May Convertible Notes so that each one dollar of principal of the May Convertible Note was convertible into 20 shares of Common Stock. The Company determined that the difference between the conversion price and the Company's stock price on the date of issuance of the notes gave rise to a beneficial conversion feature of $4,753,277, and recorded such amount as interest expense and an increase to paid in capital.

On August 31, 2006, the total balance of the convertible notes was converted into 3,168,852 shares of common stock. On December 18, 2006 the Board of Directors determined that as a result of the Company now offering to investors shares of common stock at the equivalent of $0.04 per share, it would be fair and equitable for the Company to issue to the investors who had purchased May Convertible Notes, an amount of shares of common stock so that they will have paid the equivalent of $0.04 per share. This resulted in the issuance of 792,213 shares of common stock. The additional 792,213 shares of Common Stock were valued at $950,655 and the amount was recognized as additional interest expense.

In connection with the sale of these notes, the Company entered into a Placement Agent Agreement with Ascendiant Securities LLC ("Ascendiant") pursuant to which Ascendiant received a commission of 6% of all monies received by us, aggregating $227,992 and a number of warrants that was equal to 6% of the number of shares into which the May Convertible Notes are convertible, aggregating 189,993 warrants. The company used the Black Scholes valuation model and determined that the value of the warrants issued to the placement agent was $473,383. For the Black Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 3.68%, expected volatility of 138% and an expected term for the warrants of 5 years. Also in conjunction with the placement of these notes, advisory fees of $108,000 in cash and $211,730 relating to the valuation of warrants issued to related party were allocated to the notes (see Note 6). Upon conversion of the notes to common stock, the aggregate amount of these fees of $1,021,105 was reflected as interest cost.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Issuance of Common Stock for conversion of debt during 2006

On December 31, 2006 General Pacific Partners LLC, a company operated by a prior member of the Board of Directors of the Company’s wholly owned subsidiary, General Environmental Management, Inc. of Delaware, and Greg Olafson, a stockholder, agreed to convert $968,545 in loans and accrued interest into 807,121 shares of common stock.  In connection with the conversions, the Company issued 242,137 warrants to purchase common stock with an exercise price of $0.60 and an expiration date of December 31, 2008 as an inducement to convert. The Company used the Black Scholes valuation model and determined that the value of the warrants issued was $239,715, and recorded such amount as interest expense. For the Black Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 3.68%, expected volatility of 161.56% and an expected term for the warrants of 2 years.

Common Stock for Services

During the year ended December 31, 2006 as part of the fee arrangement related to the secured financing agreement (See Note 6), the Company issued 8,235 shares of common stock valued at $210,000 to its financial advisor.

During the year ended December 31, 2006 as part of a legal settlement with a shareholder, the Company issued 2,200 shares of common stock valued at $6,600.  Additionally, the Company issued 25,000 shares of Series B Convertible Preferred Stock valued at $25,000 and recorded a beneficial conversion feature of $30,000 in connection with the settlement.

During the year ended December 31, 2007, Ascendiant Securities LLC, an advisor to the Company, agreed to convert $312,768 in advisory fees and expenses into 260,641 shares of common stock based upon the fair value of the stock at the date of the agreement. In addition, a consultant to the Company agreed to convert $138,834 of accrued services performed in conjunction with acquisitions and advisory services performed during 2006 into 116,667 shares of common stock based upon the fair value of the stock at the date of the agreement.

During the year ended December 31, 2007, a consultant to the company agreed to convert $22,690 in expenses into 8,251 shares of common stock based upon the fair value of the stock at the date of the agreement.  On December 31, 2007, Patrick Lund, legal counsel for the company, agreed to convert $76,250 in legal fees into 44,853 shares of the company’s common stock based upon the fair market value of the stock at the date of the agreement.

Issuance of Common Stock on Exercise of Stock Options

On July 27, 2007 one employee exercised 100 options granted under the Company’s 2007 Employee Stock Option Plan resulting in net proceeds to the Company of $119.

Issuance of Common Stock on Conversion of Interest

During the year ended December 31, 2007, holders of convertible notes issued during 2004 and 2006, agreed to convert $196,772 of accrued interest into 165,083 shares of common stock based upon the fair value of the stock at the date of the conversion.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Issuance of Warrants for Services

In March 2007, the Board of Directors awarded 2,085,000 fully vested warrants to purchase common stock of the Company to various individuals and consultants.  These awards included 650,000 warrants to the Chairman of the Board, 500,000 warrants to the Chief Financial Officer, 35,000 warrants to the Chairman of the Audit committee, 400,000 warrants to Revete Capital Partners, LLC, a consultant to the Company and 500,000 shares to Extend Services Pty Ltd., also a consultant to the Company. The warrants are exercisable at $1.19 per share and have a 7 year life as noted per the Company’s board approval. The value of these warrants was calculated at $1,248,645 and included in the statement of operations for the year ending December 31, 2007.  For the Black Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 4.78 % and expected volatility of 33.17 % based on the Gemini Valuation report dated March 1, 2007.

Preferred Stock

Series B Preferred Stock

During the period September 1, 2006 to December 5, 2006, the Company raised $2,308,171 (net of offering costs of $147,330) through the issuance of 2,455,500 units of Series B convertible preferred stock. Each unit consists of one share of Series B Convertible Preferred Stock convertible into .67 shares of common stock. The stock has a par value of $.001 per share, participates on the same basis with common shareholders related to receipt of dividends, and shall have voting rights equal to the number of shares into which each share of Series B Preferred Stock is convertible. The proceeds were used to provide working capital funding. Based upon the existence of these conversion features, which provides mandatory conversion at the option of the Company of one share of Series B Convertible Preferred Stock convertible into .67 shares of common stock, the Company determined that a beneficial conversion feature of $955,040 was required to be recorded as of the date of issuance and has been accounted for as an adjustment to capital and to net loss attributed to common shareholders during the year ended December 31, 2006. In addition, 122,778 warrants, valued at $197,936 using the Black Scholes valuation model were issued as commissions for the placement of the Series B - Preferred Stock. These warrants were not accounted for by the Company as there would not have been any net effect to paid in capital.

On December 18, 2006 the Board of Directors determined that as a result of the Company now offering to investors shares of common stock at the equivalent of $0.04 per share, it would be fair and equitable for the Company to change the conversion price of the Series B Convertible Preferred Stock from $0.05 to $0.04 per share, which will result in the issuance of 413,417 shares of common stock upon conversion. The modification of this feature of the Series B Convertible Preferred Stock created a dividend of $491,100 which was reflected as an adjustment to net loss available to common stockholders at December 31, 2006.

On January 31, 2007 the Board of Directors authorized the conversion of the Series B Convertible Preferred Stock into 2,067,106 shares of the Company’s common stock.

12. STOCK OPTIONS AND WARRANTS

Stock Options

Prior to acquisition by the Company, General Environmental Management, Inc. of Delaware’s Board of Directors approved and implemented the 2005 Stock Option Plan (the “2005 Plan”).  The plan authorized option grants to employees and other persons closely associated with the Company for the purchase of up to 88,117 shares.

On March 28, 2007 the Board of Directors approved and implemented the 2007 Stock Option Plan (the “2007 Plan”).  The plan authorized option grants to employees and other persons closely associated with the Company for the purchase of up to 5,500,000 shares.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

The Company issues stock options to employees, directors and consultants under the 2007 Stock Option Plan.  Employee and Non-employee options vest according to the terms of the specific grant and expire 8 years from date of grant.  Stock option activity for the years ended December 31, 2007 and 2006 was as follows:

	Weighted Avg.	Weighted Avg.
	Options	Exercise Price

Options, January 1, 2006	56,017	31.80
Options granted	12,587	11.70
Options exercised	-	-
Options cancelled	(1,537)	22.50
Options, December 31, 2006	67,067	28.20
Options granted	5,233,268	1.33
Options exercised	(100)	1.19
Options cancelled	(300,042)	2.10
Options, December 31, 2007	5,000,193	$1.64
Options exercisable, December 31, 2007	2,175,004	1.82

The aggregate intrinsic value of the 5,000,193 options outstanding and 2,175,004 options exercisable as of December 31, 2007 was $2,095,953 and $981,185, respectively. The aggregate intrinsic value for the options is calculated as the difference between the price of the underlying awards and quoted price of the Company's common shares for the options that were in-the-money as of December 31, 2007.

Options outstanding at December 31, 2007 and the related weighted average exercise price and remaining life information is as follows:

Range of exercise prices	Total options outstanding	Weighted average remaining life in years	Total weighted average exercise price	Options exercisable	Exercisable weighted average exercise price
$30.00	37,361	5.17	$30.00	32,366	$30.00
48.00	134	5.33	48.00	87	48.00
39.00	9,335	5.58	39.00	5,600	39.00
35.10	551	5.83	35.10	330	35.10
25.80	2,501	6.33	25.80	1,125	25.80
6.60	7,099	6.58	6.60	2,853	6.60
2.50	358,500	9.83	2.50	90,000	2.50
1.70	475,000	10.00	1.70	118,750	1.70
1.19	4,109,712	9.25	1.19	1,923,893	1.19
$1.19-$48.00	5,000,193	9.32	1.64	2,175,004	$1.83

The total stock based compensation expense for the years ended December 31, 2007 and 2006 was $1,199,301 and $225,725, respectively.  As of December 31, 2007, there were options valued at $1,994,542 that will be amortized as commendation expense over the next 46 months as the options vest.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Warrants

Prior to the acquisition by the Company, General Environmental Management, Inc. of Delaware had issued warrants through the sale of common stock, the issuance of convertible notes, and for services. Under the terms of the agreement and plan of merger these warrants became exercisable into the same number of shares in the Company’s stock on the same terms as issued.  As of December 31, 2007 there were 5,981,635 warrants outstanding with exercise prices ranging from $0.60 to $120.00 per share of common stock, and expiration dates through March 31, 2014.

		Range of	Intrinsic
	Warrants	Exercise Prices	Value

Warrants, January 1, 2006	174,847	$30.00-$120.00	-
Warrants granted	1,013,309	$0.60-$26.10	-
Warrants exercised	-	-	-
Warrants expired	(4,167)	$30.00-$30.00	-
Warrants outstanding, December 31, 2006	1,183,989	$0.60-$120.00	-
Warrants granted	4,900,467	$0.60-$2.75	-
Warrants exercised	-	-	-
Warrants expired	(102,821)	$30.00-$60.00	-
Warrants outstanding, December 31, 2007	5,981,635	$0.60-$120.00	4,205,800

Warrants outstanding at December 31, 2007 and the related weighted average exercise price and remaining life information is as follows:

Range of exercise prices	Total warrants outstanding	Weighted average remaining life in years	Total weighted average exercise price	Warrants exercisable	Exercisable weighted average exercise price

$120.00	1,556	0.67	$120.00	1,556	$120.00
90.00	1,556	0.67	90.00	1,556	90.00
60.00	1,556	0.67	60.00	1,556	60.00
37.50	44,196	0.59	37.50	44,196	37.50
30.00	18,991	0.99	30.00	18,991	30.00
26.10	125,072	5.17	26.10	125,072	26.10
2.75	330,909	6.83	2.75	330,909	2.75
1.38	661,818	6.83	1.38	661,818	1.38
1.20	577,352	2.52	1.20	577,352	1.20
1.19	1,585,000	6.25	1.19	1,585,000	1.19
0.60	2,633,629	4.34	0.60	2,633,629	0.60
$0.60-$120.00	5,981,635	3.93	$1.99	5,981,635	$1.99

The aggregate intrinsic value of the 5,981,635 warrants outstanding as of December 31, 2007 was $4,205,800. The aggregate intrinsic value for the warrants is calculated as the difference between the price of the underlying shares and quoted price of the Company's common shares for the warrants that were in-the-money as of December 31, 2007.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

13. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company leases its warehouse and office facility and certain equipment under separate non-cancelable operating lease agreements.  Under terms of each of the leases, the company pays the cost of repairs and maintenance.

Future minimum lease commitments under these leases at December 31, 2007 are as follows:

Year Ended December 31,	Amount

2008	$598,224
2009	660,303
2010	602,834
2011	298,375
2012	77,728
Thereafter	39,246
$2,276,710

Rent expense for the years ending December 31, 2007 and 2006 was $855,764 and $669,887 respectively.

ENVIRONMENTAL

The Company is regulated as a hazardous waste transporter and TSDF operator and is subject to various stringent federal, state, and local environmental laws and regulations relating to pollution, protection of public health and the environment, and occupational safety and health.  The Company is subject to periodic inspection by the Department of Toxic Substance Control, DOT, and EPA. The Company has not been subject to any contingencies pursuant to any environmental law or regulation. Although compliance with these laws and regulations may affect the costs of the Company’s operations, compliance costs to date have not been material.

ASSET RETIREMENT COSTS AND OBLIGATIONS

In accordance with its Part B operating permit, the Company is liable for certain costs involving the ultimate closure of its facilities.  These expenses include costs of decommissioning, remediation, and incremental direct administration costs of closing the facilities.

Upon acquisition of General Environmental Management of Rancho Cordova, LLC in June 2004, the Company continued that subsidiary’s implementation of SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs.  The statement which became effective January 1, 2003, requires that a fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long lived asset.  When a liability is initially recorded, the entity capitalizes the cost by increasing the carrying value of the related long lived asset.  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  On an annual basis the liability to fulfill the retirement obligation is required to be reviewed and adjusted if necessary.  Management’s review of the liability in 2007 determined no adjustment was necessary.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

The Company determined the estimated obligation, based on current requirements and proposed regulatory changes and is intended to approximate fair value.  The estimate of fair value is based on the best available information, including the results of present value techniques.  Once the retirement costs were determined, the Company inflated those costs to the expected time of payments and discounts the expected future costs back to present value.  The costs have been inflated in current dollars until the expected time of payment using an inflation rate of 2.5 percent and have discounted these costs to present value using a credit-adjusted risk-free interest rate of 5.5 percent.  The accretion of the liability, based on the effective interest method, and amortization of the property and equipment, recognized over the estimated life of the location, will be included in the operating costs and expenses.  The discount rate, which is based on the rates for the United States Treasury bonds, and the inflation rate is reviewed by the Company on an annual basis.

Upon acquisition of the Part B permit and facility, the Company’s share of obligation, was a present value liability of $35,846 and a net increase to plant and equipment of $35,846.

In the State of California, the environmental regulatory agencies overseeing the Company’s operations require the Company to provide assurance that funds will be available for these costs. The Company has a cash deposit of $884,834 to cover the ultimate cost of closure at its facility and is reflected as restricted cash in the accompanying balance sheet.

LEGAL PROCEEDINGS

On July 5, 2007, a lawsuit was instituted by Romic Environmental Technologies Corp. (“RET”) against the Company and four of its senior executives, Namki Yi, the Vice President of Corporate Development, Betty McKee, the Director of Systems & Financial Analysis, Mindy Rath, the Director of Sales and Gary Bowling, the Regional General Manager for Southern CA, all of who were formerly employed by RET.  The lawsuit was brought in the Superior Court of the State of California, County of Los Angeles.  In the lawsuit, RET alleges that the Company and the four executives are liable to RET for among other things, Violation of Non-Disclosure Agreements and Termination Protection Agreements, Intentional Interference with contracts, and Violation of Trade Secrets and Unfair Competition. RET alleges damages of Fifteen Million Dollars and requests certain injunctive relief. The Company believes that the lawsuit has no merit, and intends to vigorously defend the action. However, an adverse outcome of this lawsuit would have a material adverse affect on our business and financial condition.

OTHER CONTINGENCIES

The Company is subject to various regulatory requirements, including the procurement of requisite licenses and permits at its facilities and for its vehicles and drivers.  These licenses and permits, without which the Company’s operations would be adversely affected, are subject to periodic renewal.  The Company anticipates that, once a license or permit is issued with respect to a facility, the license or permit will be renewed at the end of its term if the facility’s operations are in compliance with the applicable regulatory requirements.

Under the Company’s insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract.  The company retains a certain amount of risk through per occurrence deductibles on its insurance policies.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

14.  INCOME TAXES

The Company's net deferred tax assets (using a federal corporate income rate of 34%) consisted of the following at December 31;

	2007	2006

Deferred tax asset, net operating loss	$11,677,897	$7,516,674
Less valuation allowance	(11,677,897)	(7,516,674)
Net deferred tax asset	$-	$-

As of December 31, 2007 and December 31, 2006, the Company had federal net operating loss carry forwards of approximately $34,346,755 and $22,107,864, respectively, expiring in various years through 2025, which can be used to offset future taxable income, if any. No deferred asset benefit for these operating losses has been recognized in the financial statements due to the uncertainty as to their realizability in future periods.

SFAS No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. Due to restrictions imposed by Internal Revenue Code Section 382 regarding substantial changes in ownership of companies with loss carry-forwards, the utilization of the Company’s net operating loss carry-forwards will likely be limited as a result of cumulative changes in stock ownership.  The company has not recognized a deferred tax asset and, as a result, the change in stock ownership has not resulted in any changes to valuation allowances.

As a result of the Company's significant operating loss carryforward and the corresponding valuation allowance, no income tax expense (benefit) has been recorded at December 31, 2007 and 2006.

Reconciliation of the effective income tax rate to the United States statutory income tax rate for the years ended December 31, 2007 and 2006 is as follows:

	2007		2006

Tax expense at U.S. statutory income tax rate	(34.0	) %	(34.0)
Increase in the valuation allowance	34.0		34.0
Effective rate	-		-

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”) —an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31, 2007, the Company does not have a liability for unrecognized tax benefits.

GENERAL ENVIRONMENTAL MANAGEMENT, INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal or state income tax examinations by tax authorities for five years after 2002. During the periods open to examination, the Company has net operating loss and tax credit carry forwards for U.S. federal and state tax purposes that have attributes from closed periods. Since these NOLs and tax credit carry forwards may be utilized in future periods, they remain subject to examination.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2007, the Company has no accrued interest or penalties related to uncertain tax positions.

15.  COSTS OF ABANDONED ACQUISITION

During the year ended December 31, 2006, the Company entered into a definitive agreement to acquire Pollution Control Industries (PCI), for a proposed purchase price of $35,000,000. As part of the agreement, the Company advanced PCI $2,375,000 of non refundable deposits and break up fees.  To facilitate part of the funding of the acquisition, on August 10, 2006 the Company entered into a series of agreements with Laurus Master Fund, Ltd. to provide acquisition funding and paid to Laurus a $1,190,000 finance fee. The Company also incurred approximately $767,000 in other costs related to the acquisition consisting of legal and advisory fees, as well as $321,000 related to the issuance of warrants to a related entity for advisory fees. The warrants were valued using the Black Scholes model and the Company assumed no dividend yield, a risk free interest rate of 3.68%, expected volatility of 125% and an expected term for the warrants of 6 years. In total, the Company incurred approximately $4,653,000 related to this acquisition.

The Company was not able to raise the capital required to fund the acquisition, and it was not able to complete the acquisition of PCI as contemplated. As such, the $4,653,000 of costs incurred has been recognized as a loss on abandoned projects during the year ending December 31, 2006

16. SUBSEQUENT EVENTS

On February 14, 2008, the Company entered into an unsecured promissory note with GPP.  The amount of $272,500 is to be amortized over a one year period beginning August 15, 2008.  The note bears an interest rate of 10%.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

This information is included in the prospectus.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the issuance and distribution of the securities being registered except selling discounts and commissions of the selling shareholders. The following table sets forth the estimated expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimates except for the Securities and Exchange Commission’s registration fee:

Expense or Fee	Amount to Be Paid

SEC Registration Fee	$165.49
Printing and Edgarizing Expenses	$1,500
Legal Fees and Expenses	$10,000
Accounting Fees and Expenses	$5,000
Transfer Agent	$1,000
Miscellaneous	$1,000
TOTAL	$18,665.49

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

Item 26. Recent Sales of Unregistered Securities.
Recent Sales of Unregistered Securities

Set forth below is information regarding the issuance and sales of our securities without registration during the last three years. Except as otherwise noted, all sales below were made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Act") and no such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities except as noted. No advertising or general solicitation was employed in offering the securities. In each instance, the offerings and sales were made to a limited number of persons, who were either (i) accredited investors, (ii) business associates of the Company (iii) employees of the Company, or (iv) executive officers or directors of the Company. In addition, the transfer of such securities was restricted by the Company in accordance with the requirements of the Act. Furthermore, all of the above-referenced persons were provided with access to our filings with the Securities and Exchange Commission.

1.
On October 31, 2007 we issued share purchase warrants to Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. which are related parties to Laurus for the purchase of 992,727 shares of our common stock in connection with our completion of the Laurus/Valens financing.  The warrant has an exercise price of $1.38 for 661,818 shares and $2.75 for 330,909 shares and expires in seven (7) years from its date of grant.

2.
On October 31, 2007, we entered into a financing agreement with Laurus Master Fund, Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. which are related parties to Laurus.  As part of the financing arrangement, the $1,245,000 Convertible Term Notes provided for conversion, at the option of Laurus, of the amounts outstanding into the Company's common stock at a fixed conversion price of $2.78 per share. We have reserved 447,918 shares of our authorized common stock for issuance in connection with this conversion right.

3.
From March 31, 2007 through October 5, 2007 we issued a total of 3,285,145 shares of common stock.  The shares were issued pursuant to the conversion of assignable notes that were issued by us between December 15, 2006 and October 4, 2007.  The assignable notes were for a one year term, paid interest at an annual rate of 10%, with principal and accrued interest convertible into shares of common stock at $1.20 per share.  In addition, we issued a total of 976,554 warrants to purchase 976,554 shares of our common stock for a period of two years at an exercise price of $0.60 per share.

4.	On September 25, 2007 we issued a total of 8,251 shares of common stock to Sanders Morris Harris (“SMH”) in payment of expenses related to services they performed for the Company.

5.
During the period September 1, 2006 to December 5, 2006, the Company raised capital and paid fees through the issuance of 2,480,500 units of Series B convertible preferred stock.  These shares were convertible at the option of the Company into common shares at $1.20 per share.  After approval by the shareholders of an increase in the authorized common shares in January 2007, the Company converted the Series B convertible preferred stock into 2,067,106 shares of common stock in accordance with their conversion terms.

6.
During the six months ended June 30, 2007, Ascendiant Securities LLC, an advisor to the Company, agreed to convert $312,768 in advisory fees and expenses into 260,641 shares of common stock based  upon the fair value of the stock at the date of the agreement. In addition, a consultant to the Company agreed to convert $138,834 of accrued services performed in conjunction with acquisitions and advisory services performed during 2006 into 116,667 shares of common stock based upon the fair value of the stock at the date of the agreement.

7.
In May, 2006, the Board of Directors authorized the private placement sale to accredited investors of up to $10 million in convertible notes (the (May Convertible Notes"). Each one dollar of principal of the May Convertible Notes was convertible into 10 shares of the Company's Common Stock. The May Convertible Notes were convertible at the Company's option at any time. The May Convertible Notes were unsecured and carried an interest rate of eight percent (8%) per annum and were due within one year. From May 2006 to August 2006, the Company issued one hundred twenty nine of these convertible notes totaling $4,753,277. On August 9, 2006 the Board of Directors authorized a modification in the terms of the May Convertible Notes so that each one dollar of principal of the May Convertible Note was convertible into 20 shares of Common Stock. The Company determined that the difference between the conversion price and the Company's stock price on the date of issuance of the notes gave rise to a beneficial conversion feature of $4,753,277, and recorded such amount as interest expense and an increase to paid in capital.

8.
On August 31, 2006, the total balance of the convertible notes was converted into 3,168,852 shares of common stock. On December 18, 2006 the Board of Directors determined that as a result of the Company now offering to investors shares of common stock at the equivalent of $0.04 per share, it would be fair and equitable for the Company to issue to the investors who had purchased May Convertible Notes, an amount of shares of common stock so that they will have paid the equivalent of $0.04 per share. This resulted in the issuance of 792,213 shares of common stock. The additional 792,213 shares of Common Stock were valued at $950,655 and the amount was recognized as additional interest expense.

9.
On February 28, 2006 we issued 8,236 shares of our common stock and a seven-year warrant to purchase an additional 16,471 shares of our common stock, as finders fees to Rodman & Renshaw LLC, in connection with our completion of the financing with Laurus Master Fund, Ltd. (“Laurus”). The shares had a market value of $27.60 each at the date of issuance. The share purchase warrants have an exercise price of $26.10 per share and expire in seven (7) years from their date of grant.

10.
On February 28, 2006 we issued a share purchase warrant to Laurus for the purchase of 107,267 shares of our common stock in connection with our completion of the Laurus financing. The warrant has an exercise price of $26.10 and expires in seven (7) years from its date of grant.

11.
On February 28, 2006, we entered into a financing agreement with Laurus.  As part of the financing arrangement, the $2,000,000 Convertible Term Note undertaken as part of this financing, provided for conversion, at the option of Laurus, of the amounts outstanding into the Company's common stock at a fixed conversion price of $0.85 per share. We have reserved 2,352,942 shares of our authorized common stock for issuance in connection with this conversion right.

12.
From August 19, 2005 through September 12, 2005, we sold to 9 accredited investors, a total of 250,000 Units, at $1.00 per Unit, each Unit consisting of: i) one share of Series A 8% Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), with each share of Series A Convertible Preferred Stock convertible into one share of common stock, beginning one year after we accepted a subscription to the Units, with an annual dividend on each share of Series A Convertible Preferred Stock of $.08, payable annually in cash, common stock or a combination of cash and common stock, at our option, in arrears, on each anniversary date of the issuance of the Series A Convertible Preferred Stock; and, ii) one half (1/2) of a redeemable warrant (the “Warrant[s]”) with each whole Warrant entitling the holder to purchase one share of common stock,  at an exercise price of $1.25, subject to adjustment, for a period of forty eight (48) months beginning one year from the date we accepted a subscription to the Units.  These Warrants are redeemable at a price of $0.05 per Warrant, if: i) at any time beginning one year after this offering is terminated, we file a registration statement with the United States Securities and Exchange Commission to register the Warrant Shares and such registration statement is declared “Effective”; and ii) we give not less than 30 days' notice to the Warrant holders, which we may do at any time after the closing bid price for the shares of common stock on the principal market on which the shares of common stock may trade, for any twenty consecutive trading days, has equaled or exceeded $1.50 per share.

13.
On June 30, 2005, we issued a total of 81,964 shares of common stock to 4 accredited investors.  The shares were issued pursuant to the conversion of convertible promissory notes that were issued by us between May 6 and May 27, 2005.  The convertible notes were for a three year term, paid interest at an annual rate of 8%, with principal and accrued interest convertible, at our option, into shares of common stock at $1.00 per share.  In addition, we issued a total of 40,847 warrants to purchase 40,847 shares of our common stock for a period of 3 years at an exercise price of $1.25 per share.

14.
From April 30, 2005 through May 31, 2005, we issued a total of 1,423,874 shares of common stock to 25 accredited investors.  The shares were issued pursuant to the conversion of convertible promissory notes that were issued by us between February 11 and April 8, 2005.  The convertible notes were for a three year term, paid interest at an annual rate of 8%, with principal and accrued interest convertible into shares of common stock at $1.00 per share upon our filing of an amendment to our Articles of Incorporation increasing our authorized common stock to 200,000,000.  In addition, we issued a total of 711,946 warrants to purchase 711,946 shares of our common stock for a period of 3 years at an exercise price of $1.25 per share.

15.
From April 12, 2005 through February 28, 2006, we issued a total of 892,212 shares of common stock to General Pacific Partners, LLC in payment of advisory services.  General Pacific Partners, LLC (“GPP”) is a single member Limited Liability company, whose single member is Kevin P. O’Connell, a former director of General Environmental Management, Inc. a Delaware corporation.

16.
On February 14, 2005, we issued a total of 18,896918 shares of common stock to 304 accredited investors, in exchange for all of the issued and outstanding common stock of General Environmental Management, Inc. a Delaware corporation (“GEM Delaware”).  The issuance of the stock was as a result of a reverse merger between Ultronics Acquisition Corporation, our wholly owned subsidiary formed for the purpose of the merger, and GEM Delaware. In accordance with the terms of the transaction, all outstanding convertible notes that were convertible into shares of GEM Delaware common stock were then convertible in to our common shares, and all outstanding warrants to purchase shares of common stock of GEM Delaware, were converted to warrants to purchase our common stock on a one for one basis. We then changed our name to General Environmental Management, Inc. on March 16, 2005.

17.
On December 28, 2004, we entered into a Settlement Agreement with Francis Passerelli, a former principal stockholder of Hazpak, pursuant to which, among other things, we issued 150,000 shares of GEM Delaware common stock.  The Settlement Agreement resolved certain claims made by Passerelli against us and current and former directors and stockholders of the Company.

18.
From March 4, 2004 through February 4, 2005, GEM Delaware sold a total of 2,963,500 shares of common stock at $1.00 per share to 77 accredited investors.  For each 2 shares purchased by the investors, the investors received one warrant to purchase one share of common stock at an exercise price of $1.25 per share for a period of three years from the date of the purchase.

19.
From February 27, 2004 through March 1, 2005, GEM Delaware issued a total of 1,776,856 shares of common stock to 80 accredited investors as a result of the exercise of warrants that were issued by Hazpak Environmental Services, Inc. (“Hazpak”) and GEM Delaware in 2003 (see #s 12, 13 below).  On February 1, 2004, GEM Delaware lowered the exercise price of the warrants from $1.10 to $1.00.  GEM Delaware received $1.00 per share issued.

20.
On February 12, 2005, GEM Delaware granted a total of 1,481,500 options to 67 employees and 2 consultants from GEM Delaware’s 2005 Equity Incentive Plan.  The options are exercisable at a price of $1.00 per share and may be exercised for the 8 year period from the date of the grant or within 90 days after the employee leaves the employ of the Company.

21.
On February 12, 2005, we issued to Timothy J. Koziol, our Chief Executive Officer, from our 2005 Equity Incentive Plan, 200,000 options to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share.

22.
On July 1, 2005, we issued to Brett M. Clark, our Chief Financial Officer, from our 2005 Equity Incentive Plan, 200,000 options to purchase 200,000 shares of our common stock at an exercise price of $1.30 per share.

23.
On April 1, 2005 we issued 6,000 options to three employees.  The exercise price for the options was $1.65 per share and was based on the closing market price on the date of issuance.  On July 1, 2005 we issued 83,000 options to seven employees.  The exercise price for the options was $1.30 per share and was based on the closing market price on the date of issuance.  On October 1, 2005 we authorized the issuance of 18,000 options to six employees.  The exercise price for the options was $1.17 per share and was based on the closing market price on the date of issuance.

24.
Between July 31, 2004 and October 31, 2005 GEM Delaware issued a total of 1,271,997 shares of its common stock to 16 investors who had converted their Secured Notes and accrued interest.  As of October 31, 2007 $500,000 of these notes and $23,564 of accrued interest remain outstanding and are convertible into 17,453 shares.

25.
Between August 8 and September 15, 2004, GEM Delaware issued 275,000 shares of its common stock to an accredited investor which had exercised warrants obtained in connection with the purchase of the Secured Notes.  The exercise price of the warrants was lowered by GEM Delaware to $.50 per share.

26.	Between December 31, 2004 and October 31, 2005 GEM Delaware issued 457,283 shares of its common stock to 4 accredited investors who had converted their Secured Notes and accrued interest,

27.	On February 23, 2005 we issued 12,500 shares of common stock to an accredited investor who exercised its warrants obtained as part of their purchase of the GEM Delaware Common.

28.
On July 7 and July 11, 2005, we issued 50,000 and 25,000, shares of common stock respectively, to 2 accredited investors who exercised their warrants obtained as part of their purchase of the GEM Delaware Common.  GEM Delaware had lowered the exercise price from $1.25 to $1.00 per share.

29.
During the fiscal year ended December 31, 2004, General Pacific Partners (GPP) a single member California LLC, whose managing member is Kevin P. O’Connell, performed various services for GEM Delaware.  GPP received 240,000 shares of common stock in partial payment of advisory fees owed.

Also during 2004, Billington Brown Acceptance, LLC (“Billington Brown”), whose managing member is Kevin P. O’Connell, made a loan to GEM Delaware totaling $78,837.  As partial compensation for the loan, Billington Brown received 80,584 warrants to purchase GEM Delaware common shares at $1.25 per share for a period of 3 years.  The loan plus accrued interest was paid by GEM Delaware issuing 80,583 shares of common stock.

During the fiscal year ended December 31, 2005, GPP performed various services for the Company. GPP earned $355,000 of advisory fees and converted $657,212 in advisory fees from current and previous years into 657,212 shares of the Company’s common stock.

 GPP also loaned us a total of $715,000, which were evidenced by a series of promissory notes.  The notes carry an interest rate of ten percent (10%) per annum.  As partial consideration for the loans, GPP received 357,500 warrants to purchase common shares of the Company at $1.25 per share for a term of 5 years.  As of December 31, 2005 none of the notes had been repaid.

During 2005 the Company issued to GPP 296,350 warrants to purchase the Company’s common stock at $1.00 per share.  These warrants originated from advisory fees related to financings of the Company.

ITEM 27.   EXHIBITS.

The following exhibits are included as part of this Form S-1A. References to "the Company" in this Exhibit List mean General Environmental Management, Inc., a Nevada corporation.

EXHIBIT NUMBER	DESCRIPTION
2.1	Articles of Incorporation of the Registrant *
3.1	Articles of Amendment of Articles of Incorporation of the Registrant *
3.2	Bylaws of the Registrant *
5.1	Opinion on legality **
10.1	Agreement & Plan of Merger, by and between Ultronics Corporation, Ultronics Acquisition Corporation and General Environmental Management, Inc., dated December 23, 2004 (1)
10.2	Security Agreement by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated February 28, 2006 (2)
10.3	Secured Convertible Term Note by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated February 28, 2006 (2)
10.4	Common Stock Purchase Warrant by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated February 28, 2006 (2)
10.5	Registration Rights Agreement by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated February 28, 2006 (2)
10.6	Stock Pledge Agreement by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated February 28, 2006 (2)
10.7	Funds Escrow Agreement by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated February 28, 2006 (2)
10.8	Gibraltar Financial Corporation Payoff Letter, dated March 3, 2006 (2)
10.9	Stock Purchase Agreement by and between K2M Mobile Treatment Services, Inc. and General Environmental Management, Inc., dated March 1, 2006 (3)
10.10
Securities Purchase Agreement by and between LV Administrative Services, Inc. as Administrative and Collateral Agent for the Purchasers and General Environmental Management, Inc., dated October 31, 2007 (4)

10.11	Amendment of, and Joinder to, Existing Financing Documents by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.12	Secured Convertible Term Note by and between Valens Offshore SPV II, Corp. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.13	Secured Convertible Term Note by and between Valens U.S. SPV I, LLC. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.14	Common Stock Purchase Warrant by and between Valens Offshore SPV II, Corp. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.15	Common Stock Purchase Warrant by and between Valens U.S. SPV I, LLC. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.16	Registration Rights Agreement by and between Valens Offshore SPV II, Corp. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.17	Registration Rights Agreement by and between Valens U.S. SPV I, LLC. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.18
Equity Pledge Agreement by and between LV Administrative Services, Inc. as Administrative and Collateral Agent for the Creditor Parties and General Environmental Management, Inc., dated October 31, 2007 (4)

10.19
Funds Escrow Agreement by and between General Environmental Management, Inc., a Nevada corporation, General Environmental Management, Inc., a Delaware corporation, General Environmental Management of Rancho Cordova, GEM Mobile Treatment Services, Inc., Valens U.S. SPV II, Corp, Valens Offshore SPV I, LLC., and Loeb & Loeb LLP, dated October 31, 2007 **

21.1	List of Subsidiaries **
23.1	Consent of Weinberg & Co P.A. **
23.2	Consent of de Castro P.C. (included in exhibit 5.1)**
24.1	Power of Attorney **
*      Previously Filed
**    Filed Herewith

(1)	As filed with the Commission on Form 8k dated December 23, 2004
(2)	As filed with the Commission on Form 8k dated March 7, 2006
(3)	As filed with the Commission on Form 8k dated March 16, 2006
(4)	As filed with the Commission on Form 8k dated November 6,2007

ITEM 28.   UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)           File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)            Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)           Include any additional or changed material information on the plan of distribution.

(2)           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)            File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)            For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction will be governed by the final adjudication of such issue.

(5)            Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement, will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Pomona, State of California, on  April 17,  2008.

GENERAL ENVIRONMENTAL MANAGEMENT, INC.

Signature	Title	Date

/s/ Timothy J. Koziol	Chairman of the Board and	April 17 , 2008
Timothy J. Koziol	Chief Executive Officer
(Principal Executive Officer) and Director

/s/ Brett M. Clark	Executive Vice President, Finance and	April 17, 2008
Brett M. Clark	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Clyde E. Rhodes, Jr.	Chief Compliance Officer,	April 17, 2008
Clyde E. Rhodes, Jr.	Executive Vice President of Compliance, Chief Compliance Officer , Secretary and Director

/s/ James P. Stapleton	Director	April 17, 2008
James P. Stapleton

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
2.1	Articles of Incorporation of the Registrant *
3.1	Articles of Amendment of Articles of Incorporation of the Registrant *
3.2	Bylaws of the Registrant *
5.1	Opinion on legality **
10.1	Agreement & Plan of Merger, by and between Ultronics Corporation, Ultronics Acquisition Corporation and General Environmental Management, Inc., dated December 23, 2004 (1)
10.2	Security Agreement by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated February 28, 2006 (2)
10.3	Secured Convertible Term Note by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated February 28, 2006 (2)
10.4	Common Stock Purchase Warrant by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated February 28, 2006 (2)
10.5	Registration Rights Agreement by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated February 28, 2006 (2)
10.6	Stock Pledge Agreement by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated February 28, 2006 (2)
10.7	Funds Escrow Agreement by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated February 28, 2006 (2)
10.8	Gibraltar Financial Corporation Payoff Letter, dated March 3, 2006 (2)
10.9	Stock Purchase Agreement by and between K2M Mobile Treatment Services, Inc. and General Environmental Management, Inc., dated March 1, 2006 (3)
10.10
Securities Purchase Agreement by and between LV Administrative Services, Inc. as Administrative and Collateral Agent for the Purchasers and General Environmental Management, Inc., dated October 31, 2007 (4)

10.11	Amendment of, and Joinder to, Existing Financing Documents by and between Laurus Master Fund, LTD. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.12	Secured Convertible Term Note by and between Valens Offshore SPV II, Corp. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.13	Secured Convertible Term Note by and between Valens U.S. SPV I, LLC. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.14	Common Stock Purchase Warrant by and between Valens Offshore SPV II, Corp. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.15	Common Stock Purchase Warrant by and between Valens U.S. SPV I, LLC. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.16	Registration Rights Agreement by and between Valens Offshore SPV II, Corp. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.17	Registration Rights Agreement by and between Valens U.S. SPV I, LLC. and General Environmental Management, Inc., dated October 31, 2007 (4)
10.18
Equity Pledge Agreement by and between LV Administrative Services, Inc. as Administrative and Collateral Agent for the Creditor Parties and General Environmental Management, Inc., dated October 31, 2007 (4)

10.19
Funds Escrow Agreement by and between General Environmental Management, Inc., a Nevada corporation, General Environmental Management, Inc., a Delaware corporation, General Environmental Management of Rancho Cordova, GEM Mobile Treatment Services, Inc., Valens U.S. SPV II, Corp, Valens Offshore SPV I, LLC., and Loeb & Loeb LLP, dated October 31, 2007 **

21.1	List of Subsidiaries **
23.1	Consent of Weinberg & Co P.A. **
23.2	Consent of de Castro P.C. (included in exhibit 5.1)**
24.1	Power of Attorney **
*      Previously Filed
**    Filed Herewith

(1)	As filed with the Commission on Form 8k dated December 23, 2004
(2)	As filed with the Commission on Form 8k dated March 7, 2006
(3)	As filed with the Commission on Form 8k dated March 16, 2006
(4)	As filed with the Commission on Form 8k dated November 6,2007